UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant           ☑
Filed by a Party other than the Registrant     ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Philadelphia Consolidated Holding Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value per share

(2)	Aggregate number of securities to which transaction applies:

(i) 71,651,610 shares of common stock (including 566,192 restricted shares), (ii) 5,918,555 options to purchase shares of common stock, and (iii) 1,893,867 stock appreciation rights related to common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (i) 71,651,610 shares of common stock multiplied by $61.50 per share, (ii) 5,918,555 options to purchase shares of common stock multiplied by $46.50 (which is the difference between $61.50 and the weighted average exercise price of $15.00 per share), and (iii) 1,893,867 stock appreciation rights related to common stock multiplied by $24.62 (which is the difference between $61.50 and the weighted average reference price of $36.88 per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003930 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$4,728,429,971

(5)	Total fee paid:

$185,827.30

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PHILADELPHIA CONSOLIDATED HOLDING CORP.
One Bala Plaza, Suite 100
Bala Cynwyd, Pennsylvania 19004

[ • ]

Dear Shareholder:

On behalf of the Board of Directors of Philadelphia Consolidated Holding Corp. (the “Company”), I am pleased to invite you to a special meeting of the shareholders of the Company to be held on [ • ] at [ • ], Philadelphia time. The special meeting will take place at the Hilton Philadelphia City Avenue, 4200 City Avenue, Philadelphia, Pennsylvania.

At the special meeting, we will ask you (i) to adopt the Agreement and Plan of Merger, dated as of July 22, 2008, among the Company, Tokio Marine Holdings, Inc. (“Tokio Marine”) and Tokio Marine Investment (Pennsylvania) Inc. (an indirect wholly owned subsidiary of Tokio Marine); (ii) to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the Agreement and Plan of Merger; and (iii) to consider such other business as may properly come before the meeting. If the merger is completed, each share of Company common stock issued and outstanding immediately prior to the merger will be converted into the right to receive $61.50 in cash, without interest and less any applicable withholding taxes, as more fully described in the accompanying proxy statement.

The Company’s Board of Directors has approved the merger, the Agreement and Plan of Merger and the other transactions contemplated by the Agreement and Plan of Merger, and has determined that the merger, the Agreement and Plan of Merger and the other transactions contemplated by the Agreement and Plan of Merger are advisable and in the best interests of the Company and our shareholders. The Board of Directors recommends that you vote “FOR” the proposal to adopt the Agreement and Plan of Merger and “FOR” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the Agreement and Plan of Merger.

The approval of the Agreement and Plan of Merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on the matter and present, in person or by proxy, at the special meeting. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the Agreement and Plan of Merger and the other transactions contemplated by the Agreement and Plan of Merger. We encourage you to carefully read the accompanying proxy statement.

Your vote is very important regardless of the number of shares of Company common stock that you own.

The enclosed proxy card contains instructions regarding voting. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote your shares using the separate voting instruction form furnished by your broker, bank or nominee.

Sincerely,

James J. Maguire, Jr.
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated [ • ], and is first being mailed to our shareholders on or about [ • ].

PHILADELPHIA CONSOLIDATED HOLDING CORP.
One Bala Plaza, Suite 100
Bala Cynwyd, Pennsylvania 19004

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Holders of Common Stock:

The special meeting of the shareholders of Philadelphia Consolidated Holding Corp. (the “Company”) will be held on [ • ] at [ • ], Philadelphia time, at the Hilton Philadelphia City Avenue, 4200 City Avenue, Philadelphia, Pennsylvania for the following purposes:

1. To adopt the Agreement and Plan of Merger, dated as of July 22, 2008, among the Company, Tokio Marine Holdings, Inc. and Tokio Marine Investment (Pennsylvania) Inc. (an indirect wholly owned subsidiary of Tokio Marine Holdings, Inc.);

2. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the Agreement and Plan of Merger; and

3. To consider such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only those persons who were holders of record of the Company’s common stock at the close of business on [ • ] will be entitled to notice of, to attend and to vote at, the special meeting and any adjournment or postponement thereof. As of the record date, there were [ • ] shares of Company common stock outstanding. Each shareholder is entitled to one vote for each common share owned on the record date. If you own shares through a broker or other nominee and you want to have your vote counted, you must instruct your broker or nominee to vote. The affirmative vote of a majority of the shares of the Company’s common stock entitled to vote and present, in person or by proxy, at the special meeting is required to adopt the Agreement and Plan of Merger and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the Agreement and Plan of Merger.

Our Board of Directors has approved the Agreement and Plan of Merger and the transactions contemplated by the Agreement and Plan of Merger, determined that the transactions contemplated by the Agreement and Plan of Merger are in the best interests of the Company and its shareholders and resolved to recommend that the Company’s shareholders vote in favor of the adoption of the Agreement and Plan of Merger.

The Board of Directors recommends that you vote “FOR” the proposal to adopt the Agreement and Plan of Merger and “FOR” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the Agreement and Plan of Merger.

By Order of the Board of Directors

Craig P. Keller
Secretary

[ • ]

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
The Parties to the Merger	1
The Merger	1
Structure of the Merger	1
Merger Consideration	1
Conditions to the Merger	2
Reasons for the Merger; Recommendation of the Board of Directors	2
Background of the Merger	2
The Special Meeting	3
Date, Time and Place	3
Matters to be Considered	3
Record Date and Quorum	3
Required Vote	3
Voting by Proxy	3
Revocability of Proxy	3
Adjournment and Postponement	4
Shares Owned by Directors and Executive Officers	4
Opinion of Merrill Lynch	4
Material United States Federal Income Tax Consequences	4
Effects on the Company and Our Shareholders If the Merger is Not Completed	5
Governmental and Regulatory Approvals	5
Interests of Our Directors and Executive Officers in the Merger	5
No Dissenters’ Rights	5
No Solicitation by the Company	6
Termination of the Merger Agreement	6
Termination Fees If the Merger Is Not Completed	6
Market Price of Company Common Stock and Dividend Data	6
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	7
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	12
THE SPECIAL MEETING	13
General; Date, Time and Place	13
Matters to Be Considered	13
Record Date and Quorum	13
Required Vote	13
Voting by Proxy; Revocability of Proxy	14
Effect of Abstentions and Broker Non-Votes	15
Solicitation of Proxies	15
Adjournments and Postponements	15
Shares Owned by Company Directors and Executive Officers	16
THE MERGER	16
Introduction	16
The Companies	16
Philadelphia Consolidated Holding Corp.	16
Tokio Marine Holdings, Inc.	17
Merger Sub	17
Background of the Merger	17
Reasons for the Merger	23
Recommendation of the Board of Directors	25
Opinion of Merrill Lynch	25

Historical Trading Analysis	27
Analysis of Selected Comparable Publicly Traded Companies	27
Precedent Transaction Analysis	28
Discounted Cash Flow Analysis	29
General	29
Material United States Federal Income Tax Consequences	30
Certain Effects of the Merger	32
Effects on the Company and Our Shareholders If the Merger Is Not Completed	32
Governmental and Regulatory Approvals	32
United States Antitrust Filing	32
Insurance Laws and Regulations	33
Interests of Our Directors and Executive Officers in the Merger	33
Stock Options	33
Stock Appreciation Rights	34
Restricted Shares	35
Insurance and Indemnification	35
Addenda to Employment Agreements	36
Voting and Support Agreements	37
Share Purchase Agreements	38
No Dissenters’ Rights	38
THE MERGER AGREEMENT	38
Structure of the Merger	38
Closing of the Merger	39
Merger Consideration and Conversion of the Company Common Stock	39
Treatment of Company Equity Awards	39
Options	39
Stock Appreciation Rights	39
Restricted Shares	39
Performance Awards	39
Treatment of the Company’s Employee Stock Purchase Plans	39
Exchange of Share Certificates	40
Representations and Warranties	40
Covenants Relating to Conduct of Business	42
Regulatory Approvals	45
No Solicitations by the Company	45
Changes in the Company’s Recommendation	46
Employee Benefits and Plans	46
Indemnification and Insurance	47
Other Covenants and Agreements	47
Conditions to the Closing of the Merger	47
Transaction Fees and Expenses	48
Termination of the Merger Agreement	49
Termination Fee	50
Governing Law	51
Amendments, Extensions and Waivers of the Merger Agreement	51
MARKET PRICE OF THE COMMON STOCK AND DIVIDEND DATA	51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	52
PROPOSALS OF SHAREHOLDERS	53
HOUSEHOLDING ISSUES	54
OTHER MATTERS	54
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION	54

ii

SUMMARY TERM SHEET

Except as otherwise specifically noted, “Company,” “we,” “our,” “us” and similar words in this proxy statement refer to Philadelphia Consolidated Holding Corp. In addition, we refer to Tokio Marine Holdings, Inc. as “Tokio Marine” and to Tokio Marine Investment (Pennsylvania) Inc. as “Merger Sub.” We refer to the Agreement and Plan of Merger, dated as of July 22, 2008, among the Company, Tokio Marine, and Merger Sub, as it may be amended from time to time, as the “merger agreement,” and the merger contemplated by the merger agreement as the “merger.”

This summary term sheet highlights only selected information from this proxy statement and may not contain all of the information that is important to you as a shareholder. We encourage you to carefully read this entire document and the documents to which we have referred you, including the appendices to this proxy statement, for a more complete understanding of the matters being considered at the special meeting. The information contained in this summary is qualified in its entirety by the more detailed information contained in this proxy statement. Page references are included in parentheses to direct you to a more complete discussion of the topics presented in this summary.

The Parties to the Merger (page 16)

The Company, Philadelphia Consolidated Holding Corp., a Pennsylvania corporation headquartered in Bala Cynwyd, Pennsylvania, through its subsidiaries, designs, markets, and underwrites specialty commercial and personal property and casualty and insurance products for select markets or niches by offering differentiated products through multiple distribution channels. We operate solely within the United States through our 13 regional and 34 field offices. The organization has 47 offices strategically located across the United States. We generate most of our revenues through the sale of commercial property and casualty insurance policies.

Tokio Marine, Tokio Marine Holdings, Inc., a Japanese corporation headquartered in Tokyo, Japan, is engaged through its subsidiaries in the business of underwriting, marketing, and distributing property and casualty insurance (including voluntary automobile and compulsory automobile liability, fire and allied lines, personal accident, cargo and transit and hull insurance), life insurance and “third sector” insurance lines, which do not fall within the traditional life and property and casualty insurance lines, in Japan and overseas. Its main subsidiaries include Tokio Marine & Nichido Life Insurance Co., Ltd. and Tokio Marine & Nichido Fire Insurance Co., Ltd., which is the immediate parent company of Merger Sub.

Merger Sub, Tokio Marine Investment (Pennsylvania) Inc., is a Pennsylvania corporation that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It is an indirect wholly owned subsidiary of Tokio Marine. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The Merger (page 16)

• Structure of the Merger (page 38)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company. As a result of the merger, we will become an indirect wholly owned subsidiary of Tokio Marine.

• Merger Consideration (page 39)

In the merger, for each share of Company common stock you hold immediately prior to the merger, you will receive $61.50 in cash, without interest. In addition, equity based awards will be treated as follows in the merger:

•	At the effective time of the merger, all outstanding stock options, whether or not fully vested, will be cancelled and the holders of such options will be paid an amount equal to the product of (x) the excess, if any, of $61.50 over the exercise price of the applicable options times (y) the number of shares for which the options are exercisable.

•	At the effective time of the merger, each outstanding stock appreciation right, referred to as SARs, whether or not fully vested, will be paid an amount equal to the product of (x) the excess, if any, of $61.50 over the reference price per share for the SARs times (y) the number of shares subject to the SARs.

•	Immediately prior to the effective time of the merger, the Company will waive all restrictions and vesting conditions applicable to restricted shares, whether or not fully vested, and the holders of any outstanding restricted shares will be paid $61.50 per restricted share.

•	At the effective time of the merger, outstanding performance shares granted by the Company will be cancelled, whether vested or unvested, and the holders will be paid $61.50 in cash for each performance share held.

•	Immediately prior to the effective time of the merger, the Company will waive any vesting or holding conditions or restrictions applicable to any shares issued under any of our four employee stock purchase plans, which we refer to as the “ESPP Shares,” and the holders of the ESPP Shares will be paid $61.50 in cash for each ESPP Share. All loans that are outstanding in respect of the ESPP Shares will be immediately due and payable and may be paid from the consideration received for the ESPP Shares.

In the case of the conversion and cancellation of equity based awards, applicable withholding taxes will be subtracted from the amounts payable.

• Conditions to the Merger (page 47)

Before the merger can be completed, a number of conditions must be satisfied or waived. These include:

•	adoption of the merger agreement by a majority of the issued and outstanding shares of Company common stock entitled to vote on the matter and present, in person or by proxy, at the special meeting;

•	termination or expiration of any applicable waiting period (or any extension) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the “HSR Act”;

•	the absence of any legal prohibitions against the merger;

•	approval of the merger by the Financial Services Agency of Japan and the insurance departments of the Commonwealth of Pennsylvania and the State of Florida; and

•	material compliance by both the Company and Tokio Marine with their representations, warranties and covenants under the merger agreement.

We expect to complete the merger shortly after all conditions to the merger have been satisfied or waived. We anticipate the completion of the merger in the fourth quarter of 2008, but we cannot be certain when or if the conditions to the closing of the merger will be satisfied or, to the extent permitted, waived.

• Reasons for the Merger; Recommendation of the Board of Directors (page 23)

Our Board of Directors has approved the merger agreement and determined that the merger is fair to and in the best interests of the Company and its shareholders. Our Board of Directors recommends that shareholders vote “FOR” the adoption of the merger agreement at the special meeting. Our Board of Directors also recommends that you vote “FOR” the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the merger agreement.

• Background of the Merger (page 17)

A description of the process we undertook, which led to the proposed merger, including our discussions with Tokio Marine, is included in the proxy statement under “The Merger — Background of the Merger.”

The Special Meeting (page 13)

• Date, Time and Place (page 13)

The special meeting will be held on [ • ] at [ • ], Philadelphia time, at the Hilton Philadelphia City Avenue, 4200 City Avenue, Philadelphia, Pennsylvania.

• Matters to be Considered (page 13)

You will be asked to consider and vote upon (a) a proposal to adopt the merger agreement, (b) a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the merger agreement and (c) the transaction of such other business as may properly come before the special meeting. If any other matters are properly presented at the special meeting for action, the persons named in the enclosed proxy will have discretion to vote on such matters in accordance with their best judgment.

• Record Date and Quorum (page 13)

If you own shares of Company common stock at the close of business on [ • ], the record date for the special meeting, you will be entitled to vote at the special meeting. You have one vote for each share of Company common stock owned on the record date. As of [ • ], there were [ • ] shares of Company common stock outstanding.

• Required Vote (page 13)

Adoption of the merger agreement and approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the merger agreement, require the affirmative vote of a majority of the issued and outstanding shares of Company common stock entitled to vote on the matter and present, in person or by proxy, at the special meeting. If you do not submit your proxy, we may not have a quorum at the special meeting and, consequently, we may have to adjourn or postpone the special meeting until a quorum is present in person or by proxy. Abstentions and broker non-votes will be counted only for the purpose of determining whether a quorum is present. If your proxy card is signed and returned without specifying a vote or abstention on any proposal, it will be voted in accordance with the Board of Directors’ recommendations on each proposal.

The Board of Directors urges you to complete, date, sign and return the accompanying proxy card, or to submit your proxy by telephone or through the Internet by following the instructions included with your proxy card, or, in the event you hold your shares through a broker or other nominee, by following the separate voting instructions received from your broker or nominee. If you intend to submit your proxy by telephone or through the Internet, you must do so no later than [ • ], Philadelphia time on [ • ], and if you intend to submit your proxy by mail, it must be received by the Company prior to the commencement of voting at the special meeting.

• Voting by Proxy (page 14)

If you are a record holder of shares of Company common stock, that is, if you hold your shares of Company common stock in your name, the enclosed proxy represents the number of shares held of record by you.

You may submit your proxy by mail, by telephone or through the Internet. Instructions for submitting your proxy are included on the proxy card.

If you hold your shares through a broker or other nominee, you should follow the separate voting instructions, if any, provided by your broker or other nominee. Your broker or nominee may provide for proxy submission through the Internet or by telephone. Please contact your broker or nominee to determine the process for voting your shares held through a broker or other nominee.

• Revocability of Proxy (page 14)

You may revoke your proxy at any time before it is voted, except as otherwise described below.

If you are a record holder of our common stock, you may revoke your proxy before it is voted by:

•	submitting a later-dated proxy by mail, over the telephone or through the Internet;

•	sending a written notice of revocation of your proxy to the Secretary of the Company so that it is delivered before the taking of the vote at the special meeting to:

Philadelphia Consolidated Holding Corp.
One Bala Plaza, Suite 100
Bala Cynwyd, Pennsylvania 19004
Attention: Craig P. Keller; or

•	attending the special meeting and voting in person.

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the institution that holds your shares to be able to vote in person at the special meeting and you must follow instructions provided by them for revoking your proxy.

• Adjournment and Postponement (page 15)

Although it is not currently expected, the special meeting may be adjourned or postponed if a quorum is not present or for the purpose of soliciting additional proxies if there are insufficient votes present, in person or by proxy, at the time of the special meeting to approve the merger agreement. If the special meeting is adjourned or postponed, no notice of the adjourned or postponed meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned or postponed. The record date will not change due to an adjournment or postponement unless the Board of Directors, in its discretion, establishes a new record date.

Shares Owned by Directors and Executive Officers (page 16)

As of [ • ], our directors and executive officers beneficially owned approximately [ • ]% of the outstanding shares of Company common stock (including options exercisable within 60 days).

Opinion of Merrill Lynch (page 25 and Appendix B)

Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as “Merrill Lynch,” has delivered its opinion, dated July 22, 2008, to the Board of Directors that, as of such date, the consideration to be received by the holders of shares of Company common stock in the merger was fair, from a financial point of view, to the holders of such shares of Company common stock.

The full text of the Merrill Lynch opinion is attached to this proxy statement as Appendix B. Shareholders are urged to read the Merrill Lynch opinion in its entirety. Merrill Lynch provided its opinion for the information and assistance of the Board of Directors in connection with its consideration of the proposed merger. The Merrill Lynch opinion addresses only the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be received by the holders of the Company common stock in the proposed merger, and does not address any other aspect of the merger nor any other matter. The Merrill Lynch opinion is not intended to be and does not constitute a recommendation to any shareholder as to how to vote on the merger or any other matter and should not be relied upon by any shareholder as a recommendation.

Material United States Federal Income Tax Consequences (page 30)

The merger will be a taxable transaction for United States federal income tax purposes to United States holders of shares of Company common stock. For United States federal income tax purposes, you generally will recognize gain or loss from the merger in an amount equal to the difference between the amount of cash you receive in the merger and the aggregate adjusted tax basis of your shares of Company common stock.

Effects on the Company and Our Shareholders If the Merger is Not Completed (page 32)

If the merger is not approved by our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain an independent public company. In addition, if the merger agreement is terminated under certain circumstances, the Company will be obligated to pay a $141,000,000 termination fee to Tokio Marine and be required to pay up to $15,000,000 of Tokio Marine’s expenses in connection with the proposed merger.

Governmental and Regulatory Approvals (page 32)

Under the provisions of the HSR Act, the merger may not be completed until we and Tokio Marine have made certain filings with the United States Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. On August 18, 2008, we and Tokio Marine filed notification reports under the HSR Act with the Federal Trade Commission and the Department of Justice.

The insurance laws and regulations of Pennsylvania and Florida generally require that, prior to the acquisition of an insurance company domiciled in those respective jurisdictions, the acquiring company must obtain the approval of the insurance departments of those jurisdictions. On August 12, 2008, Tokio Marine made the filings requesting such approval with the insurance regulator of the Commonwealth of Pennsylvania and on August 14, 2008 with the insurance regulator of the State of Florida, the jurisdictions in which the Company’s insurance subsidiaries are domiciled.

The Insurance Business Act of Japan requires Tokio Marine to file a prior notification with, and Tokio Marine & Nichido Fire Insurance Co., Ltd. to obtain the prior approval of, the Financial Services Agency of Japan, which we refer to as the “JFSA,” in connection with the merger. Each of Tokio Marine and Tokio Marine & Nichido Fire Insurance Co., Ltd. intends to file the necessary notification or application, as applicable, with the JFSA promptly after all other necessary regulatory approvals are obtained.

Although the Company and Tokio Marine do not expect these regulatory authorities to disapprove of the merger, there is no assurance that the Company and Tokio Marine will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on the Company or Tokio Marine.

Interests of Our Directors and Executive Officers in the Merger (page 33)

Our directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Company shareholders. These interests include:

•	vesting and cash-out of all stock options and stock appreciation rights, whether vested or unvested, held by our executive officers and directors;

•	vesting and cash-out of all restricted stock grants held by our executive officers and directors;

•	continued indemnification and insurance coverage for our executive officers and directors; and

•	agreements with our executive officers that, among other things, provide for periodic retention bonuses in the event the executive officers remain employees of the surviving corporation for certain periods of time, 280G reimbursements and extensions of the term of employment agreements.

In addition, the Company’s named executive officers and certain entities controlled by them have entered into voting agreements to approve the merger, and named executive officers have entered into agreements to purchase shares of Tokio Marine with a portion of their proceeds from the merger.

No Dissenters’ Rights (page 38)

Pursuant to Section 1571 of the Pennsylvania Business Corporation Law, no dissenters’ rights will apply in connection with the merger.

No Solicitation by the Company (page 45)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the Company or our subsidiaries. However, under certain circumstances and subject to certain conditions, our Board of Directors may, prior to the approval of the merger by our shareholders, respond to a superior proposal, change its recommendation concerning the merger and enter into an agreement with respect to a superior proposal after paying Tokio Marine the applicable termination fee and expense reimbursement specified in the merger agreement.

Termination of the Merger Agreement (page 49)

The merger agreement may be terminated and the transactions contemplated by the merger agreement abandoned at any time prior to the closing of the merger under certain circumstances, including by mutual written consent of the Company and Tokio Marine, or by either the Company or Tokio Marine if specified conditions have not been met. Please see the section of this proxy statement entitled “The Merger Agreement — Termination of the Merger Agreement” for additional information.

Termination Fees If the Merger Is Not Completed (page 50)

If the merger agreement is terminated under certain circumstances, we must pay Tokio Marine a termination fee of $141,000,000 and pay up to $15,000,000 of Tokio Marine’s expenses in connection with the proposed merger. For more information on the termination fee, please see the section of this proxy statement entitled “The Merger Agreement — Termination Fee.”

Market Price of Company Common Stock and Dividend Data (page 51)

Our common stock is listed on The NASDAQ Stock Market, which we refer to as “NASDAQ,” under the trading symbol “PHLY.” On July 22, 2008, which was the last trading day before the Company announced the signing of the merger agreement, our common stock closed at $35.55 per share. On [ • ], which was the last trading day before the printing of this proxy statement, our common stock closed at $[ • ] per share. On June 23, 2008 and April 22, 2008, which were the trading days one month and three months prior to the announcement of the signing of the merger agreement, respectively, our common stock closed at $34.73 and $31.79, respectively.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder. You should read the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.

Q.	What is the proposed transaction?

A.	The proposed transaction is the merger of Merger Sub with and into the Company, with the Company being the surviving entity. The Merger Sub is currently an indirect wholly owned subsidiary of Tokio Marine. As a result of the merger, the Company will become an indirect wholly owned subsidiary of Tokio Marine, Company common stock will cease to be listed on NASDAQ, we will not be publicly traded and Company common stock will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.”

Q.	What is the purpose of the special meeting and on what am I being asked to vote?

A.	At the special meeting, you are being asked to vote on a proposal to adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement as Appendix A. Under the terms and conditions of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity. Each outstanding share of Company common stock will be converted into the right to receive $61.50 in cash. As a result of the merger, we will become an indirect wholly owned subsidiary of Tokio Marine, Company common stock will cease to be listed on NASDAQ, we will not be publicly traded and Company common stock will be deregistered under the Exchange Act.

In addition, you are being asked to vote on a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the merger agreement.

Q.	Who sent me this proxy statement?

A.	Our Board of Directors sent you this proxy statement and proxy card. We began mailing this proxy statement and proxy card on or about [ • ]. We will pay for this solicitation. Officers, directors or employees of the Company or our subsidiaries may solicit proxies, for no additional compensation, by telephone, facsimile, electronic mail or in person. We may request that brokerage houses and other custodians, nominees and fiduciaries forward soliciting material to the beneficial owners of Company common stock, and we will reimburse them for their related expenses. In addition, we have retained Georgeson Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians and nominees. We expect to pay Georgeson Inc. a base fee of $8,000, subject to adjustment if we request Georgeson Inc. provide telephonic solicitation and voting services, and to reimburse Georgeson Inc. for its reasonable out-of-pocket costs and expenses incurred in connection with the solicitation.

Q.	If the merger is completed, what will I receive for my Company common stock?

A.	You will be paid $61.50 in cash, without interest, for each share of Company common stock that you own.

Q.	If the merger is completed and I am a holder of options, stock appreciation rights, or restricted shares, what will I receive for my options?

A.	If the merger is completed and you hold options, stock appreciation rights, or restricted shares, you will be paid $61.50 in cash, without interest, for each share represented by your rights and awards, less any amounts you owe to the Company, such as the exercise price or reference price of those rights and awards, and less any applicable withholding taxes.

Q.	How do the Company’s directors and executive officers intend to vote?

A.	Each of our directors and executive officers has informed us that he or she currently intends to vote all of his or her shares of Company common stock “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the merger agreement.

Each of James J. Maguire, James J. Maguire, Jr., Christopher J. Maguire, Sean S. Sweeney and Craig P. Keller, whom we refer to as the “named executive officers,” some of whom are also directors, as well as each of certain trusts and entities controlled by various named executive officers, has entered into a voting agreement with Tokio Marine in which each committed to vote in favor of the merger and against any competing proposal. The shareholders who entered into voting agreements collectively own, as of [ • ], approximately [ • ]% of the outstanding shares of Company common stock entitled to vote at the special meeting. The voting agreements will terminate on the earlier of (1) the date and time at which the shareholders vote on the adoption of the merger agreement or (2) the termination of the merger agreement in accordance with its terms. For a more complete description of the voting agreement, please see the section of this proxy statement entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger — Voting and Support Agreements.”

Our directors and executive officers who were not asked to enter into the voting agreement with Tokio Marine have the right to vote approximately [ • ]% of the shares of Company common stock entitled to vote at the special meeting.

Q.	Why did I receive this proxy statement and proxy card?

A.	You received this proxy statement and proxy card because you are being asked to attend the special meeting and because you owned our common stock as of [ • ], which we refer to as the record date.

You should carefully read this proxy statement, including its appendices and the other documents we refer to in this proxy statement, because they contain important information about the merger, the merger agreement and the special meeting. The enclosed voting materials allow you to vote your stock without attending the special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares of Company common stock are voted. You may also be able to submit your proxy related to each proxy card through the Internet or by telephone. Details are outlined in the enclosed proxy card.

Q.	When and where is the special meeting?

A.	The special meeting will be held at [ • ], Philadelphia time, on [ • ] at the Hilton Philadelphia City Avenue, 4200 City Avenue, Philadelphia, Pennsylvania.

Q.	What vote is required to adopt the merger agreement and approve the merger?

A.	In order for the merger agreement to be adopted and for the special meeting to be adjourned or postponed, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the merger agreement, a majority of the issued and outstanding common stock entitled to vote and present, in person and by proxy, at the special meeting must vote “FOR” the approval and adoption of each proposal. Each share of Company common stock outstanding on the record date is entitled to one vote. On the record date, there were [ • ] shares of Company common stock, no par value, outstanding.

Q.	What do I need to do now?

A.	After reading and considering the information contained in this proxy statement, please sign, date and submit your proxy as soon as possible. You may submit your proxy by signing, dating and returning the enclosed proxy card. You may also submit your proxy through the Internet or by telephone. If you intend to submit your proxy by telephone or the Internet you must do so no later than [ • ], Philadelphia time, on [ • ], and if you intend to submit your proxy by mail it must be received by the Company before commencement of voting at the special meeting. Details are outlined in the enclosed proxy card. In addition, if you hold your shares through a broker or other nominee, you may be able to submit your proxy through the Internet or by telephone in accordance with instructions provided by your broker or nominee.

Q.	How does the Board of Directors recommend that I vote?

A.	The Board of Directors recommends that you vote “FOR” the adoption of the merger agreement because the Board of Directors believes that the merger agreement is fair to and in the best interests of the Company and its shareholders, and “FOR” the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the merger agreement. For a more complete description of the Board of Directors’ reasons for recommending the adoption of the merger agreement, please see the section of this proxy statement entitled “The Merger — Reasons for the Merger.”

Q.	Do any of the Company’s executive officers or directors have any interests in the merger that may differ from, or be in addition to, my interests as a shareholder?

A.	Yes. In considering the recommendation of the Board of Directors to vote for the adoption of the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. For descriptions of these interests, please see the section of this proxy statement entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger.”

Q.	How do I submit my proxy?

A.	If you are a record holder of our common stock, you have four voting options:

•	Internet: You can submit your proxy over the Internet at the Internet address shown on your proxy card. Internet voting is available 24 hours a day. If you have access to the Internet, we encourage you to vote this way. If you vote over the Internet, do not return your proxy card.

•	Telephone: You can submit your proxy by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, do not return your proxy card.

•	Proxy Card: You can submit your proxy by signing, dating and mailing your proxy card in the postage-paid envelope provided.

•	Vote in Person: You can attend the special meeting and vote at the meeting.

If you hold your shares through a broker or other nominee, you should follow the separate voting instructions, if any, provided by the broker or other nominee. Your broker or nominee may provide for proxy submission through the Internet or by telephone. Please contact your broker or nominee for additional information on the procedure for voting those shares of the Company’s common stock.

If a proxy is properly submitted by any of these methods, and is not subsequently revoked, your shares will be voted in accordance with the instructions you provide.

Q.	What happens if I do not return my proxy card, submit my proxy via the Internet or telephone or attend the special meeting and vote in person?

A.	Because the affirmative vote of a majority of the issued and outstanding common stock entitled to vote and present, in person and by proxy, at the special meeting is needed to adopt the merger agreement and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to permit further solicitation of proxies, the failure to submit your proxy or to vote may result in us not having a quorum at the special meeting and, consequently, we may have to adjourn or postpone the special meeting until a quorum is present in person or by proxy.

The Board of Directors urges you to complete, date, sign and return the accompanying proxy card, or to submit a proxy by telephone or through the Internet by following the instructions included with your proxy card, or, in the event you hold your stock through a broker or other nominee, by following the separate voting procedure provided by your broker or nominee.

Q.	What if I sign and return my proxy card without specifying a vote or an abstention?

A.	If you sign and return a proxy card without specifying a vote or an abstention, your shares will be voted in accordance with the Board of Directors’ recommendations, which are “FOR” the adoption of the merger agreement, and “FOR” approving the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the merger agreement.

Q.	May I change my vote after I have voted?

A.	Yes. If you are a record holder, you may revoke your proxy at any time before it is voted at the special meeting using any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet. If you submit your later-dated proxy by telephone or through the Internet, you must do so no later than [ • ], Philadelphia time, on [ • ], and if you submit your later-dated proxy by mail, it must be received by the Company before the commencement of voting at the special meeting.

•	Sending a written notice of revocation to the Secretary of the Company that is delivered before the taking of the vote at the special meeting to:

Philadelphia Consolidated Holding Corp.
One Bala Plaza, Suite 100
Bala Cynwyd, Pennsylvania 19004
Attention: Craig P. Keller, Secretary

•	Attending the special meeting and voting in person.

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the institution that holds your shares to be able to vote at the special meeting and, if you wish to revoke your proxy, you must follow instructions provided by them for revoking your proxy.

Q.	If my broker or bank holds my shares in “street name,” will my broker or bank vote my shares for me?

A.	No. Your broker or bank will not be able to vote your shares without instructions from you. You should instruct your bank or broker to vote your shares following the procedure provided by your bank or broker.

Q.	When is the merger expected to be completed?

A.	We are working toward completing the merger as promptly as possible. We expect to complete the merger in the fourth quarter of 2008, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until a number of conditions are satisfied, including the adoption of the merger agreement by the Company’s shareholders at the special meeting, approval of the merger by the insurance departments of the Commonwealth of Pennsylvania and the State of Florida, approval of the merger by the JFSA and the early termination of the waiting period under the HSR Act.

Q.	Should I send in my stock certificates now?

A.	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive your cash payment. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled as a result of the merger. Please do not send in any stock certificates with your proxy card.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and the Company’s common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, the Company will be required to pay Tokio Marine a termination fee in the amount of $141,000,000 and reimburse Tokio Marine for up to $15,000,000 of its out-of-pocket expenses in connection with the merger, as described under “The Merger Agreement — Termination of the Merger Agreement” and “Termination Fee.”

Q.	Will I owe taxes as a result of the merger?

A.	Yes, if you recognize taxable gain. The merger will be a taxable transaction for United States federal income tax purposes to United States holders of Company common stock, including holders of options to purchase Company common stock. As a result, to the extent you recognize income or taxable gain, the cash you receive in the merger in exchange for your Company common stock or in exchange for your options or warrants to purchase Company common stock will be subject to United States federal income tax and also may be taxed under applicable state, local and foreign income and other tax laws. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive in the merger and the aggregate adjusted tax basis of your Company common stock. Please see the section of this proxy statement entitled “The Merger — Material United States Federal Income Tax Consequences” for a more detailed explanation of the tax consequences of the merger. You are urged to consult your own tax advisor to determine the particular tax consequences to you upon the receipt of cash in exchange for Company common stock pursuant to the merger, including the application and effect of any state, local or foreign income and other tax laws.

Q.	Who can help answer my other questions?

A.	If you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact Joseph Barnholt, Assistant Vice President, Finance and Tax Reporting, Investor Relations at (610) 617-7626. If your broker holds your shares, you should also call your broker for additional information.

Q.	Where can I find more information about the Company?

A.	We file reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the “SEC.” These filings are available to the public at the SEC’s website, http://www.sec.gov. Our website, http://www.phly.com, has copies of these filings as well. Our common stock is listed on NASDAQ under the symbol “PHLY” and you may inspect our filings at the SEC’s public reference facilities. For a more detailed description of the information available, please see the section of this proxy statement entitled “Where You Can Obtain Additional Information.”

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this proxy statement may contain statements that are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms such as: “expect(s),” “intend(s),” “may,” “plan(s),” “should,” “believe(s),” “anticipate(s),” “will,” “project(s),” “estimate(s),” “continue,” “potential,” “opportunity,” “on track,” or similar terms. We or our representatives may also make similar forward-looking statements from time to time orally or in writing. We cannot guarantee that we will achieve these plans, intentions or expectations, including completing the merger on the terms summarized in this proxy statement. All statements regarding our expected financial position and business are forward-looking statements. The reader is cautioned that these forward-looking statements are subject to a number of risks, uncertainties, or other factors that may cause (and in some cases have caused) actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•	the risk that the merger may not be consummated in a timely manner, if at all;

•	the occurrence of events, changes or other circumstances that could give rise to the termination of the merger agreement, including under circumstances which would require us to pay Tokio Marine a termination fee of $141,000,000 and documented out-of-pocket expenses of up to $15,000,000;

•	we may be unable to obtain the shareholder approval required for the merger;

•	conditions to the closing of the merger may not be satisfied or waived, or the merger agreement may be terminated before closing;

•	our businesses may suffer as a result of uncertainty surrounding the merger;

•	the announcement of the merger could have a negative effect on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	risks regarding employee retention;

•	diversion of management’s attention from our ongoing business operations;

•	our industry may be subject to future regulatory or legislative actions that could adversely affect us and our business;

•	we may be adversely affected by other economic, business and/or competitive factors; and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-K and Form 10-Q, which discuss these and other important risk factors concerning our operations.

These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. The Company operates in a continually changing business environment and new factors emerge from time to time. We cannot predict such factors nor can we assess the impact, if any, of such factors on our financial position or our results of operations. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Additional factors that may affect the future results of the Company are provided in our filings with the SEC, which are available at http://www.sec.gov/ or at http://www.phly.com/. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All forward-looking statements included in this proxy statement speak only as of the date of this proxy statement and all forward-looking statements incorporated by reference into this proxy statement speak only as of the date of the document in which they were included. We expressly disclaim any obligation to release publicly any revision or updates to any forward-looking statements, except to the extent required by law. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

All information contained in this proxy statement concerning Tokio Marine, Merger Sub and their affiliates has been supplied by Tokio Marine and has not been independently verified by us.

THE SPECIAL MEETING

General; Date, Time and Place

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Company’s Board of Directors for use at the special meeting to be held at [ • ], Philadelphia time, on [ • ] at the Hilton Philadelphia City Avenue, 4200 City Avenue, Philadelphia, Pennsylvania.

Matters to Be Considered

The purpose of the special meeting will be to consider and vote upon a proposal to adopt the merger agreement. In addition, we are also asking for you to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the merger agreement. If any other matters are properly presented at the special meeting for action, the persons named in the enclosed proxy will have discretion to vote on such matters in accordance with their best judgment.

Record Date and Quorum

The holders of record of Company common stock as of the close of business on [ • ], the record date, will be entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. As of the record date, there were [ • ] shares of Company common stock outstanding.

A quorum of shareholders is necessary to take action at the special meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on the particular matter constitutes a quorum. Votes cast in person or by proxy at the special meeting will be tabulated by the judge of election appointed for the special meeting. The judge of election will determine whether a quorum is present at the special meeting. In the event that a quorum is not present at the special meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting, unless the holder is present solely to object at the beginning of the special meeting to the transaction of any business because the meeting is not lawfully called or convened. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum will have to be established.

The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your Company common stock after the record date but before the special meeting, you will retain the right to vote at the special meeting, but you will have transferred the right to receive the merger consideration. To receive the merger consideration, you must beneficially own your common stock through the completion of the merger.

Required Vote

Each outstanding share of Company common stock on the record date entitles the holder to one vote at the special meeting. Completion of the merger requires, among other conditions, the adoption of the merger agreement by the affirmative vote of a majority of the issued and outstanding shares of Company common stock entitled to vote and present, in person or by proxy, at the special meeting. In the event the special meeting will need to be adjourned or postponed, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the merger agreement, the affirmative vote of a majority of the issued and outstanding shares of Company common stock entitled to vote and present, in person or by proxy, at the special meeting will be required.

Voting by Proxy; Revocability of Proxy

Each copy of this proxy statement mailed to shareholders of the Company is accompanied by a form of proxy and a return envelope. Instead of attending the special meeting and voting your shares in person, you may choose to submit your proxies by any of the following methods:

•	Internet: You can submit your proxy over the Internet at the Internet address shown on your proxy card. Internet voting is available 24 hours a day. If you have access to the Internet, we encourage you to vote this way. If you vote over the Internet, do not return your proxy card.

•	Telephone: You can submit your proxy by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, do not return your proxy card.

•	Proxy Card: You can vote by signing, dating and mailing your proxy card in the postage-paid envelope provided.

•	Vote in Person: You can attend the special meeting and vote at the meeting.

If you hold your shares through a broker or other nominee, you should follow the separate voting instructions, if any, provided by the broker or other nominee with the proxy statement. Your broker or nominee may provide proxy submission through the Internet or by telephone. Please contact your broker or nominee to determine the process for voting your shares held through a broker or other nominee.

You can revoke your proxy at any time before the vote is taken at the special meeting, except as otherwise described below. If you do not hold your shares of Company common stock through a broker or other nominee, you may revoke your proxy before the proxy is voted by:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•	Sending a written notice to the Secretary of the Company. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the special meeting to:

Philadelphia Consolidated Holding Corp.
One Bala Plaza, Suite 100
Bala Cynwyd, Pennsylvania 19004
Attention: Craig P. Keller, Secretary

•	Attending the special meeting and voting in person. Your attendance at the special meeting will not in and of itself revoke your proxy. You must also vote your shares of Company common stock at the special meeting. If your shares are held in the name of a bank, broker, nominee or other holder of record, you must obtain a proxy, executed in your favor, from the institution that holds your shares to be able to vote at the special meeting.

If your shares of Company common stock are held in street name, you should follow the instructions of your broker or nominee regarding the revocation of proxies. If your broker or nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a new proxy by telephone or through the Internet.

All shares represented by valid, unrevoked proxies we receive through this solicitation will be voted in accordance with your instructions on the proxy card, or if you do not include such instructions, your shares will be voted in accordance with the recommendations of our Board of Directors, “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the merger agreement. If you vote your shares of Company common stock by telephone or through the Internet, your shares will be voted at the special meeting as instructed.

If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incidental to the conduct of the special meeting, such as a motion to adjourn or postpone in the absence of a quorum or a motion to adjourn or postpone for other reasons, including to solicit additional votes in favor of adoption of the merger agreement. However, proxies that indicate a vote against the adoption of the merger agreement or against any adjournment or postponement of the special meeting will not be voted in favor of any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the merger agreement.

Please do NOT send stock certificates with your proxy card. If the merger is completed, record holders of our common stock will receive a letter of transmittal with instructions informing them how to send in any stock certificates to the paying agent in order to receive the shareholder’s cash payment. Shareholders should use the letter of transmittal to exchange stock certificates for the cash payment to which they are entitled as a result of the merger.

Effect of Abstentions and Broker Non-Votes

Absent specific instructions from the beneficial owner of shares, brokers may not vote Company common stock with respect to the adoption of the merger agreement or to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the merger agreement. Abstentions and broker non-votes will be counted for purposes of determining a quorum.

Accordingly, the Board of Directors urges you to complete, date, sign and return the accompanying proxy card, or to submit a proxy through the Internet or by telephone by following the instructions included with your proxy card, or, in the event you hold your shares through a broker or other nominee, by following the separate voting instructions received from your broker or nominee.

Solicitation of Proxies

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited by mail and may be solicited, for no additional compensation, by officers, directors or employees of the Company or its subsidiaries, by telephone, facsimile, electronic mail or in person. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of Company common stock, and will be reimbursed for their related expenses. In addition, the Company has retained Georgeson Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians and nominees. The Company expects to pay Georgeson Inc. a base fee of $8,000, subject to adjustment if the Company requests Georgeson Inc. provide telephonic solicitation and voting services, and to reimburse Georgeson Inc. for its reasonable out-of-pocket costs and expenses incurred in connection with the solicitation.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice, other than by an announcement made at the special meeting, and the record date will not change due to an adjournment or postponement unless the directors of the Company, in their discretion, establish a new record date. In order for the special meeting to be adjourned or postponed, if necessary or appropriate, to solicit additional proxies on the proposal to adopt the merger agreement, the affirmative votes of a majority of the outstanding Company common stock represented at the special meeting, whether in person or by proxy, is required. The officer of the Company presiding at the special meeting or a majority of Company common stock present, in person or by proxy, at the special meeting may adjourn or postpone the special meeting, whether or not a quorum is present. Any signed proxies received by the Company will be voted in accordance with the instructions provided by the shareholder on the proxy card. If you make no specification on your proxy card as to how you want your shares to be voted before signing and returning it, your proxy will be voted “FOR” the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the merger agreement.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Company shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed, provided that, such revocation is in compliance with the instructions (including as to timing) provided in the section of this proxy statement entitled “The Special Meeting — Voting by Proxy; Revocability of Proxy.”

Shares Owned by Company Directors and Executive Officers

As of [ • ], directors and executive officers of the Company beneficially owned, in the aggregate, [ • ] shares of Company common stock (including options exercisable within 60 days), or approximately [ • ]% of the voting power of the issued and outstanding shares of Company common stock. Please see the sections of this proxy statement entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger — Voting and Support Agreements” and “Security Ownership of Certain Beneficial Owners and Management” for additional information.

THE MERGER

Introduction

The Company is seeking adoption by its shareholders of the merger agreement among the Company, Tokio Marine and Merger Sub. In connection with the merger, Company shareholders will receive $61.50 in cash, without interest, for each share of Company common stock that they own.

The Companies

Philadelphia Consolidated Holding Corp.

Philadelphia Consolidated Holding Corp.
One Bala Plaza, Suite 100
Bala Cynwyd, PA 19004
Telephone: (610) 617-7900

The Company is a Pennsylvania corporation that, through its subsidiaries, designs, markets, and underwrites specialty commercial and personal property and casualty insurance products for select markets or niches by offering differentiated products through multiple distribution channels. Our operations are classified into: (1) our commercial lines underwriting group, which has underwriting responsibility for our commercial multi-peril package, commercial automobile, specialty property and inland marine and the antique/collector car insurance products; (2) our specialty lines underwriting group, which has underwriting responsibility for our professional and management liability insurance products; and (3) our run-off (previously the personal lines group) business segment, which, pursuant to approval received in February 2008 from the Florida Office of Insurance Regulation, is currently in the process of non-renewing all personal lines policies, other than policies issued pursuant to the National Flood Insurance Program, beginning with policies expiring on July 23, 2008. We operate solely within the United States through our 13 regional and 34 field offices. The organization has 47 offices strategically located across the United States to provide superior service. We generate most of our revenues through the sale of commercial property and casualty insurance policies.

Tokio Marine Holdings, Inc.

Tokio Marine Holdings, Inc.
Tokio Kaijo Nichido Building Shinkan
1-2-1 Marunouchi, Chiyoda-Ku
Tokyo 100-0005 Japan
81-3-6212-3333

Tokio Marine is engaged through its subsidiaries in the business of underwriting, marketing, and distributing property and casualty insurance (including voluntary automobile and compulsory automobile liability, fire and allied lines, personal accident, cargo and transit and hull insurance), life insurance and “third sector” insurance lines, which do not fall within the traditional life and property and casualty insurance lines, in Japan and overseas. Its main subsidiaries include Tokio Marine & Nichido Fire Insurance Co., Ltd., which is the immediate parent company of Merger Sub, and Tokio Marine & Nichido Life Insurance Co., Ltd.

Tokio Marine was formed on April 2, 2002 as a joint stock corporation (kabushiki kaisha) organized under the laws of Japan. It was incorporated under the name Millea Holdings, Inc., which was subsequently changed to Tokio Marine Holdings, Inc. in July 2008. It was, at the time of formation, Japan’s first publicly owned holding company that integrated life and non-life insurance operations. In 2004, Tokio Marine’s two subsidiaries, The Tokio Marine and Fire Insurance Company, Limited and The Nichido Fire and Marine Insurance Company, Limited merged to form Tokio Marine & Nichido Fire Insurance Co., Ltd.

Merger Sub

Tokio Marine Investment (Pennsylvania) Inc.
c/o Tokio Marine Holdings, Inc.
Tokio Kaijo Nichido Building Shinkan
1-2-1 Marunouchi, Chiyoda-Ku
Tokyo 100-0005 Japan
81-3-6212-3333

Merger Sub is a Pennsylvania corporation that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It is an indirect wholly owned subsidiary of Tokio Marine. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Background of the Merger

The following is a description of the material aspects of the background and history behind the merger. This description may not contain all of the information that is important to you. The Company encourages you to carefully read the entire proxy statement, including the merger agreement attached here to as Appendix A, for a more complete understanding of the merger.

As part of our ongoing evaluation of the Company’s business, our Board of Directors and senior management regularly review and assess opportunities to achieve our long-term goals and to maximize shareholder value, including strategic opportunities and opportunities for organic growth. From time to time, our Board of Directors and our executive management have evaluated a variety of strategic options in light of the business trends and regulatory conditions impacting us or expected to impact us and the insurance industry.

From September 2007 to January 2008, executive management had in-person and telephonic discussions with Daniel Luckshire of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as “Merrill Lynch,” regarding the possibility of a strategic transaction that might result in the sale of the Company. During these discussions, a variety of possible United States-based and international strategic initiatives and alternatives for the Company were discussed. Among the strategic initiatives presented by Merrill Lynch was the possibility of a sale of the Company through a merger. Specifically, Merrill Lynch discussed the option of a strategic cross-border opportunity in the form of an international merger, indicating that a merger with a foreign insurance holding company would be a very good opportunity to maximize shareholder value since international insurers were strategically focused on aggressively expanding in the United States markets and because international insurers in many cases had valuations and resources that were generally better than those of the potential United States-based merger partners. Based on these discussions, Merrill Lynch and management agreed on a list of potential international merger candidates to be approached.

In late January 2008, Merrill Lynch contacted a targeted group of international insurers regarding the possibility of a strategic merger with the Company. On February 8, 2008, the Company’s executive management met with representatives of Merrill Lynch to review Merrill Lynch’s progress. At the meeting, Merrill Lynch reported that two of the companies in the targeted group had expressed an interest in meeting the Company’s executive management regarding a potential strategic transaction. The two interested parties were: Tokio Marine and another international insurance holding company, which we refer to as “Party B.” Based on a review of the businesses, financial metrics and market statistics of the prospective merger partners, executive management of the Company agreed to in-person meetings with both interested parties in order to explore further the possibility of a strategic transaction.

In March 2008, executive management of the Company and a representative from Merrill Lynch met with the chief executive officer and other senior managers of Party B in Bala Cynwyd, Pennsylvania. Prior to the meeting, Party B signed a confidentiality agreement with the Company. Meeting attendees from the Company included: James J. Maguire, the Chairman; James J. Maguire, Jr., Chief Executive Officer; Sean Sweeney, Executive Vice President — Marketing; and Christopher J. Maguire, Executive Vice President — Chief Operating Officer. During the meeting, the executives from the Company presented and answered questions regarding the operations and strategy of the Company. At the end of the meeting, both parties indicated a desire to discuss further a potential transaction and the chief executive officer of Party B stated that he would discuss the possibility of a transaction with the board of directors of Party B.

On April 10, 2008, the Company’s executive management and representatives from Merrill Lynch met with senior managers of Tokio Marine and their representative from Fox-Pitt, Kelton in Bala Cynwyd, Pennsylvania. Prior to the meeting, Tokio Marine signed a confidentiality agreement with the Company. Meeting attendees from the Company included the Chairman, Mr. Maguire, Jr., Mr. Sweeney, Mr. Christopher Maguire, and Craig Keller, Executive Vice President and Chief Financial Officer (which we collectively refer to in this section as the “Company’s executive management”). Meeting attendees from Tokio Marine included: Shin-Ichiro Okada, Kunihiko Fujii, Kichiichiro Yamamoto, Hayato Isogai and Makoto Yoda. Ian Brimecome attended the meeting from Fox-Pitt, Kelton. During the meeting, the Company’s executive management presented and answered questions regarding the operations and strategy of the Company. At the end of the meeting, both parties indicated a desire to discuss further a potential transaction. Subsequent to the meeting, Fox-Pitt, Kelton contacted Merrill Lynch and requested a follow-up meeting with the Company, in which the Company’s marketing strategies and its growth opportunities would be reviewed and discussed in detail. A meeting date of May 15, 2008 was set.

On April 15, 2008, the chief executive officer of Party B contacted Mr. Maguire, Jr. to schedule a follow-up meeting for June 2, 2008.

On April 24, 2008 Mr. Maguire, Jr. communicated to the Board of Directors that the Company’s executive management had discussions with Merrill Lynch regarding the possibility of a strategic transaction that might result in the sale of the Company. Mr. Maguire, Jr. indicated that Merrill Lynch had presented a short list of potential candidates to the executive management team and that two companies on this list expressed interest in meeting the Company’s executive management. Mr. Maguire, Jr. also indicated that the Chairman, Mr. Sweeney, Mr. Christopher Maguire and he had met with the chief executive officer and other senior members of one of the candidates, Party B, in March 2008 and that all of the Company’s executive management had met with the other candidate, Tokio Marine, in April 2008. Mr. Maguire, Jr. indicated that future dates were being arranged for further discussions with both of the candidates.

Prior to the May 15 meeting with Tokio Marine, Merrill Lynch communicated to Fox-Pitt, Kelton various conceptual considerations that the Company viewed as being relevant to the pricing of a merger. As part of this discussion, Merrill Lynch communicated to Fox-Pitt, Kelton that executive management of the Company and Merrill Lynch both believed that the Company’s historical financial performance and its growth prospects warranted a valuation of $65 per share, or approximately three times book value as of March 31, 2008.

On May 15, 2008, the Company’s executive management and representatives from Merrill Lynch met with senior managers of Tokio Marine and their representatives from Fox-Pitt, Kelton for a follow-up meeting to the April 10, 2008 meeting. The meeting was in Bala Cynwyd, Pennsylvania. Attendees from Tokio Marine included: Shin-Ichiro Okada, Kunihiko Fujii, Kichiichiro Yamamoto, Hayato Isogai and Makoto Yoda. Attendees from Fox-Pitt, Kelton included: Ian Brimecome and John Waller. During the meeting, the Company’s executive management presented and answered questions regarding the Company’s product development, sales process, growth expectations and growth opportunities. Also, both parties discussed and reviewed ways that the Company and Tokio Marine could work together to create international growth opportunities. At the end of this meeting, both parties agreed to schedule a meeting in Tokyo so that the Company’s executive management team could meet with the chief executive officer, chief financial officer and chief operating officer of Tokio Marine. It was also agreed that Tokio Marine would provide an indication of value shortly after the meeting in Tokyo.

On May 16, 2008, after adjournment of the Company’s annual shareholders’ meeting, the Chairman met with the Board of Directors and briefed the Directors on the May 15, 2008 meeting with Tokio Marine. The Chairman indicated that the Company’s executive management had been invited to attend a meeting in Tokyo with the chief executive officer and senior managers of Tokio Marine on May 22, 2008. The Chairman also informed the Board of Directors that Tokio Marine would give an indication of value shortly after the meeting in Tokyo. Mr. Christopher Maguire and Mr. Keller were also present during the briefing which occurred in Philadelphia, Pennsylvania at the site of the Company’s annual shareholders’ meeting.

Also, on May 16, 2008, in anticipation of the June 6 meeting with the chief executive officer of Party B, Merrill Lynch called a senior manager at Party B to discuss various conceptual considerations that the Company viewed as being relevant to the pricing of a merger. As part of this discussion, Merrill Lynch communicated that executive management of the Company and Merrill Lynch both believed that the Company’s historical financial performance and its growth prospects warranted a valuation of $65 per share, or approximately three times book value as of March 31, 2008. Merrill Lynch also communicated to the senior manager of Party B that the Company was already discussing a potential transaction with another party, and that Merrill Lynch expected the other party to be a competitive bidder. The senior manager responded that he believed Party B would be a good partner and it would bid a competitive price.

On May 22, 2008, the Company’s executive management and a representative from Merrill Lynch met with the chief executive officer and senior managers of Tokio Marine and their representative from Fox-Pitt, Kelton in Tokyo, Japan at the corporate headquarters of Tokio Marine. Attendees from Tokio Marine included: Shuzo Sumi, Toshihiro Yagi, Daisaku Honda, Shin-Ichiro Okada, Takaaki Tamai, Kunihiko Fujii, Kichiichiro Yamamoto, and Hideki Matsukura. Ian Brimecome attended from Fox-Pitt, Kelton. During the meeting, the Company’s executive management presented and answered questions regarding the operations and strategy of the Company, with a specific focus on product development, sales process, growth expectations and growth opportunities.

On May 27, 2008, Mr. Maguire, Jr. e-mailed the Board of Directors a status update on the discussions with Tokio Marine and Party B.

On May 28, 2008, the Company’s executive management and representatives from Merrill Lynch met with senior managers of Tokio Marine and representatives from Fox-Pitt, Kelton in Bala Cynwyd, Pennsylvania. Attendees from Tokio Marine included: Edward Creasy, Chief Executive Officer of Tokio Marine’s subsidiary, Kiln Ltd., and Kunihiko Fujii. Ian Brimecome attended from Fox-Pitt, Kelton. During the meeting, Mr. Creasy reviewed and discussed with the Company’s executive management the benefits and key strategic considerations of the recent Tokio Marine acquisition of Kiln, Ltd. At the end of the meeting involving Company management and management of Tokio Marine, a representative of Merrill Lynch separately met with a representative of Fox-Pitt, Kelton to discuss valuation. Fox-Pitt, Kelton verbally communicated to Merrill Lynch that Tokio Marine was willing to pursue a 100% cash transaction that valued the Company at $55 per share. The representative of Fox-Pitt, Kelton indicated that $55 per share should be considered very attractive when viewed in comparison to the current trading levels of the Company, in comparison to the prospective value of future cash flows of the Company and in comparison to precedent transactions. Also, the Fox-Pitt, Kelton representative indicated that it would be very difficult for Tokio Marine to pay more than $55 per share because of the significant amount of goodwill that would be created. The Merrill Lynch representative noted that the $55 per share proposal was a step in the right direction, but lower than the $65 per share valuation that was communicated in May. The meeting ended with Merrill Lynch indicating to Fox-Pitt, Kelton that the Company would review the offer with its advisors and would respond expeditiously.

On May 30, 2008, Merrill Lynch called Fox-Pitt, Kelton to communicate that the Company had reviewed Tokio Marine’s proposal and was not interested in pursuing a transaction with Tokio Marine at a value of $55 per share, but the Company was willing to continue financial and operational due diligence with the expectation that Tokio Marine would work toward a valuation of $65 per share. Subsequent to the call, Fox-Pitt, Kelton indicated that Tokio Marine would continue due diligence.

On June 2, 2008, the Company’s executive management met with the chief executive officer of Party B in Bala Cynwyd, Pennsylvania. During the meeting, the parties discussed Party B’s operations in the United States and potential ways that the Company and Party B could work together to realize incremental synergies in Party B’s operations in the United States. At the meeting, the Chairman communicated to the chief executive officer of Party B that the Company is in advanced stages of discussions regarding a potential strategic transaction with another party. The Chairman also communicated to the chief executive officer of Party B that the Company had received an initial indication of value from this party. The chief executive officer of Party B indicated that he was interested in pursuing a potential transaction with the Company and would be communicating his indication of value within a week.

In the morning of June 6, 2008, Mr. Maguire, Jr. e-mailed another status update to the Board of Directors regarding the strategic discussions with Tokio Marine and Party B.

In the afternoon of June 6, 2008, the chief executive officer of Party B sent a letter to the Company stating that Party B preliminarily valued the Company at approximately $4 billion, or approximately $52.50 per share. It was understood by Mr. Maguire, Jr. that the transaction consideration would have been all cash.

During the week of June 9, 2008, Mr. Maguire, Jr. e-mailed the chief executive officer of Party B to communicate that the Company was not interested in pursuing a transaction in the value range that was outlined in his letter dated June 6, 2008, which we refer to as the “June 6 Letter.” The chief executive officer of Party B responded that he believed the Company’s valuation could be increased if incremental synergies were identified in a follow-up meeting. The chief executive officer of Party B stated in an e-mail that the valuation could be increased by $10 per share pending the outcome of further due diligence if additional synergies (beyond the initial assessment) of at least a specified amount could be identified by Party B. Mr. Maguire, Jr. and the chief executive officer of Party B agreed to schedule a follow-up due diligence meeting. The meeting was scheduled for June 25, 2008.

On June 16, 2008, the Company’s executive management and representatives from Merrill Lynch met with representatives from Fox-Pitt, Kelton in Bala Cynwyd, Pennsylvania. At this meeting, Fox-Pitt, Kelton, on behalf of Tokio Marine, proposed on a non-binding basis a cash merger with the Company at $60 per share, subject to the Company entering into an exclusive negotiating agreement with Tokio Marine. The benefits of the proposal noted by Tokio Marine included: the proposal had a high degree of certainty, since it was based on extensive due diligence conducted by Tokio Marine for more than two months; there was no financing contingency; Tokio Marine was prepared to move expeditiously and efficiently to sign and close a transaction; and the valuation was based on growth synergies that are not readily available to other parties. The Company’s executive management responded that management did not want to pursue a merger at $60 per share. The Company’s executive management agreed that they would recommend to the Company’s Board of Directors a price of $63.50 per share. Tokio Marine stated that the $63.50 per share purchase price was unacceptable to Tokio Marine.

On June 17, 2008, Merrill Lynch called Fox-Pitt, Kelton. Fox-Pitt, Kelton indicated that Tokio Marine would be willing to increase their proposal by a maximum of $1.50 per share, to $61.50 per share, only if the Company would sign an exclusive negotiating agreement within the following two to three days. Merrill Lynch reported the updated proposal to executive management of the Company, and the Company’s executive management reviewed the updated proposal with Merrill Lynch. Key elements of the review were that: Tokio Marine’s enhanced offer was subject to a near-term deadline and required an extremely prompt response from the Company; Tokio Marine’s offer represented low execution risk, since it reflected more than two months of due diligence and extensive conversations between the management teams; and Party B’s indicated value range had a high degree of uncertainty, since it did not reflect detailed due diligence and was subject to the identification of specified synergies. Based on the review, executive management of the Company instructed Merrill Lynch to communicate to Fox-Pitt, Kelton that Company management would support a transaction at $61.50 per share, and that management would schedule a Board of Directors meeting for June 23, 2008 in order to update the Board of Directors on the proposed transaction. Merrill Lynch also communicated that Company management wanted to limit the exclusive negotiation period to 30 days.

On June 19, 2008, the Company received a letter from Tokio Marine’s Managing Director, Shin-Ichiro Okada, which we refer to as the “Tokio Marine Letter,” which included a non-binding offer of $61.50 per share. The Tokio Marine Letter was open for acceptance until June 23, 2008 and indicated, among other things, that the transaction contemplated by Tokio Marine would be structured as a reverse triangular merger and that Tokio Marine would be interested in obtaining a commitment from various Maguire family members to vote in favor of the merger with Tokio Marine. The Tokio Marine Letter stated there would be no financing contingency and that Tokio Marine would desire to retain the Company’s senior management by providing an attractive management retention bonus pool with multi-year compensation plans. Tokio Marine indicated that any merger would be subject to insurance regulatory approvals and filings under the Hart-Scott-Rodino Act and with the Financial Services Agency of Japan. Tokio Marine also indicated a definitive proposal to acquire Philadelphia Consolidated would be subject to final approval by its Board of Directors, but it expected the Board of Directors to support a transaction recommended by Tokio Marine management. Tokio Marine indicated it could undertake to conclude its due diligence on the Company quickly and with minimal disruption to the Company’s business. In addition, Tokio Marine requested that the Company sign an exclusivity agreement granting Tokio Marine exclusive negotiation rights with the Company for a period of 30 days. During that time, Tokio Marine would conclude its due diligence on the Company.

On June 23, 2008, at 9:00 a.m., the Company’s Board of Directors, with all Directors in attendance either in person or by conference call, held a Board meeting at the Company’s offices. Craig P. Keller, the Company’s Executive Vice President, Chief Financial Officer and Secretary, Christopher J. Maguire, the Company’s Chief Operating Officer and Executive Vice President, and Michael M. Sherman of WolfBlock LLP, the Company’s outside counsel, which we refer to as “WolfBlock,” were also present by invitation. At that meeting, the Chairman summarized the discussions the Company’s management had with Tokio Marine over the past weeks, including the terms of the Tokio Marine Letter. The Chairman reported that Tokio Marine had indicated that it did not have significant presence in the United States and would view the acquisition of the Company as a platform for, among other things, expanding its operations in the United States as well as expansion internationally. The Chairman also announced that Tokio Marine was very interested in retaining the Company’s senior management (approximately 45 people) through the use of retention agreements with retention bonuses potentially aggregating up to $40,000,000, which bonuses would be payable in installments over a three-year time period following the closing of the merger.

At this meeting, the Chairman also reviewed the Company’s discussions with Party B, including the June 6 Letter discussed above. The Chairman informed the Board of Directors that he, other executive management at the Company and Merrill Lynch agreed that Tokio Marine’s transaction proposal reflected a higher level of interest and transaction certainty than was shown by Party B’s June 6 Letter and that Tokio Marine’s proposal reflected extensive, time-consuming due diligence that had not been performed by Party B.

After the Chairman’s comments, representatives from Merrill Lynch joined the Board meeting and made a presentation to the Directors, which was distributed to the Directors prior to the meeting. The presentation included: an analysis and discussion of strategic buyers in the property and casualty insurance sector, especially international buyers with a potential interest in the United States insurance market; a review of various financial analyses comparing the proposed transaction price of $61.50 per share to the Company’s current and historical trading statistics, trading statistics of comparable companies and pricing metrics of precedent merger and acquisition transactions; an analysis of the transaction terms proposed by Tokio Marine and a comparison of the Tokio Marine proposal to the June 6 Letter from Party B; a review of the financial resources and business strategy of Tokio Marine; and, a timeline update on the sale process. Merrill Lynch also discussed the benefits and risks of entering into an exclusive negotiating agreement with Tokio Marine, noting that Tokio Marine’s proposal reflected extensive due diligence and was likely to remain intact through the remaining due diligence process.

Mr. Sherman then reviewed with the Board of Directors its fiduciary duties under Pennsylvania law.

After considering the discussions held on Tokio Marine and Party B, the presentation by Merrill Lynch, and the guidance of Mr. Sherman regarding fiduciary duties, the Board of Directors decided to authorize the 30-day exclusivity agreement with Tokio Marine. On June 23, 2008, the Company entered into an exclusivity agreement with Tokio Marine.

Once the Company entered into the exclusivity agreement with Tokio Marine, Mr. Maguire, Jr. called Party B to inform them that the meeting scheduled for June 25, 2008 would need to be canceled and that the Company would need to discontinue conversations with Party B, since the Company had entered an exclusive negotiating agreement with another party.

On July 1, 2008, WolfBlock received a draft of the Agreement and Plan of Merger from Sullivan & Cromwell LLP, Tokio Marine’s outside counsel, which we refer to as “S&C.” After reviewing the draft merger agreement provided by S&C with the senior executives at the Company, WolfBlock sent a revised draft of the merger agreement back to S&C on July 8, 2008.

During the two-week period after July 8, 2008, representatives of WolfBlock and S&C exchanged drafts of the various transaction documents, including the merger agreement, the form of voting agreement, the addenda to the named executive officers’ employment agreements and the share purchase agreement. Several conference calls were held between the parties to discuss and negotiate certain provisions of the latest drafts of the merger agreement and the other transaction documents. The parties discussed, among other provisions in the merger agreement: (1) the provisions surrounding the Company’s ability to review and accept a “superior proposal” from another potential purchaser; (2) the terms of the Company’s ability to terminate the merger agreement; (3) the amount of the termination fee (Tokio Marine originally asked for a $225,000,000 termination fee) and expense reimbursement (Tokio Marine originally asked for an expense reimbursement of up to an aggregate of $20,000,000, which would be payable only if a termination fee were payable) if the merger does not close for various reasons; (4) the list of events and circumstances excluded from the definition of material adverse effect; and (5) the date on which the merger agreement would terminate if the merger had not yet closed by that date.

On July 18, 2008, a meeting of the Company’s Board of Directors was held, with all Directors in attendance either in person or by conference call. Mr. Keller, Mr. Christopher J. Maguire, and Mr. Sherman of WolfBlock were in attendance by invitation. At this meeting of the Board of Directors, Mr. Sherman reviewed the terms of the July 13, 2008 draft of the merger agreement and a summary thereof (which had been posted to the Board of Directors website on July 16, 2008) with the Board of Directors. The Directors were given the opportunity to review the draft merger agreement and discuss the terms and conditions of the merger and any questions they had about the merger agreement or the other transactions related to the merger. Mr. Sherman also reviewed with the Board of Directors the significant terms of proposed addenda required by Tokio Marine to employment agreements with the Company’s executive management, proposed voting agreements with some of the Company’s executive management and various entities and trusts controlled by them, and a purchase agreement whereby the Chairman would purchase in the open market stock of Tokio Marine after the closing of the merger. The merger agreement was not in final form and the Board of Directors did not take a vote on whether to approve the merger and the merger agreement at that time.

During the next few days, the Company and Tokio Marine, with their respective counsel, worked together to finalize the merger agreement, the associated disclosure schedules and the other transaction documents.

On July 22, 2008, the Company’s Board of Directors, with all Directors in attendance either in person or by conference call, met at the Company’s offices. Mr. Keller, Mr. Christopher J. Maguire, Mr. Sherman of WolfBlock, and representatives of Merrill Lynch were in attendance by invitation. At this meeting, Mr. Sherman of WolfBlock reviewed with the Directors the terms of the merger agreement and their fiduciary duties under Pennsylvania law. Representatives of Merrill Lynch made a presentation regarding their financial analyses and delivered an oral opinion (subsequently confirmed in a written opinion delivered at such meeting of the Board of Directors) that as of July 22, 2008, subject to the limitations in its opinion, the merger consideration to be received by the shareholders of the Company’s common stock (other than any common stock owned by Tokio Marine or any of its wholly owned subsidiaries) was fair, from a financial point of view, to such shareholders. See “The Merger — Opinion of

Merrill Lynch” for additional information on the fairness opinion given by Merrill Lynch. During their presentation, representatives of Merrill Lynch noted that a $61.50 per share merger price would result in a premium, based on the most recent stock price, of approximately 85%, and would be 28.7% higher than the Company’s all time high stock price. After consideration of the factors described under “— Reasons for the Merger” below, the Company’s Board of Directors unanimously determined that the merger is in the best interests of the Company and its shareholders, approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, resolved to recommend the adoption of the merger agreement to the shareholders, directed that the merger agreement be submitted to the shareholders for their adoption and approved the entry by the Company into addenda to certain employment agreements. See “The Merger — Interests of our Directors and Executive Officers in the Merger — Addenda to Employment Agreements” for additional information on the addenda to the employment agreements. The Board of Directors also recognized that certain members of the Company’s executive management and other shareholders of the Company would be entering into the voting agreements and share purchase agreements with Tokio Marine.

On July 22, 2008 (July 23 Tokyo time), the board meetings of Tokio Marine and its subsidiary, Tokio Marine & Nichido Fire Insurance Co., Ltd. were held in Tokyo, Japan. Each board reviewed the proposed merger agreement and approved the merger agreement in the form provided to them. The meetings of the boards of directors of Tokio Marine and Tokio Marine & Nichido Fire Insurance Co., Ltd. ended at approximately 11:00 p.m., Philadelphia time, on July 22, 2008.

In the early morning hours of July 23, 2008, Philadelphia time, after both Tokio Marine’s and the Company’s Board of Directors had approved the merger agreement, counterpart signature pages to the merger agreement, executed by Mr. Sumi for Tokio Marine and Mr. Maguire, Jr. for the Company, were exchanged. On July 23, 2008, the Company and Tokio Marine made a joint press release announcing the signing of the merger agreement in both Japan and the United States and the Company filed a Form 8-K with the SEC describing the transaction.

Reasons for the Merger

The Company’s Board of Directors has consulted with legal and financial advisors and considered and evaluated a number of factors, including:

•	The current and historical financial condition and results of operations of the Company and the fact that the $61.50 per share price was an historic high price for shares of the Company’s common stock and a 28.7% premium over the Company’s highest price per share.

•	The financial projections of the Company.

•	The fact that $61.50 per share exceeded the valuation in connection with other possible strategic alternatives to the merger, including the offer from Party B.

•	The fact that the price finally agreed to was the result of increases by Tokio Marine from its original proposed purchase price of $55.00 per share.

•	The fact that the $61.50 per share cash merger consideration represents a 80% premium over the closing price of the Company’s common shares on July 21, 2008, the most recent trading day prior to execution of the merger agreement, and a 82% and 71% premium over the average closing price for the one-month and three-month periods preceding that date, respectively.

•	The fact that the Company’s financial advisor believed it was unlikely that another buyer would be prepared to pay more than the price being offered by Tokio Marine.

•	The absence of any financing condition to the merger.

•	The high likelihood that Tokio Marine would proceed to closing the merger without significant delay, given its financial resources and high credit ratings and the absence of any apparent regulatory barriers to the merger.

•	The view of the Board of Directors, after consultation with its legal advisors and Merrill Lynch, that as a percentage of the merger consideration to be paid in the merger, the termination fee was within the range of termination fees provided for in recent large acquisition transactions.

•	The fact that the consideration to be received by the Company’s shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to the Company’s shareholders.

•	The experience and expertise of Merrill Lynch for quantitative analysis of the financial terms of the merger agreement, including the presentations by Merrill Lynch on July 22, 2008 and the valuation analyses contained therein.

•	The opinion of Merrill Lynch that, as of July 22, 2008, the merger consideration to be received by the Company’s shareholders (other than any common stock owned by Tokio Marine or any of its wholly owned subsidiaries) was fair, from a financial point of view, to such shareholders.

•	The terms and conditions of the merger agreement (which the Board of Directors believes would not preclude a superior proposal), and the course of negotiation thereof, including:

•	the Company’s right, prior to the approval of the merger agreement by shareholders, to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal if the Board of Directors determines in good faith, after consultation with its financial and legal advisors, that such proposal could reasonably be expected to lead to a transaction that is more favorable to the Company’s shareholders than the merger;

•	the termination fee of $141,000,000, which is approximately 3.0% of the equity value of the transaction, if a termination fee became payable in connection with a takeover proposal made by a third party;

•	the closing conditions to the merger, including the fact that the obligations of Tokio Marine and Merger Sub under the agreement are not subject to a financing condition;

•	the structure of the transaction as a merger which will result in detailed public disclosure and a protracted period of time prior to consummation of the merger during which an unsolicited superior proposal could materialize; and

•	the Company’s right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions (including matching rights) and upon the payment to Tokio Marine of a termination fee of $141,000,000 and reimbursement of expenses up to $15,000,000.

The Board of Directors has also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	The fact that, following the merger, the Company’s public shareholders will cease to participate in any future earnings growth of the Company or benefit from any future increase in its value.

•	The possibility that not all closing conditions to the merger, including shareholder approval and regulatory approvals, may be satisfied or waived such that the merger may not be consummated.

•	The fact that, for United States federal income tax purposes, the cash merger consideration will be taxable to the shareholders of the Company entitled to receive such consideration.

•	The amount of time it could take to complete the merger, including the risk that the Company and Tokio Marine might not receive the necessary regulatory approvals or clearances to complete the merger or the governmental authorities could attempt to condition their approvals or clearances of the merger on one or more parties’ compliance with certain conditions, which may be burdensome.

•	The restrictions on the conduct of our business prior to completion of the merger which could delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger.

This discussion summarizes the material factors considered by the Board of Directors in their consideration of the merger. After considering these factors, the Board of Directors concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the Board of Directors, and the complexity of these matters, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board may have assigned different weights to various factors. The Board of Directors approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by them.

Recommendation of the Board of Directors

The Company’s Board of Directors determined that the merger agreement is advisable, fair to, and in the best interests of, the Company and its shareholders and approved the merger agreement. Accordingly, the Company’s Board of Directors recommends that you vote “FOR” the adoption of the merger agreement at the special meeting. The Company’s Board of Directors also recommends that you vote “FOR” the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the merger agreement.

Opinion of Merrill Lynch

Our Board of Directors engaged Merrill Lynch to act as its financial advisor in connection with the proposed merger and to render an opinion as to whether the merger consideration of $61.50 per share to be received by the holders of Company common stock pursuant to the merger was fair, from a financial point of view, to the holders of such shares.

On July 22, 2008, Merrill Lynch delivered its written opinion to our Board of Directors that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion (which are described below), the merger consideration of $61.50 per share in cash to be received by the holders of Company common stock pursuant to the merger was fair, from a financial point of view, to the holders of such shares.

The full text of the written opinion of Merrill Lynch dated as of July 22, 2008, which sets forth assumptions made, matters considered and, qualifications and limitations on the review undertaken by Merrill Lynch, is attached to this proxy statement as Appendix B and is incorporated into this proxy statement by reference. The following summary of Merrill Lynch’s opinion is qualified by reference to the full text of the opinion. Shareholders are urged to read and should read the entire opinion carefully.

Merrill Lynch’s opinion is addressed to, and was for the use and benefit of, our Board of Directors and addresses only the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock pursuant to the merger. The opinion does not address the merits of the underlying decision by us to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any shareholder as to how the shareholder should vote with respect to the proposed merger or any other matter. In addition, Merrill Lynch was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Company common stock. In rendering its opinion, Merrill Lynch expressed no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be received by the holders of Company common stock pursuant to the merger. Merrill Lynch’s opinion was authorized for issuance by the United States fairness (and valuation letter) committee of Merrill Lynch. Although Merrill Lynch participated in negotiations among the parties, the consideration to be received by such holders pursuant to the merger was determined by our Board of Directors, and was approved by our Board of Directors.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to us that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Merrill Lynch by us;

•	conducted discussions with members of senior management of the Company concerning the matters described in the two prior bullet points;

•	reviewed the market prices and valuation multiples for our shares and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

•	reviewed a draft dated July 19, 2008 of the merger agreement; and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information and did not undertake and was not furnished with any independent evaluation or appraisal of any of our assets or liabilities, nor did it evaluate our solvency or fair value under any state or federal laws relating to bankruptcy, insolvency or similar matters. Merrill Lynch is not an expert in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses, and did not make an independent evaluation of the adequacy of our reserves. In that regard, Merrill Lynch made no analysis of, and expressed no opinion as to, the adequacy of our losses and loss adjustment expense reserves, including any of our asbestos related reserves and outstanding claim obligations. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of our properties or facilities. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by us, Merrill Lynch assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgment of our management as to our expected future financial performance. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by Merrill Lynch’s analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty. Merrill Lynch’s opinion was among a number of factors taken into consideration by our Board of Directors in making its determination to approve the merger agreement. In addition, our Board of Directors did not rely on any single analysis in making its determination. Consequently, the analyses described below should not be viewed as determinative of the decision of our Board of Directors or management with respect to the fairness of the consideration to be paid pursuant to the merger.

At the July 22, 2008 meeting of our Board of Directors, Merrill Lynch made a presentation of certain financial analyses of the merger. Merrill Lynch performed each of the financial analyses summarized below. The summary below does not purport to be a complete description of the analyses performed by Merrill Lynch and underlying its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

In arriving at its opinion, Merrill Lynch considered the results of all of its analyses and did not attribute any particular weight to any analysis or factor that it considered. The financial analyses summarized below include information presented in tabular format. Merrill Lynch believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Historical Trading Analysis

Merrill Lynch reviewed the historical trading performance of Company common stock as reported by FactSet, an online investment research and database service used by financial institutions, and compared the merger consideration of $61.50 per share to the closing price of the Company’s common stock on July 16, 2008 of $33.27, and to the average daily closing price of the Company’s common stock for the following periods ending on July 16, 2008, and noted the following premiums based upon the merger consideration of $61.50 per share:

Time Period	Implied Premium:

1 day	84.9%
1 week average	84.9%
1 month average	77.8%
6 month average	77.4%
1 year average	66.1%
52 week high	31.6%
All time high	28.7%

Analysis of Selected Comparable Publicly Traded Companies

Merrill Lynch compared selected financial data for us with similar data for the following publicly traded specialty property and casualty insurance companies to estimate implied equity value ranges per share of Company common stock:

•	W.R. Berkley Corporation;

•	Markel Corporation;

•	HCC Insurance Holdings, Inc.;

•	ProAssurance Corporation;

•	RLI Corp.;

•	Navigators Group, Inc.;

•	AmTrust Financial Services, Inc.;

•	Darwin Professional Underwriters, Inc.;

•	CNA Surety Corporation;

•	United America Indemnity, Ltd.;

•	Tower Group, Inc.;

•	FPIC Insurance Group, Inc.;

•	National Interstate Corporation;

•	First Mercury Financial Corporation;

•	Baldwin & Lyons, Inc.;

•	Meadowbrook Insurance Group, Inc.; and

•	American Safety Insurance Holdings, Ltd.

Merrill Lynch selected these companies because their businesses and operating profiles are reasonably similar to ours. None of the comparable companies identified above is identical to us. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading values of such comparable companies. Mathematical analysis (such as determining the mean and median) is not by itself a meaningful method of using the selected comparable companies data.

As part of its analysis, Merrill Lynch examined publicly available information and calculated for each of the selected comparable companies the following multiples:

•	the multiple of market price per share to estimated June 30, 2008 diluted book value per share; and

•	the multiple of market price per share to estimated 2009 earnings per share (which we refer to as “EPS”)

Merrill Lynch observed the multiples of share price to estimated June 30, 2008 diluted book value of the comparable companies, using book value estimates obtained from Wall Street research and closing trading prices of the equity securities of each identified company on July 16, 2008. Based on its observations, Merrill Lynch applied book value multiples of 1.50x to 2.00x to our diluted book value per share as of June 30, 2008 and derived an equity value per share of our common stock of $31.28 to $41.71.

Merrill Lynch observed the multiples of share price to estimated 2009 EPS of the comparable companies, using estimated 2009 EPS projections obtained from Wall Street research and closing trading prices of the equity securities of each identified company on July 16, 2009. Based on its observations, Merrill Lynch applied multiples of 9.0x to 12.0x to our management’s estimates of our 2009 earnings, and derived an equity value of Company common stock of $33.57 to $44.76.

Merrill Lynch observed that the $61.50 per share value of the merger consideration to be received by our holders of Company common stock was above the implied equity value ranges derived from these multiples.

Precedent Transaction Analysis

Merrill Lynch analyzed certain information relating to selected precedent transactions announced during the 10 years prior to July 22, 2008 in the specialty property and casualty insurance sector. The selected comparable transactions were:

Acquiror	Target

Allied World Assurance Holdings, Ltd.	Darwin Professional Underwriters, Inc.
Münchener Rückversicherungs-Gesellschaft	The Midland Company
D. E. Shaw & Co., L.P.	James River Group, Inc.
QBE Insurance Group Ltd.	Praetorian Financial Group, Inc.
Alleghany Corporation	Royal Specialty Underwriting
American International Group, Inc.	HSB Group, Inc.
Travelers Property Casualty Corp.	Reliance Surety Group, Inc.
Farmers Group, Inc	Foremost Corporation of America
Royal & Sun Alliance Insurance Group plc	Orion Capital Corporation
The Chubb Corporation	Executive Risk Inc.
Fairfax Financial Holdings Limited	TIG Holdings, Inc.
Associates First Capital Corporation	Jupiter Holdings, LLC
Hannover Rückversicherung AG	Clarendon Insurance Group, Inc.

In addition, Merrill Lynch compiled a list of transactions since January 1, 2007 in the property and casualty insurance sector. The transactions, which include some transactions in the prior table, selected for the list were:

Acquiror	Target

Allied World Assurance Holdings, Ltd.	Darwin Professional Underwriters, Inc.
Liberty Mutual Insurance Company	Safeco Corporation
Mapfre S.A.	The Commerce Group, Inc.
Münchener Rückversicherungs-Gesellschaft	The Midland Company
Alfa Mutual Group	Alfa Corporation
D. E. Shaw & Co., L.P.	James River Group, Inc.
Liberty Mutual Insurance Company	Ohio Casualty Corporation
Farmers Group, Inc	Bristol West Holdings, Inc.
American International Group, Inc.	21st Century Insurance Company
QBE Insurance Group Ltd.	Winterthur U.S. Holdings, Inc.

For each of the selected transactions, Merrill Lynch calculated offer values as multiples of (a) estimated diluted book value and (b) estimated forward operating income, using book value estimates and forward operating income estimates obtained from Wall Street research. Based upon these calculations, Merrill Lynch (a) applied book value multiples of 2.00x to 2.35x to our diluted book value per share as of June 30, 2008, and derived an equity value per share of Company common stock of $41.71 to $49.01 and (b) applied multiples of 13.0x to 16.5x to our management’s estimate of our 2009 earnings, and derived an equity value per share of Company common stock of $48.49 to $61.55.

Merrill Lynch observed that the $61.50 per share merger consideration to be received by our holders of Company common stock was above the implied equity value range derived from the book value multiples and was within the implied equity value range derived from the forward P/E multiple analysis.

Discounted Cash Flow Analysis

Merrill Lynch performed a discounted cash flow analysis for the Company using financial forecasts provided by our management to estimate a range of present values, as of June 30, 2008, for our unlevered, after-tax free cash flows for the period from June 30, 2008 through December 31, 2012. The cash flows were modeled assuming that we continued to operate as an independent entity. The valuation range was determined based on the sum of (a) the present value of cash available for dividends during the time period June 30, 2008 to December 31, 2012 and (b) the present value of the “terminal value” of Company common stock. In calculating the terminal value of Company common stock, Merrill Lynch used multiples ranging from 10.0x to 14.0x estimated 2013 earnings. The dividend stream and the terminal value were discounted using discount rates ranging from 9% to 11%, which are rates Merrill Lynch viewed as the appropriate range for a company with our risk characteristics. Based on the above assumptions, Merrill Lynch derived a range of equity value for our common stock of $43.88 to $64.33.

Merrill Lynch observed that the $61.50 per share value of the merger consideration to be received by our holders of Company common stock was within the range of implied equity value derived by the discounted cash flow analysis.

General

The summary set forth above is a summary of the material financial analyses furnished by Merrill Lynch to our Board of Directors but it does not purport to be a complete description of the analyses performed by Merrill Lynch. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that selecting any portion of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Merrill Lynch’s opinion. In arriving at its opinion, Merrill Lynch considered the results of all its analyses. The analyses performed by Merrill Lynch include analyses based upon forecasts of future results, which results may be significantly more or less favorable than those suggested by Merrill Lynch’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which our common stock may trade at any time after announcement of the proposed merger. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from those forecasted.

Our Board of Directors selected Merrill Lynch as its financial adviser because of Merrill Lynch’s reputation as an internationally recognized investment banking and advisory firm with experience in transactions similar to the proposed merger and Merrill Lynch’s familiarity with us and our business. Merrill Lynch has, in the past, provided financial advisory and financing services to us and may continue to do so and has received, and may receive, fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch or its affiliates may actively trade shares of our common stock and other of our securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Under the terms of a letter agreement dated June 23, 2008, pursuant to which our Board of Directors engaged Merrill Lynch as its financial advisor, we agreed to pay Merrill Lynch for its services a success fee of 0.55% of the merger consideration upon the closing of the merger. In addition to any fees payable to Merrill Lynch under the letter agreement, we have agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with providing its services, including the reasonable fees of its legal counsel. We have also agreed to indemnify Merrill Lynch and related parties against various liabilities, including liabilities arising under United States federal securities laws or relating to or arising out of the merger, the engagement of Merrill Lynch, and the performance by Merrill Lynch of its services pursuant to the engagement.

Material United States Federal Income Tax Consequences

The following is a general discussion of certain material United States federal income tax consequences to “United States holders” (as defined below) of shares of Company common stock of the receipt of cash in exchange for such shares pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” applicable current and proposed United States Treasury Regulations promulgated thereunder, which we refer to as the “Treasury Regulations,” judicial authorities, and administrative rulings and practice, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, the term “United States holder” means a beneficial owner of Company common stock that, for United States federal income tax purposes, is: (1) an individual citizen or resident of the United States; (2) a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any State thereof or the District of Columbia; (3) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions of the trust or (b) for which a valid election is in effect under applicable Treasury Regulations to be treated as a United States person; or (4) an estate the income of which is subject to United States federal income tax regardless of its source.

Holders of Company common stock who are not United States holders may have different tax consequences from those described below and are urged to consult their own tax advisors regarding the tax treatment to them under United States and non-United States tax laws.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds Company common stock, the United States federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of Company common stock that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of the receipt of cash in exchange for Company common stock pursuant to the merger.

This discussion assumes that a United States holder holds Company common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant to a United States holder in light of the United

States holder’s particular circumstances, or those United States holders subject to special treatment under the Code (including, without limitation, insurance companies, dealers or brokers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations, financial institutions, mutual funds, United States expatriates and shareholders subject to the alternative minimum tax), United States holders who hold Company common stock as part of a “hedging,” “straddle,” “conversion” or other integrated transaction for United States federal income tax purposes or United States holders who acquired their Company common stock through the exercise of employee stock options or other compensation arrangements. In addition, this discussion does not address any aspect of foreign, state, local, estate or gift taxation that may be applicable to a United States holder. United States holders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for Company common stock pursuant to the merger.

The receipt of cash in exchange for Company common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, for United States federal income tax purposes, a United States holder will recognize capital gain or loss equal to the difference between the amount of cash received and the United States holder’s aggregate adjusted tax basis in the Company common stock converted to cash in the merger. Gain or loss will be calculated separately for each block of Company common stock (i.e., shares acquired at the same cost in a single transaction) converted to cash in the merger. If, at the effective time of the merger, the United States holder’s Company common stock were held for more than one year, the gain or loss will be long-term capital gain or loss, and any such long-term capital gain generally will be subject (in the case of United States holders who are individuals) to tax at a maximum United States federal income tax rate of 15%. If, however, at the effective time of the merger, the United States holder’s Company common stock were held for one year or less, the gain or loss will be short-term capital gain or loss. The deductibility of capital losses by United States holders is subject to limitations under the Code.

Under the United States federal income tax backup withholding rules, unless an exemption applies, the exchange agent or Tokio Marine generally is required to and will withhold and remit to the United States Treasury 28% of all payments to which a Company shareholder or other payee is entitled pursuant to the merger, unless the Company shareholder or other payee (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with the applicable requirements of the backup withholding rules or (2) provides such shareholder’s correct taxpayer identification number (i.e., the shareholder’s social security number, in the case of an individual shareholder, or the shareholder’s employer identification number, in the case of other shareholders) and certifies, under penalties of perjury, that the number is correct (or properly certifies that the shareholder is awaiting a taxpayer identification number) and certifies that such shareholder is exempt from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each Company shareholder and, if applicable, each other payee should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Company shareholders who are neither United States citizens nor United States resident aliens should complete, sign and submit a Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.” Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above will be refunded or credited against a Company shareholder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.

The discussion above of certain material United States federal income tax consequences is included for general information purposes only. Company shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for Company common stock pursuant to the merger.

Certain Effects of the Merger

If the merger agreement is approved by the Company’s shareholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company, with the Company as the surviving entity. As a result of the merger, the separate corporate existence of Merger Sub will cease, the Company will continue as the surviving entity and will be an indirect wholly owned subsidiary of Tokio Marine.

Following the merger, all outstanding shares of Company common stock will be owned by a wholly owned subsidiary of Tokio Marine. When the merger is completed, each share of Company common stock (other than shares of common stock owned by Tokio Marine and its subsidiaries) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $61.50 in cash, without interest. At the effective time of the merger, the Company’s shareholders will cease to have ownership interests in the Company or rights as shareholders of the Company. Therefore, the current shareholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

The Company’s common stock is currently registered under the Exchange Act and is listed on NASDAQ under the symbol “PHLY.” As a result of the merger, the Company’s common stock will cease to be listed on NASDAQ and there will be no public market for the Company’s common stock. In addition, the registration of the Company common stock under the Exchange Act will be terminated, and the Company will no longer be required to file periodic and other reports with the SEC.

The benefit of the merger to our shareholders is the right to receive $61.50 in cash, without interest, for each share of Company common stock owned by such shareholder. This represents a premium of approximately 73% over the closing price of $35.55 per Company common share on July 22, 2008, the last trading day prior to the announcement of the merger. The principal detriments of the merger to our shareholders are that our shareholders will cease to participate in our future earnings and growth, if any, and that their receipt of payment for their shares generally will be a taxable transaction for federal income tax purposes. Please see the section of this proxy statement entitled “The Merger — Material United States Federal Income Tax Consequences” for additional information.

Effects on the Company and Our Shareholders If the Merger Is Not Completed

In the event that the merger agreement is not approved by the Company’s shareholders or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain an independent public company, and the Company’s common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act. In that event, we anticipate that management will continue to operate the business in a manner similar to that in which it is being operated today and that the Company’s shareholders will continue to be subject to the same general risks and opportunities as they currently are, including, among other things, those arising from economic and market conditions.

In addition, if the merger agreement is terminated under certain circumstances, the Company would be obligated to pay a $141,000,000 termination fee to Tokio Marine and up to $15,000,000 of Tokio Marine’s reasonable and documented out-of-pocket expenses in connection with the merger. For a description of the circumstances obligating payment of the termination fee and expenses, please see the section of this proxy statement entitled “The Merger Agreement — Termination Fee.”

Governmental and Regulatory Approvals

United States Antitrust Filing

Transactions such as the merger frequently are reviewed and scrutinized by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the merger may not be completed until the expiration of a 30-day waiting period following the filing of completed notification reports with the Department of Justice and the Federal Trade Commission by the Company and Tokio Marine, unless a request for additional information or documentary material is received from the Federal Trade Commission or the Department of Justice, or unless early termination of the waiting period is granted by the reviewing agencies. The Company and Tokio Marine filed notification reports with the Department of Justice and Federal Trade Commission under the HSR Act on August 18, 2008.

At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of the Company or Tokio Marine or their subsidiaries. Private parties, foreign competition authorities, and state attorneys general also may bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Insurance Laws and Regulations

The insurance laws and regulations of Pennsylvania and Florida, the jurisdictions where our insurance company subsidiaries are domiciled, generally require that, prior to the acquisition of an insurance company domiciled in those respective jurisdictions, the acquiring company must obtain the approval of the insurance commissioner of that jurisdiction. In connection with this state approval process, the necessary applications were filed by Tokio Marine with the insurance regulator of Pennsylvania on August 12, 2008, and with the insurance regulator of Florida on August 14, 2008.

The Insurance Business Act of Japan requires Tokio Marine to file a prior notification with, and Tokio Marine & Nichido Fire Insurance Co., Ltd. to obtain the prior approval of, the JFSA in connection with the merger. Each of Tokio Marine and Tokio Marine & Nichido Fire Insurance Co., Ltd. intends to file the necessary notification or application, as applicable, with the JFSA promptly after all other necessary regulatory approvals are obtained.

Although the Company and Tokio Marine do not expect these regulatory authorities to disapprove of the merger, there is no assurance that the Company and Tokio Marine will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on the Company or Tokio Marine.

Other than the filings described above, neither the Company nor Tokio Marine is aware of any regulatory approvals required to be obtained, or waiting periods to expire, to complete the merger. If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any additional approval or action is needed, however, the Company or Tokio Marine may not be able to obtain it, as is the case with respect to the other necessary approvals. Even if the Company or Tokio Marine obtain all necessary approvals, and the merger agreement is adopted by the Company’s shareholders, conditions may be placed on any such approval that could cause either the Company or Tokio Marine to abandon the merger.

Interests of Our Directors and Executive Officers in the Merger

Our directors and executive officers may be deemed to have financial interests in the merger that are in addition to, or different from, their interests as shareholders of the Company. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the merger and the merger agreement. We collectively refer to James J. Maguire, Chairman of our Board of Directors, James J. Maguire, Jr., President and Chief Executive Officer, Craig P. Keller, Executive Vice President and Chief Financial Officer, Sean S. Sweeney, Executive Vice President, and Christopher J. Maguire, Executive Vice President and Chief Operating Officer, as the “named executive officers.” The named executive officers, along with T. Bruce Meyer, and William Benecke, are collectively referred to in this proxy statement as the “executive officers.” Mr. Maguire, Jr. is the son of Mr. James J. Maguire, the brother of Mr. Christopher J. Maguire and a first cousin of Mr. Sweeney.

Stock Options

Under the terms of the merger agreement, each stock option to purchase shares of Company common stock issued pursuant to the Company’s employee benefit plans, whether or not fully vested, will be cancelled at the effective time of the merger and, upon the closing of the merger, the holders of such options will be paid an amount equal to the product of (x) the excess, if any, of $61.50 over the exercise price of the applicable options times (y) the number of shares for which the options are exercisable, less applicable withholding taxes.

The following table identifies, for our current directors and executive officers, the aggregate number of shares of Company common stock subject to outstanding vested and unvested stock options as of August 21, 2008 that will become fully vested in connection with the merger, and the cash-out value of such options.

				Aggregate
		Number of	Aggregate	Cash-Out
	Aggregate	Shares	Cash-Out	Value of
	Number of	Underlying	Value of	Vested and
	Shares Subject	Unvested	Unvested	Unvested
	to Options	Options	Options(1)	Options(2)

James J. Maguire, Jr.	1,200,000	300,000	$12,396,495	$60,190,080
Craig P. Keller	315,000	180,000	$7,437,897	$14,223,902
James J. Maguire	—	—	—	—
Sean S. Sweeney	360,000	125,000	$7,437,897	$13,506,265
Christopher J. Maguire	971,448	180,000	$7,437,897	$48,331,624
T. Bruce Meyer	67,500	67,500	$2,412,838	$2,412,838
William Benecke	161,000	90,000	$3,790,059	$7,261,395
All Outside Directors as a Group	—	—	—	—

(1)	This column represents the intrinsic value of all unvested options that will become fully vested and cashed-out in connection with the merger, which is calculated for each individual by multiplying the number of shares of common stock underlying unvested options by the excess, if any, of $61.50 over the exercise price of the unvested options.

(2)	This column represents the intrinsic value of all options to be cancelled and cashed-out in connection with the merger, which is calculated for each individual by multiplying the aggregate number of shares of common stock subject to options by the excess, if any, between $61.50 and the exercise price of all such options.

Stock Appreciation Rights (SARs)

Under the terms of the merger agreement, holders of SARs granted by the Company under our employee benefit plans and outstanding at the effective time of the merger, whether or not fully vested, will be paid upon the closing of the merger an amount equal to the product of (x) the excess, if any, of $61.50 over the reference price per share for the SARs times (y) the number of shares subject to the SARs less applicable withholding taxes.

The following table identifies, for our current directors and executive officers, the aggregate number of shares of Company common stock subject to outstanding vested and unvested SARs as of August 21, 2008 that will become fully vested in connection with the merger, and the cash-out value of such SARs.

				Aggregate
		Number of	Aggregate	Cash-Out
	Aggregate	Shares	Cash-Out	Value of
	Number of	Underlying	Value of	Vested and
	Shares Subject	Unvested	Unvested	Unvested
	to SARs	SARs	SARs(1)	SARs(2)

James J. Maguire, Jr.	171,027	171,027	$4,251,001	$4,251,001
Craig P. Keller	125,459	125,459	$3,113,400	$3,113,400
James J. Maguire	—	—	—	—
Sean S. Sweeney	125,459	125,459	$3,113,400	$3,113,400
Christopher J. Maguire	125,459	125,459	$3,113,400	$3,113,400
T. Bruce Meyer	17,107	17,107	$425,094	$425,094
William Benecke	58,713	58,713	$1,438,316	$1,438,316
All Outside Directors as a Group	—	—	—	—

(1)	This column represents the intrinsic value of all unvested SARs that will become fully vested and cashed-out in connection with the merger, which is calculated for each individual by multiplying the number of shares of common stock underlying unvested SARs by the excess, if any, of $61.50 over the exercise price of the unvested SARs.

(2)	This column represents the intrinsic value of all SARs to be cancelled and cashed-out in connection with the merger, which is calculated for each individual by multiplying the aggregate number of shares of common stock subject to SARs by the excess, if any, of $61.50 over the exercise price of all such SARs.

Restricted Shares

Immediately prior to the effective time of the merger, the Company will waive all restrictions and vesting conditions applicable to restricted shares granted under our employee benefit plans to employees, including performance shares granted to our executive officers, whether or not fully vested. Upon the closing of the merger, the holders of outstanding restricted shares will be paid an amount equal to the product of (x) $61.50 times (y) the number of restricted shares, less applicable withholding taxes.

The following table identifies, for our current directors and executive officers, the aggregate number of restricted shares as of August 21, 2008 and the cash-out value of such restricted shares that will become fully vested in connection with the merger.

	Aggregate	Aggregate Cash-
	Number of	Out Value of
	Restricted Shares	Restricted Shares

James J. Maguire, Jr.	19,880	$1,222,620
Craig P. Keller	13,218	$812,907
James J. Maguire	—	—
Sean S. Sweeney	13,218	$812,907
Christopher J. Maguire	13,218	$812,907
T. Bruce Meyer	1,987	$122,201
William Benecke	5,466	$336,159
All Outside Directors as a Group	17,018	$1,046,607

(1)	This column represents the value of all restricted shares that will become fully vested and cashed out in connection with the merger, which is calculated for each individual by multiplying the aggregate number of restricted shares by $61.50.

Insurance and Indemnification

In the merger agreement, Tokio Marine and the Company agreed that from and after the effective time of the merger, Tokio Marine will cause the Company, as the surviving corporation in the merger, to indemnify and hold harmless, to the fullest extent permitted by law, all past and present directors and officers of the Company and our subsidiaries against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action or suit arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Prior to the effective time of the merger, the Company will (with funds from Tokio Marine) fully pay the premium for a “tail” insurance policy for the extension of directors’ and officers’ liability insurance for the Company’s existing directors and officers for a period of at least six years from the effective time of the merger. Such “tail” insurance policy will have terms and conditions that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of our subsidiaries by reason of service at or prior to the effective time of the merger. Tokio Marine and the Company will not be required to spend an annual premium in excess of 300% of the annual premiums paid by the Company at the date of the merger agreement for such insurance.

Addenda to Employment Agreements

Concurrently with the execution of the merger agreement, at the request of Tokio Marine, each of the Company’s named executive officers entered into an addendum to his employment agreement with the Company and Tokio Marine.

Except as otherwise stated below, each named executive officer’s addendum provides that:

•	It will be effective immediately as of the effective time of the merger, except for certain covenants that are effective immediately upon signing the addendum. The covenants that are effective immediately include requirements that (1) the named executive officer not terminate his employment on or prior to the effective time and (2) the Company not take any action that would constitute “Good Reason” for the named executive officer to terminate his employment, and not otherwise terminate the named executive officer’s employment for any reason, on or prior to the effective time of the merger, other than for unlawful activity related to employment, demonstrable fraud or material malfeasance against the Company.

•	After the merger, each named executive officer will continue his employment under the terms of his employment agreement as amended by his addendum. James J. Maguire will continue his employment as Chairman of the Board of the Company and will also serve as a Senior International Advisor to the Company and Tokio Marine.

•	The term of the Chairman’s employment agreement will be extended under his addendum to the second anniversary of the effective time of the merger, and the surviving company may, at its option, elect to extend the term for an additional year thereafter. The terms of the other named executive officers’ employment agreements will be extended under addenda and will expire on the fifth anniversary of the effective time of the merger.

•	The named executive officers would be entitled to a gross-up payment for excise taxes imposed under Section 4999 of the Code on amounts treated as “excess parachute payments” under Code Section 280G arising form the acceleration of their equity awards. If, however, a 10% reduction to the parachute payments that would otherwise be made to a named executive officer (other than the Chairman of the Board, whose parachute payments are not subject to such a reduction) would be sufficient to avoid the liability for this excise tax, then the parachute payments to that executive officer will be reduced to an amount that does not result in the imposition of the excise tax. Of the named executive officers other than the Chairman of the Board, only Christopher J. Maguire is expected to receive a gross-up payment for excise taxes on excess parachute payments. None of the named executive officers is expected to be subject to a reduction in parachute payments to avoid the excise tax on excess parachute payments arising from the acceleration of their equity awards.

•	Each named executive officer other than the Chairman who remains employed through the first three anniversaries of the effective time of the merger will be paid a retention bonus in the aggregate amount of $1,800,000 in the case of James J. Maguire, Jr., and $1,500,000 in the case of each of Messrs. Keller, Sweeney and Christopher J. Maguire. The Chairman will not receive a retention bonus. Retention bonuses will be paid in three equal installments on each of the first three anniversaries of the closing of the merger. If, during that three-year period, the named executive officer’s employment is terminated by Company for “Cause” (as defined in the named executive officer’s employment agreement) or by the named executive officer, or as a result of the named executive officer’s death or disability, any unearned installments of the retention bonus will not be paid. If, during such period, the Company terminates the named executive officer without “Cause,” or in the event of any reduction in or failure to timely pay the named executive officer’s base salary, the assignment to the named executive officer of duties that are not of a senior executive level or not consistent with his experience and training, or failure to pay any installment of the retention bonus when due, then any unpaid amount of the full retention bonus will be immediately due and payable in a lump sum.

•	As of the effective time, the employer will provide each named executive officer, other than the Chairman, with compensation opportunities comparable in the aggregate to those provided to the named executive officer immediately prior to the merger.

•	As of the effective time of the merger, the base salary of the Chairman will increase from $1,000,000 per year to $2,000,000 per year, and the employer will provide him with compensation opportunities comparable in the aggregate to those provided to him immediately prior to the merger, taking into account the increase in base salary described above, on a risk-adjusted basis.

•	Each named executive officer’s addendum also amends and broadens the scope of the restrictive covenants and confidentiality provisions of his unamended employment agreement.

•	The Chairman’s addendum provides that he will be subject to the terms of a non-competition provision during his employment and for two years thereafter.

Prior to the closing of the merger, the Company anticipates William Benecke, an executive officer who is not a named executive officer, will enter into an addendum to his employment agreement with terms substantially similar to the terms of the addenda entered into by Messrs. Keller, Sweeney and Christopher J. Maguire. In addition, the Company anticipates that up to 39 additional employees will enter into addenda to their employment agreements (or if they do not currently have an employment agreement, will enter into a retention agreement) on terms and conditions similar to the executive officers (in general, with lower retention bonuses). The aggregate amount of all retention bonuses, including the named executive officers’, to be paid by Tokio Marine will not exceed $40,000,000.

Voting and Support Agreements

In connection with the execution of the merger agreement and after the approval of the merger agreement by the Board of Directors, certain shareholders, consisting of each of the named executive officers, Maguire family members Frances M. Maguire and Timothy J. Maguire, The Maguire Foundation (of which the Chairman and his wife, Frances M. Maguire are co-directors), and several trusts for the benefit of certain Maguire family members, have each entered into a Voting and Support Agreement with Tokio Marine, each of which we refer to as a “voting agreement.” The shareholders who entered into voting agreements collectively own, as of [ • ], [ • ]% of the outstanding shares of the Company common stock entitled to vote at the special meeting.

Except as otherwise stated below, each shareholder that is a party to a voting agreement has generally agreed, among other things, to vote or cause to be voted or deliver or cause to be delivered a written consent covering all of the shares of the Company common stock that the shareholder has the power to vote as of the record date:

•	in favor of adoption of the merger agreement and any other action of the Company’s shareholders requested by the Company in furtherance thereof;

•	against any action, agreement or transaction submitted for approval of the shareholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the shareholder contained in the voting agreement; and

•	against any acquisition proposal or any other action, agreement or transaction submitted for approval to the shareholders of the Company that could reasonably be expected to materially impede or interfere with, delay, postpone or materially and adversely affect the merger, the merger agreement or the voting agreement to which the shareholder is a party.

Furthermore, each shareholder that is a party to a voting agreement has agreed that the shareholder will not enter into any other voting agreement or voting trust with respect to the shareholder’s shares (other than to vote in accordance with the provisions of the voting agreement). In addition, each shareholder has agreed, if requested, to grant to Tokio Marine an irrevocable proxy to vote the shareholder’s shares in accordance with the voting agreement if the shareholder fails to do so. Furthermore, subject to certain exceptions, each shareholder that is a party to a voting agreement has agreed not to dispose of the shareholder’s shares or options or rights to acquire shares.

The voting agreements terminate on the earlier of (1) the date and time at which the shareholders vote on the adoption of the merger agreement and (2) the date and time of termination of the merger agreement. In addition, subject to certain notice provisions, each shareholder that is a party to a voting agreement may terminate such shareholder’s voting agreement if the merger consideration is reduced below $61.50 per share of Company common stock.

Share Purchase Agreements

In connection with the execution of the merger agreement, each of the named executive officers has entered into a share purchase agreement with Tokio Marine, each of which we refer to as a “share purchase agreement.”

Pursuant to each share purchase agreement, if the merger closes and the named executive officer receives the merger consideration for his shares of the Company common stock, the named executive officer is required to acquire on the open market, within a prescribed period of time following the closing of the merger, shares of Tokio Marine common stock with an aggregate purchase price of at least $100,000,000 in the case of the Chairman, $5,000,000 in the case of Mr. Maguire, Jr., and $1,000,000 in the case of each of the other named executive officers.

Each named executive officer, other than the Chairman, is required to maintain beneficial ownership of the minimum number of shares of Tokio Marine common stock he is required to purchase under his share purchase agreement, as described above, until at least the third anniversary of the effective date of the merger. The Chairman is required to maintain beneficial ownership of the minimum number of shares of Tokio Marine common stock he is required to purchase under his stock purchase agreement until the first anniversary of the effective date of the merger and at least 15% of such minimum number of shares until at least the third anniversary of the effective date of the merger.

Each share purchase agreement will terminate upon the earlier of the termination of the merger agreement or the death of the named executive officer that is party to the share purchase agreement.

No Dissenters’ Rights

Pursuant to Section 1571 of the Pennsylvania Business Corporation Law and the merger agreement, no dissenters’ rights will apply in connection with the merger.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement, and is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A to this proxy statement. The provisions of the merger agreement are extensive and not easily summarized. Accordingly, this summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is incorporated by reference in this proxy statement. We encourage you to read the merger agreement carefully and in its entirety for a more complete understanding of the terms of the merger.

Additional information about the Company and Tokio Marine may be found elsewhere in this proxy statement and in the other public filings that the Company and Tokio Marine make with the SEC. Please see the section of this proxy statement entitled “Where You Can Obtain Additional Information” beginning on page 54.

Structure of the Merger

Under the merger agreement, on the date of the closing, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity. The directors of Merger Sub immediately prior to the merger will be the directors of the surviving entity.

The by-laws of Merger Sub in effect immediately prior to the effective time will be the by-laws of the surviving corporation until thereafter amended as provided therein or by applicable law. The articles of incorporation of the Company in effect immediately prior to the effective time shall be the articles of incorporation of the surviving corporation except that the number of authorized shares, classes of shares and par value of shares shall be amended to be 1,000 shares of common stock with a par value of $1.00 per share. Such articles of incorporation, as so amended, shall be the articles of incorporation of the surviving corporation, until thereafter amended as provided therein or by applicable law.

Closing of the Merger

The closing of the merger will take place on the second business day following the satisfaction or waiver of the conditions to closing set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at closing, but subject to the satisfaction or waiver of those conditions at such time). The parties will file a certificate of merger with the Secretary of State of the Commonwealth of Pennsylvania on the closing date of the merger. The merger will become effective when the articles of merger are filed or at such later time as we and Tokio Marine may agree upon and specify in the certificate of merger. Subject to the receipt of all necessary regulatory approvals, we anticipate the closing will occur in the fourth quarter of 2008.

Merger Consideration and Conversion of the Company Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of common stock owned by the Company and its subsidiaries and Tokio Marine and its subsidiaries) will be converted into the right to receive $61.50 in cash.

Treatment of Company Equity Awards

At the effective time of the merger, the awards discussed below will be converted into the right to receive cash in the manner and amounts described. In each case, applicable withholding taxes will be withheld from the total payment.

Options

All outstanding stock options to purchase shares of Company common stock issued pursuant to the Company’s Amended and Restated Employees’ Stock Incentive and Performance Based Compensation Plan and its predecessor plan, whether or not fully vested, will be cancelled at the effective time of the merger and the holders of such options will be paid an amount equal to the product of (x) the excess, if any, of $61.50 over the exercise price of the applicable options times (y) the number of shares for which the options are exercisable.

Stock Appreciation Rights

Each outstanding stock appreciation right, which we refer to as a “SAR,” granted pursuant to our employee benefit plans, whether or not fully vested, will be cancelled at the effective time of the merger and the holders of SARs will be paid an amount equal to the product of (x) the excess, if any, of $61.50 over the reference price per share for the SARs times (y) the number of shares subject to the SARs.

Restricted Shares

Immediately prior to the effective time of the merger, the Company will waive all restrictions and vesting or holding conditions applicable to restricted shares granted by us pursuant to our employee benefit plans, whether or not fully vested. At the effective time, the holders of any outstanding restricted shares will be paid an amount equal to the product of (x) $61.50 times (y) the number of restricted shares held by them.

Performance Awards

Immediately prior to the effective time of the merger, the Company will waive all conditions applicable to performance shares granted by the Company, which we refer to as “performance awards,” the performance awards will be cancelled and the holders of performance awards will be paid $61.50 in cash for each share subject to the performance award held.

Treatment of the Company’s Employee Stock Purchase Plans

Immediately prior to the effective time of the merger, the Company will waive any vesting or holding conditions or restrictions applicable to any ESPP Shares, and such ESPP Shares will be treated the same as all other shares of the Company at the effective time of the merger. At the effective time of the merger, the holders of ESPP

Shares will be paid $61.50 for each ESPP Share. All loans that are outstanding in respect of the ESPP Shares will be immediately due and payable and may be paid from the consideration to be received for the ESPP Shares.

Exchange of Share Certificates

Prior to the closing of the merger, Tokio Marine will engage a paying agent to handle the exchange of shares of Company common stock for cash. Promptly following the effective time, the paying agent will send a letter of transmittal and instructions to each former Company shareholder explaining the procedure for surrendering stock certificates representing shares of Company common stock for the applicable cash payment and will provide special instructions if any of the Company’s shares are uncertificated.

Shareholders should not return their stock certificates with the enclosed proxy card, and should not forward stock certificates to the paying agent without a letter of transmittal.

After the effective time, each stock certificate that previously represented shares of Company common stock will only represent the right to receive payment in the amount that the holder is entitled to receive pursuant to the merger agreement, less any required withholdings under tax or other applicable laws. After the effective time of the merger, there will be no further registration or transfer of the Company’s shares.

No consideration will be paid to a shareholder until the shareholder’s shares of Company common stock are surrendered to the paying agent, together with a duly completed and validly executed letter of transmittal and any other documents the paying agent may reasonably require. No interest will be paid or will accrue on the cash payable upon surrender of any stock certificate. The consideration may be paid to a person other than the person in whose name the corresponding stock certificate is registered if the stock certificate is properly endorsed or is otherwise in the proper form for transfer and is accompanied by reasonable evidence that any applicable stock transfer taxes have been paid, are not applicable or will be paid by such transferee. Shareholders no longer in possession of their stock certificates because the stock certificates have been lost, stolen or destroyed may, in exchange for the merger consideration of $61.50 per share, deliver an affidavit and, if required, place a bond against potential claims with respect to the missing certificates in a reasonable amount as Tokio Marine may direct.

None of the Company, Tokio Marine, Merger Sub, the surviving entity or the paying agent will be liable to any shareholder for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. All funds held by the paying agent for payment to the holders of shares that are not disbursed within 365 calendar days after the effective time of the merger will be delivered to the surviving entity. Thereafter, each holder of a stock certificate formerly representing shares in the Company entitled to the merger consideration who has not received the merger consideration must look only to the surviving entity for payment of the merger consideration that may be payable upon due surrender of the stock certificates held by them, without interest.

Representations and Warranties

The merger agreement contains representations and warranties that the parties to the merger agreement made to and solely for the benefit of one another. The assertions embodied in those representations and warranties are subject, in some cases, to specified exceptions, qualifications, limitations and supplemental information, including knowledge qualifiers and contractual standards of materiality (such as materiality qualifiers and the occurrence of a “material adverse effect,” as described above), that are different from those generally applicable under federal securities law, as well as detailed information provided in a disclosure letter provided by us in connection with signing the merger agreement. While the Company does not believe that the disclosure letter contains non-public information that the securities laws require to be publicly disclosed, the disclosure letter does contain detailed information that modifies, qualifies and creates exceptions to our representations and warranties provided in the merger agreement. The merger agreement is described in this proxy statement, and included as Appendix A to this proxy statement, only to provide you with information regarding its terms and conditions, and not to provide any factual information regarding the Company, Tokio Marine or their respective businesses. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since (1) they were only made as of the date of the merger agreement or a prior, specified date, (2) in some cases they are subject to knowledge, materiality and material adverse effect qualifiers, and (3) they are modified in important part by detailed information included in the disclosure letter. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

These representations and warranties of the Company include the following:

•	due organization, valid existence, good standing, corporate structure, qualification and corporate power licenses and permits to conduct the Company’s business;

•	the capital structure of the Company;

•	corporate authority to enter into and perform the merger agreement, enforceability of the merger agreement and approval and recommendation to the shareholders of the merger agreement by our Board of Directors;

•	required governmental filings or approvals;

•	absence of conflicts of the merger agreement and the transactions contemplated by the merger agreement with organizational documents, material contracts, permits or applicable law;

•	financial statements and filings with the SEC;

•	absence of certain changes or events and conduct of business since December 31, 2007;

•	absence of litigation likely to materially adversely impact the Company or materially delay the merger;

•	employee benefit plan matters, post-employment compensation and deferred compensation matters;

•	compliance with applicable laws, including insurance laws;

•	material contracts;

•	leases for real property;

•	inapplicability to the merger of certain anti-takeover laws and absence of anti-takeover provisions in the Company’s articles of incorporation;

•	environmental matters;

•	tax matters, including payment of taxes and filing of returns;

•	employees and labor matters;

•	intellectual property rights;

•	insurance policies;

•	conduct of and matters related to insurance agents and producers of the Company and its subsidiaries, certain reinsurance accounting matters and actuarial analyses;

•	conduct of insurance operations through, and insurance licenses and authorizations of, subsidiaries;

•	reinsurance and coinsurance issues;

•	disclaimer of “investment advisor” status; and

•	broker and finders’ fees due in connection with the merger.

The representations and warranties of Tokio Marine and Merger Sub are more limited and relate to, among other things, the following:

•	due organization, valid existence, good standing, corporate structure, qualification and corporate power, and licenses and permits to conduct business;

•	corporate authority to enter into and perform under the merger agreement;

•	required governmental filings or consents;

•	absence of conflicts of the merger agreement and the transactions contemplated by the merger agreement with its organizational documents, material contracts, permits or applicable law;

•	absence of litigation that would materially delay the merger or materially adversely impact performance under the merger agreement;

•	availability of funds to make all required payments in connection with the merger;

•	capitalization, ownership and operations of Merger Sub;

•	accuracy of information supplied by Tokio Marine or Merger Sub for inclusion in this proxy statement;

•	finders’ fees due in connection with the merger; and

•	absence of status as an interested shareholder of the Company under Pennsylvania law prior to July 22, 2008.

Certain of the representations and warranties of the Company and of Tokio Marine and Merger Sub are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means, with respect to the Company or Tokio Marine, as the case may be, a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the party and its subsidiaries, taken as a whole. In determining whether a material adverse effect on the Company has occurred, there are specified exceptions, including (a) changes in the economy or financial markets generally in the United States, (b) changes that are the result of factors generally affecting the property-casualty insurance industry in the geographic areas where the Company or any of our subsidiaries operate, (c) certain events arising from the announcement or pendency of the merger, (d) changes in generally accepted accounting principles in the United States or Japan, statutory accounting principles, the rules or policies of the Public Company Accounting Oversight Board and other accounting rules, (e) any failure by the Company to meet any estimates of revenues or earnings for any period ending after the date of the merger agreement and prior to the closing date, (f) the suspension of trading in securities on NASDAQ or a decline in the price of the Company’s common stock on NASDAQ, (g) changes or proposed changes in the Company’s credit rating, (h) changes resulting from the entering into of the merger agreement or compliance by the Company with its terms, and (i) the disposition of any interim motion related to pending litigation disclosed in the disclosure letter; provided that with respect to (a) and (b) above, such change, event, circumstance or development does not (x) primarily relate to the Company and its subsidiaries or (y) disproportionately adversely affect the Company and its subsidiaries compared to other companies of similar size operating in the property and casualty insurance industry in similar geographic areas in which the Company and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the closing of the merger.

Covenants Relating to Conduct of Business

The Company has agreed to covenants in the merger agreement that affect the conduct of its business between the date the merger agreement was signed and the closing date of the merger. Prior to the closing date of the merger, subject to specified exceptions, the Company and each of its subsidiaries are required to conduct business in the ordinary course and consistent with past practices and, to the extent consistent therewith, use commercially reasonable efforts to preserve their business organization and good will and relationships with customers, agents, third party payors and others having business dealings with them, and to keep available the services of their officers and key employees. In addition, absent the written consent of Tokio Marine and subject to specified exceptions, the Company will not, and will not permit any of its subsidiaries to:

•	adopt or propose any change in articles of incorporation or by-laws or other applicable governing instruments;

•	merge or consolidate with any other person, except for any such transactions among wholly owned subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the Company’s assets, operations or businesses;

•	acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $5,000,000 in any transaction or series of related transactions, other than acquisitions pursuant to contracts in effect as of the date of the merger agreement;

•	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of our subsidiaries (other than the issuance of shares by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than (a) issuances to the Company’s directors required under the directors stock purchase plan in connection with such directors’ service as directors, and (b) issuances in connection with the exercise of stock awards outstanding as of the date of the merger agreement;

•	create or incur any lien material to the Company or any of our subsidiaries on any assets of the Company or any of our subsidiaries having a value in excess of $1,000,000, other than liens granted to the Federal Home Loan Board of Pittsburgh to secure borrowings by Philadelphia Indemnity Insurance Company and used by it for arbitrage investment purposes;

•	make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any direct or indirect wholly owned subsidiary of the Company) in excess of $5,000,000 in the aggregate;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned subsidiary to the Company or to any other direct or indirect wholly owned subsidiary) or enter into any agreement with respect to the voting of our capital stock;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or securities convertible or exchangeable into or exercisable for any shares of our capital stock;

•	incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of our subsidiaries, except for (a) indebtedness for borrowed money incurred in the ordinary course of business (x) not to exceed $5,000,000 in the aggregate, (y) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, or (z) guarantees incurred by the Company of indebtedness of our wholly owned subsidiaries and (b) the liens granted to the Federal Home Loan Board of Pittsburgh to secure borrowings by Philadelphia Indemnity Insurance Company and used by it for arbitrage investment purposes;

•	except as provided in our disclosure letter, make or authorize any capital expenditures in excess of $5,000,000 in the aggregate;

•	(a) enter into any contract that would have been a “Restricted Contract” (as defined in the merger agreement) had it been entered into prior to the merger agreement, or (b) other than in the ordinary course of business, enter into any contract that would have been a “Material Contract” (as defined in the merger agreement) had it been entered into prior to the merger agreement;

•	make any changes with respect to accounting policies or procedures, except as required by changes in generally accepted accounting principals or statutory accounting principals;

•	settle any litigation or other proceedings before a governmental entity for an amount in excess of $2,500,000 individually or $5,000,000 in the aggregate or any obligation or liability of the Company in excess of such amount, other than (a) ordinary course policy claim matters for amounts that are within policy limits, (b) the payment, discharge or satisfaction of obligations or liabilities in accordance with the terms of contracts in effect as of the date of the merger agreement or (c) settlement of any liability for which reserves have been made on the Company’s financial statements;

•	(a) amend, modify or terminate any “Restricted Contract” (as defined in the merger agreement), (b) except in the ordinary course of business, amend, modify or terminate any “Material Contract” (as defined in the merger agreement), or (c) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $1,000,000;

•	make any material tax election;

•	transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (a) except in the ordinary course of business, any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or our subsidiaries, other than pursuant to contracts in effect prior to the date of the merger agreement or (b) any capital stock of any of our subsidiaries;

•	except as required pursuant to our agreements in effect prior to the date of the merger agreement or provided in our disclosure letter, or as otherwise required by applicable law (a) grant or provide any severance, retention, termination or similar payments or benefits to any director or employee, (b) increase the compensation (except for routine base salary increases for employees who are no more senior than Assistant Vice Presidents in the ordinary course of business consistent with past practice), bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director or employee, other than (x) issuances to our directors required under the directors stock purchase plan in connection with the directors’ service as directors, and (y) issuances in connection with the exercise of stock awards outstanding as of the date of the merger agreement (c) establish, adopt, amend or terminate any benefit plan, amend the terms of any outstanding options, SARs, performance awards, restricted shares, or other awards or grant any new awards of compensation or benefits, (d) except as otherwise provided in the merger agreement, take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any benefit plan, (e) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan, or change the manner in which contributions to such plans are made or the basis on which such contributions are determined; or (f) forgive or promise to forgive any loans to directors or employees;

•	(a) grant, extend, amend (except as required in the diligent prosecution of the Company’s intellectual property) waive or modify any material rights in or to, nor sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any material intellectual property, other than in the ordinary course of business, (b) fail to diligently prosecute the Company’s and our subsidiaries’ material patent applications, if any, or (c) fail to exercise a right of renewal or extension under any material intellectual property contract;

•	except in the ordinary course of business or as may already be in existence, enter into any new quota share or other reinsurance transaction;

•	enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services other than property and casualty insurance materially different from existing products or services of the Company and our subsidiaries or enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioners instructions for the preparation of the annual statement form) without Tokio Marine’s prior written approval;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any of our insurance subsidiaries;

•	except in the ordinary course of business, alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial practice guideline or policy or any material assumption underlying an actuarial practice or policy, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) generally accepted accounting principals, applicable statutory accounting principals, any governmental entity or applicable law; or

•	agree, authorize or commit to do any of the foregoing.

Regulatory Approvals

The merger agreement provides that Tokio Marine and the Company will use reasonable best efforts to take all actions and do all things advisable, proper or necessary under the merger agreement and applicable laws to consummate the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable. Without limitation, this includes taking the appropriate actions to obtain the required approvals under the HSR Act and to give notices to and obtain approvals from state insurance departments in Florida and Pennsylvania and the JFSA. Tokio Marine and the Company are each required to cooperate with the other in obtaining, and to use reasonable best efforts to take all lawful steps as are necessary or appropriate to secure, regulatory approvals. More information on the required regulatory approvals and notices is available under the heading “The Merger — Governmental and Regulatory Approvals” on page 32 of this proxy statement.

No Solicitations by the Company

Under the terms of the merger agreement, subject to certain exceptions described below, the Company has agreed that we will not, and will not permit our subsidiaries, subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives to:

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	engage in or otherwise participate in any discussions or negotiations regarding an acquisition proposal, or provide any non-public information or data to any person that has made, or to the knowledge of the Company is reasonably likely to make or is considering (in each case whether alone or as part of a group), an acquisition proposal, except to notify such person of the restrictions in the merger agreement.

Under the merger agreement, an “acquisition proposal” is any proposal or offer with respect to:

•	a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of our significant subsidiaries with any person other than the Company or any of our subsidiaries, Tokio Marine, Merger Sub or any controlled affiliate thereof, or

•	any acquisition by any third party or proposal or offer by any third party, which if consummated would result in any person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or those of any of our subsidiaries, or 20% or more of the consolidated total assets of the Company and our subsidiaries, in each case other than the transactions contemplated by the merger agreement.

If, prior to approval of the merger by the Company’s shareholders, the Company receives a written and unsolicited acquisition proposal and the Board of Directors determines in good faith and after consultation with outside legal and financial advisors that the acquisition proposal is, or could reasonably be expected to lead to, a superior proposal, then the Company may:

•	provide information in response to a request by a person who has made an unsolicited written acquisition proposal, that our Board of Directors reasonably believes to be credible providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the person so requesting such information an executed confidentiality agreement on terms relating to confidentiality not significantly less restrictive to the other party than those contained in the confidentiality agreement between Tokio Marine and the Company; and promptly discloses any such information to Tokio Marine to the extent not previously provided to Tokio Marine;

•	engage or participate in any discussions or negotiations with any Person who has made an unsolicited written acquisition proposal; or

•	after having complied with certain requirements, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) an acquisition proposal, if and only to the extent that, (x) prior to taking any of these actions, our Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for such directors to comply with the directors’ fiduciary duties under applicable law, (y) in each such case referred to in the first two bullet points above, our Board of Directors has determined in good faith based on the information then available and after consultation with its financial advisor that an acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal, and (z) in the case referred to in the third bullet above, our Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal.

A “superior proposal” is an unsolicited acquisition proposal that would result in any person becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that our Board of Directors has determined in its good faith judgment (x) would result in a transaction that, if consummated, would be more favorable to the shareholders of the Company than the merger, taking into account all of the terms and conditions of such proposal and of the merger agreement (including any proposal by Tokio Marine to amend the terms of the merger agreement) and the time likely to be required to consummate such acquisition proposal, and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, including the likelihood of termination and the existence of a financing contingency.

Changes in the Company’s Recommendation

Our Board of Directors and each committee of our Board of Directors has agreed not to withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) its recommendation with respect to the merger, or fail to reaffirm its approval or recommendation of the merger within three business days after receiving a written request to do so from Tokio Marine, or approve, recommend or otherwise declare advisable (or publicly propose to approve or recommend) any acquisition proposal (any of the foregoing a “change in Company recommendation”).

The Company and our Board of Directors have agreed not to cause or permit the Company or any of our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement, with the exception of confidentiality agreements), relating to any acquisition proposal.

Our Board of Directors may, prior to but not after shareholder approval has been obtained, make a change in its recommendation to the shareholders in connection with an acquisition proposal if our Board of Directors has determined in good faith, after consulting with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. However, our Board of Directors may not take any such action in connection with an acquisition proposal unless (1) the acquisition proposal constitutes a superior proposal, (2) the Company provides written notice to Tokio Marine at least five business days prior to making such change in recommendation, which notice must specify all material terms and conditions of the superior proposal (including the identity of the party making such superior proposal and copies of any documents evidencing such superior proposal), (3) during the change in recommendation notice period the Company will, and will cause our financial advisors and outside counsel to, negotiate with Tokio Marine in good faith should Tokio Marine propose to make adjustments in the terms and conditions of the merger agreement so that the new acquisition proposal ceases to constitute (in the good faith judgment of the Board of Directors) a superior proposal and (4) such acquisition proposal continues to constitute (in the good faith judgment of the Board of Directors) a superior proposal after taking into account any amendments that Tokio Marine agrees to make prior to the end of the change in recommendation notice period. Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal for purposes of the change in recommendation notice period.

Employee Benefits and Plans

Tokio Marine and the Company have agreed that for 18 months following the effective time of the merger, Tokio Marine will provide or will cause to be provided to employees of the Company and our subsidiaries who continue to be employed by Tokio Marine, the Company or any of their subsidiaries following the closing of the merger, employee benefits that are no less favorable in the aggregate than those in effect immediately prior to the date of the merger agreement, provided that Tokio Marine will not be obligated to provide any equity-based arrangements.

To the extent applicable, Tokio Marine has agreed to cause any employee benefit plans which the employees of the Company and its subsidiaries are entitled to participate in after the effective time of the merger to take into account for purposes of eligibility, vesting, and level of benefits for purposes of vacation, paid time off and severance plans, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service with the Company and our subsidiaries as if such service were with the surviving corporation, to the same extent service was credited under a comparable plan of the Company. With respect to any welfare benefit plan adopted by the surviving corporation, after the effective time of the merger, Tokio Marine will waive any restrictions with respect to any pre-existing condition, actively at work requirements and waiting periods (except to the extent such restrictions were preexisting), and any eligible expenses incurred by any employees of the Company and our subsidiaries and any respective covered dependents during the portion of the plan year prior to adoption of the new plan will be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to a person for the applicable plan year as if such amounts had been paid in accordance with the plan.

Indemnification and Insurance

In the merger agreement, Tokio Marine and the Company agreed that from and after the effective time of the merger, Tokio Marine will cause the Company, as the surviving corporation in the merger, to indemnify and hold harmless, to the fullest extent permitted by law, all past and present directors and officers of the Company and our subsidiaries against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action or suit arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Prior to the effective time of the merger, the Company will purchase (with funds advanced by Tokio Marine) and maintain a “tail” insurance policy for the extension of directors’ and officers’ liability insurance for the Company’s existing directors and officers for a period of at least six years from the effective time of the merger. Such “tail” insurance policy will have terms and conditions that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of our subsidiaries by reason of service at or prior to the effective time of the merger. Tokio Marine and the Company will not be required to spend an annual premium in excess of 300% of the annual premiums paid by the Company at the date of the merger agreement for such insurance.

Other Covenants and Agreements

The merger agreement contains other covenants and agreements, including covenants and agreements relating to cooperation between Tokio Marine and the Company in the preparation of this proxy statement, public announcements regarding the merger, holding the special meeting to adopt the merger agreement, taking certain actions with respect to dormant subsidiaries and efforts to render anti-takeover laws inapplicable.

Conditions to the Closing of the Merger

The obligations of Tokio Marine, Merger Sub and the Company to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the affirmative vote of the holders of a majority of the votes cast to adopt the merger agreement and approve the merger at the special meeting;

•	the expiration or termination of applicable waiting periods, including those under the HSR Act, and the receipt of the approvals required to be obtained from the Pennsylvania and Florida insurance departments and the JFSA, none of which contains any condition that would constitute a “negative regulatory action” as that term is defined in the merger agreement; and

•	no laws having been adopted and no temporary restraining order, injunction, order, judgment, decision, opinion or decree having been issued by a court or other governmental entity that has the effect of making the merger illegal or otherwise prohibiting the completion of the merger.

Tokio Marine’s and Merger Sub’s obligation to close is also conditioned on the satisfaction or waiver of the following conditions:

•	the representations and warranties of the Company are true and correct on July 22, 2008 and as of the closing date of the merger as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date), except for any failure to be so true and correct that, individually or in the aggregate has not had and would not reasonably be expected to have a Company material adverse effect, except for certain representations, including those relating to the Company’s organizational documents, capital structure, authority and material contracts, which must be true in all material respects as of July 22, 2008 and as of the closing date of the merger as though made on and as of that date, and absence of certain changes which must be true and correct in all respects as of July 22, 2008 and as of the closing date of the merger as though made on and as of that date, and the Company shall have provided an officer’s certificate to Tokio Marine to that effect; and

•	the Company’s performance in all material respects of all agreements and covenants required to be performed by the Company under the merger agreement.

The Company’s obligation to close is also conditioned on the satisfaction or waiver of the following conditions:

•	the representations and warranties of Tokio Marine and Merger Sub are true and correct as of the closing date (without regard to materiality for each individual representation and warranty), except where the failure to be true and correct do not, individually or in the aggregate, have a material adverse effect on Tokio Marine; and

•	Tokio Marine’s and Merger Sub’s performance in all material respects of all agreements and covenants required to be performed by Tokio Marine and Merger Sub under the merger agreement.

Before the closing of the merger, the Company or Tokio Marine may each waive any of the conditions to closing of the other party and complete the merger even though one or more of these conditions has not been met. However, under Pennsylvania law and the Company’s governing documents, the approval of the majority of the issued and outstanding shares of the Company’s stock entitled to vote on the matter and present, in person or by proxy, at the special meeting is necessary to close the merger.

Transaction Fees and Expenses

Tokio Marine and the Company have agreed that, whether or not the merger is closed, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses. However, in certain limited instances discussed in the section of this proxy statement entitled “The Merger Agreement — Termination Fee,” the Company may be obligated to reimburse Tokio Marine up to $15,000,000 in expenses.

Termination of the Merger Agreement

The merger agreement may be terminated and the transactions contemplated by the merger agreement abandoned at any time prior to the closing of the merger under the following circumstances:

•	by mutual written consent of the Company and Tokio Marine;

•	by either the Company or Tokio Marine (absent willful or intentional breach by the terminating party that contributed to the failure of any of the following conditions) if:

•	the merger has not been consummated on or before January 23, 2009, unless the only outstanding conditions to the merger not satisfied are the receipt of governmental approvals, in which case the deadline is extended to April 23, 2009;

•	the shareholders do not approve the merger at the special meeting; or

•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger shall become final and non-appealable.

•	by the Company if:

•	there has been a material uncured breach of any representation, warranty or agreement made by Tokio Marine or Merger Sub in the merger agreement; or

•	at any time prior to the shareholders’ approval of the merger, our Board of Directors changes its recommendation to the shareholders or authorizes the Company to enter into an alternative acquisition agreement, subject to certain notice and negotiation rights of Tokio Marine (if the merger agreement were terminated pursuant to this section, the Company would be required to pay Tokio Marine a termination fee equal to $141,000,000 and reimburse up to $15,000,000 in expenses).

•	by Tokio Marine if:

•	our Board of Directors changes its recommendation to the Company’s shareholders or authorizes acceptance of a superior proposal, the Company fails to hold a shareholder meeting prior to January 23, 2009 (or April 23, 2009, if applicable) or if our Board of Directors fails to recommend rejection of a tender offer by another party;

•	(a) shareholder approval is not obtained at the special meeting, (b) the merger does not take place by January 23, 2009 (or April 23, 2009, if applicable), (c) after July 22, 2008, a third party publicly announces or makes an acquisition proposal which is not withdrawn within ten days and the merger agreement is terminated by Tokio Marine because of a material uncured breach by the Company. If the merger agreement is terminated as a result of any of these matters, the Company would have to pay Tokio Marine the $141,000,000 termination fee and reimburse up to $15,000,000 in expenses if an agreement to acquire the Company were entered into within 18 months of the termination. However, with respect to a termination as a result of failure to obtain shareholder approval, the termination fee would be payable regardless of whether an acquisition agreement were entered into, if Tokio Marine otherwise had a right to terminate the merger agreement;

•	there has been a material uncured breach of any representation, warranty or agreement made by the Company in the merger agreement.

Upon termination, all of the provisions of the Agreement will terminate, except certain provisions relating to such things as confidentiality. However, all remedies a party has against another party for a willful or intentional breach of the merger agreement by the other party will survive termination.

Termination Fee

The Company will pay Tokio Marine the $141,000,000 termination fee and reimburse up to $15,000,000 of expenses if the merger agreement is terminated under the following circumstances:

•	The Company terminates the merger agreement because our Board of Directors has authorized the Company to enter into an agreement with respect to a superior proposal, and Tokio Marine does not make, within the time period specified in the merger agreement, an offer that the Board of Directors of the Company determines is at least as favorable, from a financial point of view, to the Company’s shareholders;

•	The Company terminates the merger agreement because our Board of Directors made a change in recommendation;

•	Tokio Marine terminates the merger agreement because our Board of Directors makes a change of recommendation to the Company’s shareholders;

•	Tokio Marine terminates the merger agreement because the Company fails to hold a meeting of it shareholders for the purpose of voting on the merger at which a quorum is present and a vote is taken prior to January 23, 2009 (or April 23, 2009, if applicable);

•	Tokio Marine terminates the merger agreement because our Board of Directors has failed to recommend that the Company’s shareholders reject a tender offer or exchange offer from a third party within the time period specified in the merger agreement;

•	the merger agreement is terminated by either Tokio Marine or the Company because the merger is not consummated on or before January 23, 2009 (or April 23, 2009, if applicable) and (a) after July 22, 2008, any person publicly makes or publicly announces an intention to make (whether or not conditional) an acquisition proposal and that acquisition proposal is not publicly withdrawn without qualification at least ten days prior to April 23, 2009 and (b) neither Tokio Marine nor Merger Sub has willfully or intentionally breached in any material respect their obligations under the merger agreement in any manner that has proximately contributed to the occurrence of the failure of a condition to the consummation of the merger, provided, the termination fee will not be payable to Tokio Marine unless and until within 12 months of such termination the Company or any of our subsidiaries enters into a binding alternative acquisition agreement pursuant to which the Company or any of our subsidiaries has agreed to undertake, solicit shareholder approval for or engage in, or shall have consummated, or shall have approved or recommended to the Company’s shareholders or otherwise not opposed, an acquisition proposal to acquire at least 50% of the total voting power or of any class of equity securities of the Company or any of its subsidiaries or 50% or more of the consolidated assets of the Company;

•	the merger agreement is terminated by either Tokio Marine or the Company because the shareholders do not approve the merger at the special meeting and after July 22, 2008, any person publicly makes or publicly announces an intention to make (whether or not conditional) an acquisition proposal prior to the Company obtaining shareholder approval of the merger and such acquisition proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least five business days prior to the vote of the Company’s shareholders with respect to the merger, provided, the termination fee will not be payable to Tokio Marine unless and until within 12 months of such termination the Company or any of our subsidiaries enters into a binding alternative acquisition agreement pursuant to which the Company or any of our subsidiaries has agreed to undertake, solicit shareholder approval for or engage in, or shall have consummated, or shall have approved or recommended to the Company’s shareholders or otherwise not opposed, an acquisition proposal of at least 50% of the total voting power or of any class of equity securities of the Company or any of its subsidiaries or 50% or more of the consolidated assets of the Company; or

•	the merger agreement is terminated by Tokio Marine because there has been a breach of any representation, warranty, covenant or agreement made by the Company in the merger agreement, or any representation and warranty shall have become untrue after July 22, 2008, such that the conditions under which Tokio Marine is required to close the merger would not be satisfied and such breach or condition is either not curable or is not cured within the earlier of (a) thirty days after written notice thereof is given by Tokio Marine to the Company and (b) January 23, 2009 (or April 23, 2009, if applicable) and after July 22, 2008, any person publicly makes or publicly announces an intention to make (whether or not conditional) an acquisition proposal and such acquisition proposal or publicly announced intention is not publicly withdrawn without qualification at least ten days prior to the date when the relevant breach commenced or the relevant representation and warranty became untrue, provided, the termination fee will not be payable to Tokio Marine unless and until within 12 months of such termination the Company or any of our subsidiaries enters into a binding alternative acquisition agreement pursuant to which the Company or any of our subsidiaries has agreed to undertake, solicit shareholder approval for or engage in, or shall have consummated, or shall have approved or recommended to the Company’s shareholders or otherwise not opposed, an acquisition proposal of at least 50% of the total voting power or of any class of equity securities of the Company or any of its subsidiaries or 50% or more of the consolidated assets of the Company.

Governing Law

The merger agreement is governed by the laws of the Commonwealth of Pennsylvania and provides that any litigation relating to the merger agreement or the transactions contemplated by the merger agreement will be maintained in the Commerce Program of the Court of Common Pleas of Philadelphia County, Pennsylvania or, if such court does not have jurisdiction over a matter, the United States District Court for the Eastern District of Pennsylvania.

Amendments, Extensions and Waivers of the Merger Agreement

Tokio Marine and the Company have agreed that the merger agreement may be amended by the parties, as authorized by their respective boards of directors, at any time before adoption of the merger agreement by the Company’s shareholders. After adoption of the merger agreement by the Company’s shareholders, no amendment may be made to the merger agreement without shareholder approval, if such approval is required by law or under rules of any relevant stock exchange.

The parties have also agreed that, prior to the closing of the merger, with the authorization of their respective boards of directors, the parties will be allowed to extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive compliance with any of the agreements or conditions contained in the merger agreement.

MARKET PRICE OF THE COMMON STOCK AND DIVIDEND DATA

The Company’s common stock is traded on NASDAQ under the symbol “PHLY.” The following table shows the high and low sales prices for the Company’s common stock for each quarterly period within the Company’s last two recent fiscal years, the first and second quarters of 2008, and through August 21, 2008:

High/Low Market Price Per Share (in United States Dollars)

Quarter	1st	2nd	3rd	4th

2008 High	39.28	38.64	59.79	—
Low	29.62	31.22	31.80	—
2007 High	48.00	46.94	42.47	46.72
Low	42.25	39.90	30.30	36.64
2006 High	36.81	34.26	40.09	45.99
Low	31.53	29.82	30.42	38.41

On [ • ], the Company’s common stock was held by [ • ] shareholders of record.

The Company did not declare cash dividends on its common stock in 2008, 2007 or 2006.

As a holding company, the Company is dependent upon dividends and other permitted payments from its subsidiaries to pay any cash dividends to its shareholders. The ability of the Company’s subsidiaries to pay dividends to the Company is subject to regulatory limitations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of August 21, 2008 by: (a) each person known to the Company to own beneficially more than 5% of the outstanding common stock; (b) each of the Company’s directors and executive officers; and (c) all of the directors and executive officers as a group. As used in this table, “beneficially owned” means the sole or shared power to vote or dispose of, or to direct the voting or disposition of, the shares, or the right to acquire such power within 60 days after August 21, 2008 with respect to any shares.

	Shares		Percent
	Beneficially		Beneficially
Name(1)	Owned(2)		Owned

James J. Maguire	10,907,907	(3)	15.2%
James J. Maguire, Jr.	1,734,511	(4)	2.3%
Frances M. Maguire	8,457,530	(5)	11.8%
Aminta Hawkins Breaux	4,014		*
Michael J. Cascio	15,383		*
Elizabeth H. Gemmill	22,465		*
Paul R. Hertel, Jr.	54,270	(6)	*
Michael J. Morris	18,152		*
Shaun F. O’Malley	5,478		*
Donald A. Pizer	5,272		*
Ronald R. Rock	5,690		*
Sean S. Sweeney	409,227	(7)	*
Craig P. Keller	160,440	(8)	*
Christopher J. Maguire	1,577,788	(9)	2.1%
William J. Benecke	81,552		*
T. Bruce Meyer	7,609		*
EARNEST Partners, LLC	5,048,167	(10)	7.0%
FMR Corp.	4,342,420	(11)	6.0%
All Directors and Executive Officers as a Group (15 persons)	14,311,530		20.4%

*	Less than 1%

(1)	The named shareholders’ business address is One Bala Plaza, Suite 100, Bala Cynwyd, PA 19004, except that the business address of EARNEST Partners, LLC is 1180 Peachtree Street, NE, Suite 2300, Atlanta, GA 30309; and the business address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(2)	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, unless otherwise noted in the footnotes to this table.

(3)	Of these shares, 5,251,500 are owned jointly by Mr. Maguire and his wife Frances M. Maguire, as to which Mr. Maguire shares the voting and investment power with his wife; 824,798 shares are owned by The Maguire Foundation, of which Mr. Maguire is co-director with his wife and shares voting and investment power with his wife for such shares; and 588,000 are owned of record by his wife. Mr. Maguire disclaims beneficial ownership of the 588,000 shares owned of record by his wife.

As of August 21, 2008, 934,518 shares were pledged in connection with margin loans made by a broker.

(4)	Of these shares, 332,448 shares are owned by a trust for the benefit of Mr. James J. Maguire, Jr.; and 900,000 shares are subject to currently outstanding options exercisable on or before 60 days from August 21, 2008.

As of August 21, 2008, 179,086 shares were pledged in connection with margin loans made by a broker.

(5)	Of these shares, 1,189,836 are held by trusts established by Mr. James J. Maguire of which the children of Ms. Maguire and Mr. James J. Maguire are the beneficiaries and of which Ms. Maguire is sole trustee and possesses sole voting and investment power with respect to such shares; 603,396 shares are in trusts for the children of Mr. and Mrs. James J. Maguire, as to which Ms. Maguire is deemed to be beneficial owner of such shares because she has shared voting and investment power of such shares as co-trustee of these trusts; 5,251,500 shares are owned jointly by Ms. Maguire and her husband James J. Maguire, as to which Ms. Maguire shares the voting and investment power with her husband; and 824,798 shares are owned by The Maguire Foundation, of which Ms. Maguire is co-director with her husband, and shares voting and investment power with her husband for such shares.

As of August 21, 2008, 685,520 shares were pledged in connection with margin loans made by a broker.

(6)	Of these shares, 50,000 are owned by P&E Limited Partnership, a family limited partnership, in which Mr. Hertel, Jr. and his wife own the stock of the corporate general partner and are also limited partners.

(7)	Shares beneficially owned include 125,000 shares subject to currently outstanding options exercisable on or before 60 days from August 21, 2008.

(8)	Shares beneficially owned include 135,000 shares subject to currently outstanding options exercisable on or before 60 days from August 21, 2008.

(9)	Shares beneficially owned include 791,448 shares subject to currently outstanding options exercisable on or before 60 days from August 21, 2008 and 299,448 shares held by a trust for Mr. Maguire as to which he has shared voting and investment power. These 299,448 shares are pledged to an investment banking firm to secure the obligations to such firm of a trust for Mr. Maguire, of which he is a co-trustee, in connection with a forward transaction entered into in 2006 by the trust with such firm.

As of August 21, 2008, 107,871 shares were pledged in connection with margin loans made by a broker.

(10)	According to the Schedule 13G filed in February 2008 with the SEC by EARNEST Partners, LLC: EARNEST Partners, LLC has sole voting power with respect to 1,689,447 of such shares, shared voting power with respect to 1,596,538 of such shares and sole investment power with respect to 5,048,167 of such shares; and all of its shares were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(11)	According to the Schedule 13G filed in February 2008 with the SEC by FMR Corp.: FMR Corp. has sole voting power with respect to 109,620 of such shares and sole investment power with respect to 4,342,420 of such shares; and all of its shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

PROPOSALS OF SHAREHOLDERS

If the merger is completed, we will have no public shareholders and no public participation in any of our future shareholder meetings. If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings and we will hold an Annual Meeting of Shareholders in 2009, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2009 Annual Meeting of Shareholders in accordance with Rule 14a-8 under the Exchange Act. Proposals of shareholders intended to be presented at the 2009 Annual Meeting of Shareholders must be received by the Company no later than December 19, 2008 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Shareholder proposals should be directed to the President of the Company at the address of the Company provided on the first page of this proxy statement. A proposal that does not comply with the applicable requirements of Rule 14a-8 under the Exchange Act will not be included in the Company’s proxy soliciting material for the 2009 Annual Meeting of Shareholders.

A shareholder of the Company may wish to have a proposal presented at the 2009 Annual Meeting of Shareholders but not to have the proposal included in the Company’s proxy statement and form of proxy relating to that meeting. If notice of any such proposal (addressed to the President of the Company at the address of the Company provided on the first page of this proxy statement) is not received by the Company by March 3, 2009, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the 1934 Act and, therefore, the individuals named in the proxies solicited on behalf of the Board of Directors for use at the Company’s 2009 Annual Meeting of Shareholders will have the right to exercise discretionary voting authority as to that proposal.

A shareholder may recommend a person as a nominee for director by writing to the President of the Company at the address of the Company provided on the first page of this proxy statement. Recommendations must be received by February 14, 2009, but not before January 15, 2009, in order for a candidate to be considered by the Company’s Governance and Nominating Committee for election at the 2009 Annual Meeting. As provided in the Company’s by-laws, each notice of nomination should contain the following information: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the address and principal occupation for the past five years of each nominee; and (d) the written consent of each nominee to serve as a director of the Company if so elected.

HOUSEHOLDING ISSUES

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. While the Company does not utilize householding, we understand that one or more intermediaries will be “householding” the Company’s proxy materials. If you hold your shares of the Company’s stock through one of these intermediaries, a single proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of the proxy statement to you if you send a written request to us at One Bala Plaza, Suite 100, Bala Cynwyd, PA 19004, Attention: Craig P. Keller, Secretary or if you telephone us at (610) 617-7626. If you hold your shares of the Company’s stock through an intermediary and you wish to receive separate copies of our proxy statement and annual report in the future, you should contact your bank, broker or other nominee record holder. If you currently receive multiple copies of the proxy statement or you would like to receive only one copy for your household in the future, you should contact your broker, bank or other nominee record holder, or you may write to us at the address above.

OTHER MATTERS

The Board of Directors knows of no other matters that are likely to be brought before the meeting, but if other matters do properly come before the meeting which we did not have notice of prior to [ • ], or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that the person authorized under solicited proxies will vote or act thereon in accordance with their own judgment.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act. The Company files reports, proxy statements and other information with the SEC. The filings are available to the public at the SEC’s website, http://www.sec.gov. The Company’s website, http://www.phly.com/ has copies of these filings as well. Our common stock is listed on NASDAQ under the symbol “PHLY” and you may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

If you have questions about the special meeting or the merger after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact the Company and the Company’s proxy solicitors, Georgeson Inc., at [ • ].

We have not authorized anyone to give you any information or to make any representation about the proposed merger or our Company that differs from or adds to the information contained in this document or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
Among
PHILADELPHIA CONSOLIDATED HOLDING CORP.,
TOKIO MARINE HOLDINGS, INC.
and
MERGER SUB
(as herein defined)
Dated as of July 22, 2008

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of July 22, 2008, among Philadelphia Consolidated Holding Corp., a Pennsylvania corporation (the “Company”), Tokio Marine Holdings, Inc., a Japanese corporation (“Parent”) and, from and after its accession to this Agreement in accordance with Section 6.14, Merger Sub (as that term is defined in Section 6.14 of this Agreement), a Pennsylvania corporation; the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the Boards of Directors of each of the parties hereto has determined that it is in the best interests of such party and its shareholders and other constituencies to enter into this Agreement, and has approved the execution, delivery and performance of this Agreement and the Voting Agreements.

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

WHEREAS, this Agreement is intended to constitute the plan of merger required by Section 1924 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”) for the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.  The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the ‘‘Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the PBCL.

1.2.  Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the second Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Eastern U.S. Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or Tokyo.

1.3.  Effective Time.  Immediately after the Closing, the Company, Merger Sub and Parent will cause the Articles of Merger (the “Pennsylvania Articles of Merger”) to be executed, acknowledged and filed in the Department of State of the Commonwealth of Pennsylvania as provided in Section 1927 of the PBCL. The Merger shall become effective at the time when the Pennsylvania Articles of Merger have been duly filed in the Department of State of the Commonwealth of Pennsylvania or at such other later date and time as is agreed between the parties and specified in the Articles of Merger in accordance with the relevant provisions of the PBCL (the “Effective Time”).

ARTICLE II

Articles of Incorporation and By-Laws of the Surviving Corporation

2.1.  The Articles of Incorporation.  The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the ‘‘Charter”), except that the articles of incorporation of the Company shall be amended as follows: The sentence “The aggregate number of shares which the corporation shall have authority to issue is 125,000,000 shares of Common Stock no par value, and 10,000,000 shares of Preferred Stock with a par value of $.01 per share.” shall be deleted in its entirety and replaced with “The aggregate number of shares, classes of shares and par value of shares which the corporation shall have authority to issue is 1000 shares of Common Stock with a par value of $1.00 per share.”

2.2.  The By-Laws.  The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable law.

ARTICLE III

Directors of the Surviving Corporation

3.1.  Directors.  The Board of Directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration.  Each share of the Common Stock, no par value per share, of the Company (a “Share” or, collectively, the ‘‘Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties (each, an “Excluded Share,” and collectively, “Excluded Shares”) shall be converted into the right to receive $61.50 per Share (the “Per Share Merger Consideration,” together with the amounts payable under this Agreement pursuant to the provisions of Section 4.3 to the holders of the Stock Awards, the “Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub.  At the Effective Time, each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $1.00 par value per share, of the Surviving Corporation.

4.2.  Exchange of Certificates.

(a) Paying Agent.  Immediately prior to the Effective Time, Parent shall make available or cause to be made available to a paying agent which is a U.S. based commercial bank or trust company selected by Parent at least five (5) Business Days prior to the Effective Time with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”) in an account for the benefit of the holders of the Shares

(other than the Excluded Shares) and the Options, SARs, Performance Awards, Restricted Shares, Stock Purchase Plan Awards or Other Company Awards (collectively, the “Stock Awards”), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that any and all such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s or Moody’s Investors Service, respectively or a combination of the foregoing or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent.

(b) Exchange Procedures.  Promptly after the Effective Time (and in any event within three Business Days), the Surviving Corporation shall cause the Paying Agent (x) to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration, and (y) to mail to each holder of a Stock Award, a check in an amount due and payable to such holder pursuant to the provisions of Section 4.3. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for 365 calendar days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in a reasonable amount the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) No Dissenters’ Rights.  Pursuant to Section 1571 of the PBCL, no dissenters’ rights or rights of appraisal will apply in connection with the Merger.

(g) Withholding Rights.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the ‘‘Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

4.3.  Treatment of Stock Plans.

(a) Treatment of Options.  At the Effective Time, each outstanding option to purchase Shares (an “Option”), under the Company Amended and Restated Employees’ Stock Incentive and Performance Based Compensation Plan (the “Amended and Restated Plan”), as well as the Company’s prior Stock Option Plan which was amended and restated by the Amended and Restated Plan, vested or unvested, shall be cancelled and shall only entitle the holder of such Option to receive an amount in cash equal to the product of (x) the total number of Shares subject to the Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Option.

(b) Stock Appreciation Rights.  At the Effective Time, each outstanding Stock Appreciation Right to receive a payment based on the increase in the value of a Share (a “SAR”) granted pursuant to the Stock Plans, vested or unvested, shall be cancelled and shall only entitle the holder of such SAR to receive an amount in cash equal to the product of (x) the total number of Shares subject to the SAR times (y) the excess, if any, of the Per Share Merger Consideration over the reference price per Share under such SAR.

(c) Performance Awards.  At the Effective Time, each outstanding performance share (a “Performance Award”) under the Stock Plans, vested or unvested, shall be cancelled and shall only entitle the holder of such Performance Award to receive an amount in cash equal to the product of (x) the number of Performance Awards outstanding immediately prior to the Effective Time, times (y) the Per Share Merger Consideration.

(d) Restricted Shares.  Immediately prior to the Effective Time, the Company shall waive any vesting or holding conditions or restrictions applicable to any Shares of restricted stock (“Restricted Shares”) granted pursuant to the Stock Plans, and such Restricted Shares shall be treated the same as all other Shares in accordance with Section 4.1 of this Agreement.

(e) Shares Issued Under Stock Plans.  Immediately prior to the Effective Time, the Company shall waive any vesting or holding conditions or restrictions applicable to any Shares that have been issued to any Person by reason of such Person’s participation in the Company Employee Stock Purchase Plan, the Company Directors Stock Purchase Plan, the Company Nonqualified Employee Stock Purchase Plan and the Company Stock Purchase Plan for Preferred Agents (such Plans, together with the Amended and Restated Plan, are referred to herein collectively as the “Stock Plans”, and the Shares which have been so issued are referred to herein collectively as the “Stock Purchase Plan Awards”), and such Shares shall be treated the same as all other Shares in accordance with Section 4.1 of this Agreement provided, however, that all loans that are outstanding and payable by any Person on account of or in respect of such Shares shall be immediately due and payable by such Person to the Company and may be paid from the consideration received by such Person under Section 4.1 of this Agreement.

(f) Other Company Awards.  At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans, other than Options, SARs, Performance Awards, Stock Purchase Plan Awards and Restricted Shares, if any (the “Other Company Awards”), shall be converted and shall only entitle the holder of such Other Company Award (if any) to receive an amount in cash equal to (x) the number of Shares subject to such Other Company Award immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Other Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment. The time and form of payment in respect of such Other Company Awards, if any, will be in accordance with the applicable Stock Plan or Benefit Plan.

(g) Corporate Actions.  At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 4.3(a) through 4.3(g). The Company shall take all actions necessary to ensure that (i) from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares, other capital stock of the Company, or other compensation of any kind (other than amounts required to be paid pursuant to Sections 4.3(a) through 4.3(g)) to any Person pursuant to or in settlement of the Stock Awards and the Stock Plans will thereupon terminate, and (ii) neither the Merger nor any other transaction contemplated by this Agreement shall be deemed to result in a “Hostile Change of Control” or similar event under any employment agreement with any employee of the Company. It is acknowledged, however, that the Merger will be deemed to be a “Change of Control” for the purposes of the Stock Awards.

4.4.  Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1.  Representations and Warranties of the Company.  Except as set forth in the Company SEC Documents filed on or after January 1, 2007 and prior to the date of this Agreement (excluding any disclosure set forth in the sections titled “risk factors” and “forward-looking statements” or in any other section to the extent the disclosure is a forward-looking statement or cautionary, predictive or forward-looking in nature) or otherwise disclosed to Parent in the corresponding sections or subsections of the letter (the ‘‘Company Disclosure Letter”) delivered to it by the Company prior to the execution of this Agreement (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter (i) shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent and (ii) with respect to any disclosure of an item relating to a representation or warranty in which the phrase “Material Adverse Effect” appears shall not be deemed to be an admission that such item constitutes or may reasonably be expected to result in, a Material Adverse Effect), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (or, with respect to any such entity which is a Pennsylvania corporation, is subsisting) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to result in a

Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ articles of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Section 5.1(a)(i) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized.

As of the date hereof, the Company conducts its insurance operations solely through the Subsidiaries set forth in Section 5.1(a)(ii) of the Company Disclosure Letter (collectively, the “Company Insurance Subsidiaries”). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements, and the Company has made all required filings under applicable insurance holding company statutes, except where the failure to be so licensed or authorized, or to make any such filings, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. No insurance regulator in any state has notified the Company or any Company Insurance Subsidiary, orally or in writing, that any Company Insurance Subsidiary is commercially domiciled in any jurisdiction and, to the knowledge of the Company, there are no facts that would result in any Company Insurance Subsidiary being commercially domiciled in any state. For the purposes of this Agreement, the term “knowledge of the Company” means the actual knowledge of the individuals serving as of January 1, 2008 as the Company’s Chairman, Chief Executive Officer or Chief Financial Officer or as any Executive Vice President of the Company.

As used in this Agreement, the term (i) “Subsidiary” or “Company Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act”) and (iii) “Material Adverse Effect” with respect to the Company means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole, provided, that none of the following shall constitute a Material Adverse Effect;

(A) changes in the economy or financial markets generally in the United States;

(B) changes that are the result of factors generally affecting the property-casualty insurance industry in the geographic areas in which the Company and the Company Subsidiaries operate;

(C) any loss of, or adverse change in, the relationship of the Company or any of the Company Subsidiaries with its customers, employees, agents or suppliers caused by the pendency or the announcement of the transactions contemplated by this Agreement, in each case to the extent that the Company reasonably demonstrates that a causal relationship exists between such pendency or announcement, on the one hand, and such change, on the other hand;

(D) changes in generally accepted accounting principles (“GAAP”) in the United States or Japan, SAP, the rules or policies of the Public Company Accounting Oversight Board, or any statute, rule or regulation unrelated to the Merger and of general applicability, or interpretation of any of the foregoing, after the date of this Agreement;

(E) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, provided that the exception in this clause shall not preclude a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect on the Company;

(F) the suspension of trading in securities on the New York Stock Exchange or Nasdaq or a decline in the price of the Company Common Stock on Nasdaq, provided that the exception in this clause shall not preclude a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to a Material Adverse Effect on the Company;

(G) any change or announcement of a potential change in the credit rating or A.M. Best rating of the Company or any of the Company Subsidiaries or any of their securities; provided that the exception in this clause shall not preclude a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to a Material Adverse Effect on the Company;

(H) the entry into or announcement of the execution of this Agreement or compliance by the Company with the terms of this Agreement; and

(I) the disposition of any interim motion relating to the action described in Schedule 5.1(g) of the Company Disclosure Letter;

provided that, with respect to clauses (A) and (B), such change, event, circumstance or development does not (i) primarily relate to (or have the effect of primarily relating to) the Company and the Company Subsidiaries or (ii) disproportionately adversely affect the Company and the Company Subsidiaries compared to other companies of similar size operating in the property and casualty insurance industry in similar geographic areas in which the Company and the Company Subsidiaries operate.

Liberty American Premium Finance Company is duly licensed by the State of Florida to conduct a premium finance business, is in compliance with all Laws relating to premium finance (except to the extent any such non-compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect) and has never been and is not engaged in nor has it ever participated in, shared profits or revenue from, promoted or solicited any life settlement or viatical settlement transaction.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 125,000,000 Shares, of which 71,503,346 Shares were outstanding as of the close of business on June 30, 2008, and 10,000,000 shares of Preferred Stock, par value $.01 per share, none of which are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid (it being acknowledged that part of the consideration for certain Shares issued under the Stock Plans consisted of promissory notes from the individuals to whom such shares were issued which are not fully paid) and nonassessable. Other than 6,098,688 Shares reserved for issuance as of July 18, 2008 under the Stock Awards, the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list as of June 30, 2008 of Options, Restricted Shares, Performance Awards, SARs and Other Company Awards, including the holder, date of grant, number of Shares and, where applicable, exercise or reference price and vesting schedule. All vesting thereunder will be accelerated by the consummation of the Merger. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by the Company, or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance, other than a lien, charge, pledge, security interest, claim or other encumbrance for Taxes not yet due (each, a ‘‘Lien”); it being understood that, and the Company represents and warrants that, certain shares of the Company Subsidiaries originally issued as directors’ qualifying shares are beneficially owned by the Company or a Company Subsidiary and no other Person has any rights as a result of such directors’ qualifying shares. Except as set forth above and except for securities issued pursuant to the Stock Plans since June 30, 2008, as of the date hereof, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid (it being acknowledged that part of the consideration for certain Shares issued under the Stock Plans consisted of promissory notes from the individuals to whom such shares were issued which are not fully paid) and nonassessable, and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a Person held for investment by the Company or any of its Subsidiaries, with a fair market value, market price and acquisition price of less than $63,100,000 as of June 30, 2008 and consisting of less than 5% of the outstanding equity interests (or securities convertible into or exercisable for equity interests) of such Person.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law (the ‘‘Bankruptcy and Equity Exception”).

(ii) The Board of Directors of the Company has (A) unanimously determined that the Merger is in the best interests of the Company and its shareholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and thereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), to the effect that, as of the date of such opinion, the Per Share Merger Consideration is fair from a financial point of view to such holders of Shares. It is agreed and understood that such opinion is for the benefit of the Company’s Board of Directors and may not be relied upon by Parent or Merger Sub.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than (A) the filings and/or notices pursuant to Section 1.3 and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (the “Company Approvals”), and (B) the filings required to be made by the Company with the Securities and Exchange Commission under the Exchange Act, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any federal, state, local or foreign governmental or regulatory authority, agency, commission, department, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, and except for any such notices, reports or filings which may have to be made by the Company with any Japanese Governmental Entity, as to which the Company is not making any representation or warranty.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a ‘‘Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby), compliance with the matters referred to in Section 5.1(d)(i) under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(iii) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

(e) Company Reports; Financial Statements.

(i) The Company has filed all forms, statements, certifications, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2005 (the “Applicable Date”) (the forms, statements, reports and documents filed since the Applicable Date and those filed subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). As of their respective filing dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such disclosure controls and procedures are sufficient to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded and reported on a timely basis to the Company’s management to allow the principal executive officer and the principal financial officer of the Company, or persons performing similar functions, to make decisions regarding required disclosure. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s Board of Directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent any such disclosure made by management to the Company’s independent auditors and the Audit Committee of the Company’s Board of Directors.

(iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of

Company Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations and comprehensive income, consolidated statements of the changes in shareholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(iv) The Company has previously furnished or made available to Parent true and complete copies of the annual statutory statements for each of the years ended December 31, 2005, December 31, 2006 and December 31, 2007, and quarterly statutory statements for the quarter ended March 31, 2008 together with all exhibits and schedules thereto (collectively, the “Company SAP Statements”), with respect to each of the Company Insurance Subsidiaries, in each case as filed with the Governmental Entity charged with supervision of insurance companies of such Company Insurance Subsidiary’s jurisdiction of domicile. The Company SAP Statements were prepared in all material respects in conformity with applicable statutory accounting practices prescribed or permitted by such Governmental Entity (“SAP”) applied on a consistent basis, except as may have been noted therein and present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Company Insurance Subsidiary at the respective dates and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods then ended. The Company SAP Statements were filed with the applicable Governmental Entity in a timely fashion on forms prescribed or permitted by such Governmental Entity. No deficiencies or violations material to the financial condition of any of the Company Insurance Subsidiaries, individually, whether or not material in the aggregate, have been asserted in writing by any Governmental Entity which have not been cured or otherwise resolved to the satisfaction of such Governmental Entity (unless not currently pending). The quarterly and annual statements of each Company Insurance Subsidiary filed on or after the date hereof and prior to the Closing (“Interim SAP Statements”), when filed with the applicable Governmental Entities, including insurance regulatory authorities, of the applicable jurisdictions, will present fairly in all material respects, to the extent required by and in conformity with SAP, except as may be noted therein, the statutory financial condition of such Company Insurance Subsidiary at the respective dates indicated and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods therein specified (subject to normal year-end adjustments) and will be filed in a timely fashion on forms prescribed or permitted by the relevant Governmental Entity. The Company will deliver to Parent true, correct and complete copies of the Interim SAP Statements promptly after they are filed with the applicable Governmental Entity in the domiciliary states. Since the year ended December 31, 2006, the annual balance sheets and statements of operations included in the Company SAP Statements have been audited by PricewaterhouseCoopers LLP. True, correct, and complete copies of the audit opinions relating to such balance sheets and statements of operations have been furnished to Parent prior to the date of this Agreement.

(v) There are no off-balance sheet transactions, arrangements, obligations or relationships to which the Company or any Subsidiary of the Company is a party.

(vi) The aggregate reserves for claims, losses (including, without limitation, incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated), as reflected in each of the Company Reports and Company SAP Statements, (A) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in the financial statements and notes thereto included in such financial statements); and (B) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements).

(f) Absence of Certain Changes.  Since December 31, 2007, (i) except as required pursuant to this Agreement, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business consistent with past practice, and (ii) there has not been any event, occurrence, development or circumstance that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(g) Litigation and Liabilities.  There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (ii) except as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement, obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, and whether or not required to be disclosed, or any other facts or circumstances to the knowledge of the Company that could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, including those relating to matters involving any Environmental Law, except for those that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(h) Employee Benefits.

(i) All benefit and compensation plans, contracts, policies, arrangements or understandings covering current or former officers, employees, agents or consultants and independent contractors of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus, phantom stock, vacation, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, or other employee benefit plan, agreement, policy, arrangement or understanding, and any employment, consulting, change in control, termination retention or similar or other agreements, arrangements or understandings (the “Benefit Plans” are listed on Section 5.1(h)(i) of the Company Disclosure Letter. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent (provided, however, that (i) with respect to such insurance contracts and loan agreements and subscription agreements relating to the Stock Purchase Plan, there has been provided a representative insurance contract, form of loan agreement and subscription agreement; the other insurance contracts, loan agreements and subscription agreements are substantially similar thereto, and (ii) with respect to the 2008 bonus plans for employees, there has been provided a summary of the bonuses which may be payable pursuant thereto), along with, to the extent applicable: (A) any related funding instrument; (B) the most recent determination letter or applicable opinion letter; (C) the most recent summary plan description; and (iv) the two most recent (A) Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports. Each Benefit Plan which has received or submitted an application for a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. None of the Benefit Plans is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a ‘‘Multiemployer Plan”).

(ii) All Benefit Plans are in substantial compliance with, and have been maintained, operated and administered in accordance and substantial compliance with, their terms and with applicable Law, including but not limited to ERISA and the Code. Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, is so qualified and has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all Tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) and, if the applicable remedial amendment period under Revenue Procedure 2007-44 for such Benefit Plan has ended prior to the date of this Agreement, has applied to the IRS for such letter covering all Tax Law and other changes through EGTRRA or is operated using a volume submitter or prototype plan document that is the subject of an IRS opinion letter regarding the form of such plan document, and the Company is not aware of any circumstances that could result in the loss of the qualification of such Plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a U.S. Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iii) Neither the Company, any or its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan or a “multiple employer” plan, within the meaning of Sections 210(a), 4063 or 4064 of ERISA. All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the Company Reports.

(iv) As of the date of this Agreement, there is no pending or, to the knowledge of the Company threatened, litigation or other action or claim relating to any of the Benefit Plans, other than routine claims for routine benefits in the ordinary course of business. No Benefit Plan is under, and neither the Company nor any of its Subsidiaries has received a notice of, any audit or investigation by any Governmental Entity with respect to a Benefit Plan. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits, except as required to avoid an excise tax under Section 4980B of the Code. The Company or its Subsidiaries may amend or terminate any Benefit Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(v) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in participation or coverage under, any Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as listed on Section 5.1(h)(v) of the Company Disclosure Letter or as expressly provided in this Agreement, neither the execution of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any Person to severance or other pay or any increase in such pay upon any termination of employment or services after the date of this Agreement, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent or any Affiliate to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans, or payments to any Employees or other Person, which would not be deductible under Section 162(m) or Section 280G of the Code.

(vi) None of the Benefit Plans are maintained outside of the United States, or are otherwise primarily for the benefit of Employees or other Persons working outside of the United States.

(i) Compliance with Laws; Licenses.  The businesses of each of the Company and its Subsidiaries (including the appointment of Agents) have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement or published interpretation of any Governmental Entity (collectively, “Laws”), except for violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing (i) each Company Insurance Subsidiary and, to the knowledge of the Company, its Agents, have marketed, sold and issued insurance products in compliance with insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, the Company has not received since December 31, 2004 any written notice or communication of any material noncompliance with any such Laws (which non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect) that has not been cured as of the date of this Agreement. Each of the Company and its Subsidiaries has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company has made available to Parent a true, correct and complete list of all pending market conduct examinations as of the date hereof by any Governmental Entity relating to any Company Insurance Subsidiary.

(j) Material Contracts.

(i) All of the material contracts of the Company and each Company Subsidiary that are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 or described in the Company SAP Statements for the year ended December 31, 2007 (the “Material Contracts”) are in full force and effect, except for those for which the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. True and complete copies of all Material Contracts have been made available by the Company to Parent. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party to the Material Contracts is in breach of or in default under any Material Contracts, and, to the knowledge of the Company, no event has occurred which, with the passage of time and/or the giving of notice, would constitute a default thereunder by the Company or the Company Subsidiary party thereto or by any other party thereto, except for such breaches and defaults (i) as are not, individually or in the aggregate, reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) that result from the consummation of the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary is party to any contract, agreement or arrangement, whether written or oral, containing any provision or covenant limiting in any material respect the ability of the Company or any Company Subsidiary or any Affiliate of the Company (including, after the Effective Time, Parent and its Affiliates) (A) to (i) sell any products or services of or to any other Person or (ii) write, bind, renew or otherwise solicit insurance business, (B) to (i) engage in any line of business, (ii) do any business in any geographic location or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any Company Subsidiary or (C) acquiring assets or securities of any other Person, other than the option of the Company to reacquire shares of the Company’s common stock issued under the Stock Plans, under the circumstance set forth in such Plans and the Subscription Agreements therefor (any such contract, together with any contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries, on the other hand, a “Restricted Contract”).

(ii) Each Material Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto (except as may be limited by the Bankruptcy and Equity Exception).

(k) Real Property.

(i) Neither the Company nor any of its Subsidiaries owns any real property.

(ii) With respect to the real property leased or subleased to the Company or its Subsidiaries for which the annual base rent is over $200,000 (the ‘‘Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its

Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(l) Takeover Statutes.  No “fair price,” “moratorium,” or other similar Pennsylvania anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement or the Voting Agreements dated as of the date hereof, between Parent, on the one hand, and certain shareholders of the Company, on the other hand (the “Voting Agreements”), except for Subchapter F of Chapter 25 of the PBCL.

(m) Environmental Matters.  Except for such matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) to the knowledge of the Company, no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) to the knowledge of the Company, no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received since January 1, 2005, any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (ix) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; or (C) any other substance which may be the subject of regulatory action by any Government Entity in connection with any Environmental Law.

(n) Taxes.  The Company and each of its Subsidiaries (i) have been prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid or withheld all Taxes that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to pay or withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The Company has made available to Purchaser true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2006, 2005 and 2004. The Company and each of its Subsidiaries has complied with all applicable information and other reporting, withholding and disclosure requirements under the Code or any other applicable foreign, state and local Law, except to the extent that any such failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

With respect to any reinsurance contracts to which the Company or any of its Subsidiaries is a party, to the knowledge of the Company or any of its Subsidiaries no facts, circumstances or basis exists under which the IRS could make any reallocation, recharacterization or other adjustment under Section 845(a) of the Code, or make any adjustment arising from a determination that any reinsurance contract had or has a significant tax avoidance effect under Section 845(b) of the Code. Neither the Company nor any of its Subsidiaries has issued, assumed, modified, exchanged, marketed, sold or administered any life insurance contract or annuity contract.

(o) Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries. The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the “Company Labor Agreements”). The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

(p) Intellectual Property.

(i) Section 5.1(p)(i) of the Company Disclosure Letter contains a true and complete list of (a) all Intellectual Property owned or held exclusively by the Company or its Subsidiaries (“Owned Intellectual Property”) that is registered or subject to an application for registration, indicating for each item the registration or application number and the applicable filing jurisdiction, and (b) all material unregistered Trademarks and Copyrights. The Company exclusively owns (beneficially, and of record where applicable) all Owned Intellectual Property, free and clear of all encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business, except where the failure to so own such Property in such manner would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company: (A) the Company and/or each Company Subsidiary owns, or is licensed or otherwise possesses sufficient rights to use all Intellectual Property used in the business of the Company and the Company Subsidiaries as currently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement, and (B) to the knowledge of the Company, all Intellectual Property owned by the Company and/or the Company Subsidiaries is valid and subsisting, (C) there are no written claims, nor any litigation, opposition, cancellation, proceeding or objection, with respect to the Intellectual Property owned by the Company or any Company Subsidiary (the ‘‘Company Intellectual Property Rights”) currently pending or, to the knowledge of the Company, threatened in writing by any Person, and (D) to the knowledge of the Company, the registered Company Intellectual Property Rights do not infringe or misappropriate the Intellectual Property of any Person. To the knowledge of the Company, no Person is infringing or misappropriating any material Owned Intellectual Property right.

(iii) The Company and its Subsidiaries have taken all reasonable measures to protect the material Intellectual Property they own and to protect the confidentiality and value of all material Trade Secrets that are owned, used or held by the Company and its Subsidiaries, it being acknowledged, however, that not all of the Company’s trademarks and service marks are registered with the U.S. Patent and Trademark Office.

(iv) For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part and renewal applications, and including renewals, extensions, re-examinations and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information, mask works and software, both source code and object code), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) all other intellectual property or proprietary rights, and the rights to sue for and remedies against past, present and future infringements of, any or all of the foregoing, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide.

(q) Insurance Policies.  All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets which are typically insured against by Persons engaged in similar business, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(r) Insurance Matters.

(i) To the knowledge of the Company, since January 1, 2007 at the time each agent, representative, distributor, broker, employee or other Person authorized to sell or administer products on behalf of any Company Insurance Subsidiary (“Agent”) wrote, sold or procured business for a Company Insurance Subsidiary, such Agent was at the time the Agent wrote or sold business, duly licensed for the type of activity and business written, sold or produced. Each of the Contracts between the Company and any Agent who has sold, underwritten, or issued business for or on behalf of the Company since January 1, 2006, is valid, binding and in full force and effect in accordance with its terms, except such as would not, individually or in the aggregate, reasonably be expected to result in Material Adverse Effect. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Agent individually accounting for 1% or more of the total gross premiums of all Company Insurance

Subsidiaries for the year ended December 31, 2007 has indicated to the Company or any Company Insurance Subsidiary that such Agent will be unable or unwilling to continue its relationship as an Agent with the Company or any Company Insurance Subsidiary within twelve months after the date hereof. To the knowledge of the Company, as of the date of this Agreement, no Agent has been since January 1, 2006, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the writing, sale or production of insurance or other business for the Company or any Company Insurance Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any material actuarial reports prepared by actuaries, independent or otherwise, with respect to any Company Insurance Subsidiary since January 1, 2007, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”). To the knowledge of the Company, each Company Actuarial Analysis was based, in all material respects, upon an accurate inventory of policies in force for the Company Insurance Subsidiaries at the relevant time of preparation.

(iii) The Company and the Company Insurance Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions (including without limitation any sales material) required to be filed with any Governmental Entity which regulates insurance matters since January 1, 2007 in the manner prescribed by applicable Laws and Licenses, and all such reports, registrations, filings and submissions were in compliance in all material respects with applicable Law and Licenses when filed or as amended or supplemented, and no deficiencies have been asserted in writing by any such Governmental Entity with respect to such reports, registrations, filings or submissions that have not been remedied, except where such failure to file or non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iv) Neither the Company nor any Subsidiary of the Company is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of the business of the Company or any of its Subsidiaries, or to the knowledge of the Company relates to any Company Insurance Subsidiary’s capital adequacy or risk management policies, nor has the Company or any Subsidiary of the Company been advised in writing by any Governmental Entity since January 1, 2005 that it is contemplating any such undertakings.

(s) Reinsurance and Coinsurance.  To the knowledge of the Company, all reinsurance or coinsurance treaties or agreements, including retrocessional agreements, with respect to insurance policies written by the Company, to which any Company Insurance Subsidiary is a party or under which any Company Insurance Subsidiary has any existing rights, obligations or liabilities (“Reinsurance Agreements”) are, as of the date of this Agreement, in full force and effect. Copies of all Reinsurance Agreements renewed since January 1, 2008 have been made available to Parent. Neither the Company Insurance Subsidiaries nor, to the knowledge of the Company, any other party to a reinsurance or coinsurance treaty or agreement with the Company or any of its Subsidiaries is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. In those instances in which a Company Insurance Subsidiary is a cedent, the Company has not received any written notice that the financial condition of any other party to any Reinsurance Agreement is impaired with the result that a material default thereunder may be reasonably anticipated, except in those instances in which such default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(t) Certain Reinsurance Agreement Issues.  With respect to any such Reinsurance Agreement for which the Company or any Company Insurance Subsidiary is taking credit on its most recent Company SAP Statements or has taken credit on any Company SAP Statements from and after January 1, 2007, (i) there has been no separate written or oral agreements between any of the Company or any Company Insurance Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such reinsurance agreement, other than inuring to reinsurance contracts that are specifically defined in any such Reinsurance Agreement, (ii) for each such reinsurance agreement entered into, renewed, or amended on or after January 1, 2007, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP No. 62, is available for review by the domiciliary state insurance departments for each of the Company and the Company Insurance Subsidiaries, (iii) the Company and each Company Insurance Subsidiary complies and has complied from and after January 1, 2007 in all material respects with all of the requirements set forth in SSAP No. 62 and (iv) the Company and each Company Insurance Subsidiary has and has had from January 1, 2007 appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62.

(u) Investment Advisor.  Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable Law to be an “investment advisor” as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940. Neither the Company nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940.

(v) Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Merrill Lynch as its financial advisor, and in that connection has agreed to pay Merrill Lynch a fee upon closing of the Merger pursuant to an engagement letter (a true and complete copy of which has been provided to Parent prior to the date hereof). The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Merrill Lynch is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

5.2.  Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub (subject to Section 6.14) hereby jointly and severally represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the articles of incorporation and by-laws of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b) Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken, and has caused its Subsidiaries to take, all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent’s wholly owned Subsidiary that will be the direct shareholder of Merger Sub as the sole shareholder of Merger Sub (the “Requisite Parent Vote”), and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Other than (A) the filings and/or notices pursuant to Section 1.3, (B) a filing under the HSR Act and expiration of the related waiting period, (C) an application to the Commonwealth of Pennsylvania Insurance Department and approval of the Pennsylvania insurance commissioner, (D) an application to the Florida Office of Insurance Regulation and approval of such Office and (E) an approval application to and a notification filing with the Japan Financial Services Agency (the “JFSA”) by Parent and its Affiliates and of JFSA approval

(collectively, the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent (or its wholly owned Subsidiary that will be the direct shareholder of Merger Sub) or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent (or its wholly owned Subsidiary that will be the direct shareholder of Merger Sub) or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Parent has a reasonable basis to believe that the Parent Approvals will be obtained prior to the Termination Date.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws or comparable governing instruments of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation.  As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, no Order of any Governmental Entity that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement is outstanding against Parent or Merger Sub.

(e) Available Funds.  Parent has available to it, or as of the Closing will have available to it, all funds necessary for the payment to the Paying Agent of the Merger Consideration and to satisfy all of the obligations of Parent and Merger Sub under this Agreement.

(f) Capitalization of Merger Sub.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to shareholders of the Company and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(h) Finders’ Fees.  Except for Fox-Pitt Kelton Cochran Caronia Waller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

(i) Interested Shareholder.  At the time immediately preceding the date of this Agreement and the Voting Agreements, neither Parent nor any of its Affiliates was, with respect to the Company, an “interested shareholder,” as such term is defined in Section 2553 of the PBCL.

ARTICLE VI

Covenants

6.1.  Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, third-party payors, agents, distributors, creditors, lessors, employees, reinsurers, Agents, rating agencies and business associates and use commercially reasonable efforts to keep available the services of its and its Subsidiaries’ present employees, reinsurers, Agents, rating agencies and agents. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as required by applicable Law or a Governmental Entity as otherwise expressly required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned) or (C) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its articles of incorporation or by-laws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $5,000,000 in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than (A) issuances to the Company’s directors required under the Directors Stock Purchase Plan in connection with such directors’ service as directors, and (B) issuances in connection with the exercise of Stock Awards outstanding as of the date of this Agreement;

(v) create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries having a value in excess of $1,000,000, other than Liens granted to the Federal Home Loan Board of Pittsburgh to secure borrowings by Philadelphia Indemnity Insurance Company and used by it for arbitrage investment purposes (the “Specified Borrowings”).

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $5,000,000 in the aggregate;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (x) indebtedness for borrowed money incurred in the ordinary course of business (A) not to exceed $5,000,000 in the aggregate, (B) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, or (C) guarantees incurred by the Company of indebtedness of wholly owned Subsidiaries of the Company and (y) the Specified Borrowings (for the purposes of this Agreement, Philadelphia Insurance Company and Philadelphia Indemnity Insurance Company shall be deemed to be wholly owned Subsidiaries of the Company);

(x) except as set forth in the capital budgets set forth in Section 6.1(i)(x) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditures in excess of $5,000,000 in the aggregate;

(xi) (A) enter into any Contract that would have been a Restricted Contract had it been entered into prior to this Agreement, or (B) other than in the ordinary course of business, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(xii) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or SAP;

(xiii) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $2,500,000 individually or $5,000,000 in the aggregate or any obligation or liability of the Company in excess of such amount, other than (A) ordinary course policy claim matters for amounts that are within policy limits, (B) the payment, discharge or satisfaction of obligations or liabilities in accordance with the terms of Contracts in effect as of the date hereof or (C) settlement of any liability for which reserves have been made on the Company’s financial statements included in the Company Reports;

(xiv) (A) amend, modify or terminate any Restricted Contract, (B) except in the ordinary course of business, amend, modify or terminate any Material Contract, or (C) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $1,000,000;

(xv) make any material Tax election;

(xvi) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (A) except in the ordinary course of business, any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, other than pursuant to Contracts in effect prior to the date of this Agreement or (B) any capital stock of any of its Subsidiaries;

(xvii) Except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement or set forth in Section 5.1(h)(i) of the Company Disclosure Letter, or as otherwise required by applicable Law (A) grant, provide or promise to grant or provide any severance, retention, termination or similar payments or benefits to any director or Employee (except in the ordinary course of business to employees who are not a party to employment agreements with the Company, in amounts not to exceed $50,000 in the aggregate for all such employees), (B) increase or promise to increase the compensation (except for routine base salary increases for Employees who are no more senior than Assistant Vice Presidents in the ordinary course of business consistent with past practice), bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director or Employee, other than (x) issuances to the Company’s directors required under the Directors Stock Purchase Plan in connection with such directors’ service as directors, and (y) issuances in connection with the exercise of Stock Awards outstanding as of the date of this Agreement (C) establish, adopt, amend or terminate any Benefit Plan, amend the terms of any outstanding Options, SARs, Performance Awards, Restricted Shares, or Other Company Awards, or other awards or grant any new awards of compensation or benefits, (D) except as set forth in Section 4.3 hereof, take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan, or change the manner in which contributions to such plans are made or the basis on which such contributions are determined; or (F) forgive or promise to forgive any loans to directors or Employees;

(xviii) grant, extend, amend (except as required in the diligent prosecution of the Owned Intellectual Property) waive or modify any material rights in or to, nor sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any material Owned Intellectual Property, other than in the ordinary course of business (ii) fail to diligently prosecute the Company’s and its Subsidiaries’ material patent applications, if any, or (iii) fail to exercise a right of renewal or extension under any material Intellectual Property Contract;

(xix) except in the ordinary course of business, enter into any new quota share or other reinsurance transaction; it being understood that nothing in this subsection (xix) shall restrict or prohibit the Company or any of its Subsidiaries from modifying, terminating or extending, in the ordinary course of business, any quota share or other reinsurance agreement that is in effect as of the date of this Agreement;

(xx) enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services other than property and casualty insurance materially different from existing products or services of the Company and its Subsidiaries or enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioners instructions for the preparation of the annual statement form) without Parent’s prior written approval);

(xxi) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of a Company Insurance Subsidiary;

(xxii) except in the ordinary course of business, alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial practice guideline or policy or any material assumption underlying an actuarial practice or policy, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP, applicable SAP, any Governmental Entity or applicable Law; or

(xxiii) agree, authorize or commit to do any of the foregoing.

(b) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent the consummation of the Merger.

6.2.  Acquisition Proposals.

(a) No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries shall, and the Company shall use its commercially reasonable efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly, nor shall it authorize any of the officers and directors of it or its Subsidiaries, to:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal, or provide any non-public information or data to any Person that has made, or to the knowledge of the Company is reasonably likely to make or is considering (in each case whether alone or as part of a group), an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 6.2;

Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited written Acquisition Proposal that the Board of Directors of the Company reasonably believes to be credible providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms relating to confidentiality not significantly less restrictive to the other party than those contained in the Confidentiality Agreement (provided that such executed confidentiality agreement need not prohibit the making, or amendment, of any Acquisition Proposal to the Company); and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited written Acquisition Proposal; or (C) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for such directors to comply with the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the Board of Directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b) Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries with any Person other than the Company or any of its Subsidiaries, Parent, Merger Sub or any controlled Affiliate thereof (a “Third Party”), or (ii) any acquisition by any Third Party or proposal or offer by any Third Party, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or 20% or more of the consolidated total assets of the Company and the Company Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited Acquisition Proposal that would result in any person becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the Board of Directors of the Company has determined in its good faith judgment (x) would result in a transaction that if consummated, would be more favorable to the shareholders of the Company than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement) and the time likely to be required to consummate such Acquisition Proposal, and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such Proposal, including the likelihood of termination and the existence of a financing contingency.

(c) No Change in Recommendation or Alternative Acquisition Agreement.

(i) The Board of Directors of the Company and each committee of the Board of Directors shall not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger, or fail to reaffirm its approval or recommendation of this Agreement and the Merger within three Business Days after receiving a written request to do so from Parent, or approve, recommend or otherwise declare advisable (or publicly propose to approve or recommend) any Acquisition Proposal (any of the foregoing a “Change in Company Recommendation”).

(ii) The Company shall not, and the Board of Directors shall not cause or permit the Company to, and the Company shall not cause or permit any Company Subsidiary to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for confidentiality agreements permitted under Section 6.2(a)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(d) Change in Company Recommendation.  Notwithstanding anything to the contrary set forth in this Agreement, the Board of Directors of the Company may, prior to but not after the time the Company Shareholder Approval is obtained, make a Change in Company Recommendation in connection with an Acquisition Proposal if the Board of Directors of the Company has determined in good faith, after consulting with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the Board of Directors may not take any such action in connection with an Acquisition Proposal unless (1) such Acquisition Proposal constitutes a Superior Proposal, (2) prior to making such Change in Recommendation, the Company provides prior written notice to Parent at least five (5) Business Days in advance (the “Change in Recommendation Notice Period”) of its intention to take such action, which notice shall specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents evidencing such Superior Proposal), and any material modifications to any of the foregoing, (3) during the Change in Recommendation Notice Period the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith should Parent propose to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute (in the good faith judgment of the Board of Directors) a Superior Proposal and (4) such Acquisition Proposal continues to constitute (in the good faith judgment of the Board of Directors) a Superior Proposal after taking into account any such amendments that Parent shall have agreed to make prior to the end of the Change in Recommendation Notice Period; it being understood that any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Change in Recommendation Notice Period.

(e) Certain Permitted Disclosure.  Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, (ii) making any disclosure to the Company’s shareholders if, after consultation with its outside legal counsel, the Company determines that such disclosure would be required under applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 6.2.

(f) Existing Discussions.  The Company agrees that it will immediately cease and cause to be terminated any existing activities, solicitations, discussions or negotiations with any parties conducted heretofore by the Company, its Subsidiaries or any representatives of the Company or its Subsidiaries with respect to any Acquisition Proposal. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(g) Notice.  The Company agrees that it will promptly (and, in any event, within two Business Days) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

6.3.  Proxy Filing; Information Supplied.  The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Shareholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to it and its Subsidiaries, that (i) the form of the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement (which, for this purpose, excludes any information supplied by or on behalf of Parent or Merger Sub) will, at the date of mailing to shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4.  Shareholders Meeting.  The Company will take, in accordance with applicable Law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as practicable after the execution of this Agreement, to consider and vote upon the adoption of this Agreement, and shall not postpone or adjourn such meeting except to the extent required by law or as approved in writing by Parent. Subject to Section 6.2 hereof, the Board of Directors of the Company shall recommend such adoption and shall take all commercially reasonable lawful action to solicit such adoption of this Agreement.

6.5.  Filings; Other Actions; Notification.

(a) Proxy Statement.  The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (and in any event no later than the time required by applicable Law) and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity relating to the Parent Approvals consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the material information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable.

(c) Information.  The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Status.  Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent shall give prompt notice to the other party of any change, fact or condition that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or of any failure of any condition to the other party’s obligations to effect the Merger. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any live or telephonic meeting with any U.S. Governmental Entity in respect of any filings, investigation or other inquiry (other than for routine or ministerial matters) relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by Law or by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e) Resolution of Objections.  If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of the Company, Merger Sub and Parent shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such applicable Law so as to permit consummation of the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement; provided, however, that, notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing in this Agreement shall require, or be construed to require Parent or the Company or any of their respective Affiliates, in order to obtain any Company Approval or Parent Approval (other than any approval from the JFSA) or otherwise, to (i)(A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Affiliates), or (ii) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Affiliates) if the actions of the type described in clauses (i) and (ii), individually or in the aggregate, would have a Material Adverse Effect (a “Negative Regulatory Action”); provided that any actions of the type described in clauses (i) and (ii) above imposed on Parent or its Affiliates shall constitute a Negative Regulatory Action if such action would or would reasonably be expected to, individually or when taken together with any other actions of the type described in clauses (i) and (ii) above imposed on the Company, Parent or any of their respective Affiliates, have constituted a Material Adverse Effect by reference to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

6.6.  Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s and/or its Subsidiaries’ officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7.  Stock Exchange Delisting.  The Surviving Corporation shall use its reasonable best efforts to cause the Shares to no longer be listed on the NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

6.8.  Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

6.9.  Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the eighteen (18) month anniversary of the Effective Time, the employees of the Company and its Subsidiaries will continue to be provided with pension and welfare benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees. To the extent applicable, Parent will cause any employee benefit plans which the employees of the Surviving Corporation and its Subsidiaries are entitled to participate in after the Effective Time to take into account for purposes of eligibility, vesting, and level of benefits only for purposes of vacation, paid time off and severance plans, thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service with the Company and its Subsidiaries as if such service were with the Surviving Corporation, to the same extent such service was credited under a comparable plan of the Company. With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) adopted by the Surviving Corporation after the Effective Time, Parent shall cause there to be waived any restrictions with respect to any pre-existing condition, actively at work requirements and waiting periods (except to the extent such restrictions were applicable as of the Effective Time under the Company’s or any of its Subsidiaries’ then current welfare benefit plan), and any eligible expenses incurred by any employees of the Company and their Subsidiaries and their respective covered dependents during the portion of the plan year prior to adoption of such plan shall be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Person for the applicable plan year as if such amounts had been paid in accordance with such plan.

(b) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the Benefit Plans to the extent necessary to provide that no employees of Parent, the Surviving Corporation and their Subsidiaries shall commence participation therein following the Effective Time, unless the Parent explicitly authorizes such participation. In addition, prior to the Effective Time, the Company shall cause to be amended the Benefit Plans providing for deferred compensation if and to the extent necessary to fully comply with the applicable requirements of Section 409A of the Code and the applicable final regulations issued thereunder.

(c) The Company agrees to cause each of its officers and directors to repay any outstanding promissory notes to the Company or its Subsidiaries prior to the Effective Time, and, with respect to the promissory notes in connection with the Stock Purchase Plan Awards referenced in Section 4.3(e), such notes shall be repaid to the Company pursuant to the provisions of Section 4.3(e).

(d) Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(e) Parent, the Company and its Affiliates agree that the Persons listed in Schedule 6.9(e) of the Company Disclosure Letter shall be offered retention bonus agreements by the Company between the date of this Agreement and Closing Date, on the terms and conditions set forth in Section 6.9(e) of the Company Disclosure Letter.

(f) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.9 or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to (x) maintain any Benefit Plan or any other particular compensation or benefit plan, program, arrangement, policy or understanding, or (y) retain the employment of any particular Employee.

6.10.  Expenses.  Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11.  Director and Officer Indemnification and Liability Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall jointly and severally, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law; provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each then present and former director and officer of the Company and/or any of the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, and pertaining to the fact that the Indemnified Party is or was a director or officer of the Company or its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time.

(b) As of the Effective Time, the Company shall have purchased (provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing, other than any such amounts advanced by Parent to the Company prior to the due date for the payment of such amounts), and, following the Effective Time, the Surviving Corporation shall maintain, a tail policy to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by the Company (the “Current Policy”) from an insurance carrier rated at least “A+” by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of the Company Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby) which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous to the covered persons, in the aggregate, than the coverage currently provided by the Current Policy; provided, however, that in no event shall the Company expend an aggregate amount to purchase such tail policy that would be in excess of an amount equal to 300% of the annual premium currently paid by the Company under the Current Policy (the “Insurance Amount”); provided, however, that if the cost of such tail policy would exceed the Insurance Amount, the Company shall be obligated to purchase, and the Surviving Corporation shall be obligated to maintain, a tail policy with the greatest coverage available for a cost not exceeding the Insurance Amount.

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume and honor the obligations set forth in this Section 6.11. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Pennsylvania law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under any such policies.

6.12.  Other Actions by the Company.

(a) Takeover Statutes.  If any Takeover Statute (including, without limitation, Subchapter F of Chapter 25 of the PBCL) is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Voting Agreements, the Company and its Board of Directors shall grant such approvals and use commercially reasonable efforts to take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement (as long as prior to the Effective Time neither Parent, Merger Sub nor any Affiliate thereof becomes, without the Company’s consent, an “interested shareholder” under Section 2553 of the PBCL except as a result of the execution of the Voting Agreements), and otherwise use commercially reasonable efforts to attempt to eliminate or minimize the effects of such Takeover Statute on such transactions.

(b) Section 16 Matters.  Prior to the Effective Time, the Company will take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

6.13.  Parent Vote.  Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of shareholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of either the Company or Merger Sub by consent in lieu of a meeting).

6.14.  Formation of Merger Sub; Accession.  As promptly as reasonably practicable after the date hereof, and in any event within twenty (20) calendar days after the date hereof, Parent shall form a Pennsylvania corporation as an indirect wholly owned Subsidiary of Parent (“Merger Sub”). Promptly after incorporating Merger Sub, and in any event within twenty five (25) calendar days after the date hereof, (x) Parent shall cause the sole shareholder of Merger Sub, in its capacity as such, to approve and adopt this Agreement and (y) Parent shall cause Merger Sub to accede to this Agreement by executing a signature page to this Agreement, after which time Merger Sub shall be a party hereto for all purposes set forth herein. Notwithstanding any provision herein to the contrary, (i) the obligations of Merger Sub to perform its covenants hereunder shall commence only at the time of its incorporation and (ii) the representations and warranties of Merger Sub set forth in Section 5.2 shall be deemed to have been made as though Merger Sub had been a party to this Agreement as of the date hereof. Prior to the Effective Time, Parent shall take such actions as are reasonably necessary to cause the Board of Directors of Merger Sub to unanimously approve this Agreement and declare it advisable for Merger Sub to enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates may amend, or cause to be amended, the by-laws of Merger Sub at any time prior to the Effective Time so long as such amendment would not impair, delay or prevent the Closing.

6.15.  Ownership of Director’s Qualifying Shares.  Prior to the Effective Time, the Company will take all such steps as may be reasonably necessary to cause (i) the 10 shares of common stock of Philadelphia Insurance Company (“PIC”) owned of record by natural persons who were directors of PIC at or after the time of its formation and are currently officers or directors of the Company or a Company Subsidiary and (ii) the 12 shares of common stock of Philadelphia Indemnity Insurance Company (“PIIC”) owned of record by natural persons who were directors of PIIC at or after the time of its formation and are currently officers or directors of the Company or a Company Subsidiary to be owned beneficially and of record by the Company.

6.16.  Pre-Closing Restructuring.  Section 6.16 of the Company Disclosure Letter lists Company Subsidiaries that are no longer doing business (each, a “Dormant Subsidiary”). Prior to the Effective Time, if Parent provides a written request, the Company will cause each of the Dormant Subsidiaries identified in Parent’s request to be merged with and into a Company Subsidiary other than a Company Insurance Subsidiary, or liquidated or dissolved (as specified in Parent’s request), provided that in no event shall the Company be required to effect any such merger, liquidation or dissolution if (a) such action would reasonably be expected to prevent or materially impair or delay the Merger or (b) Parent fails to deliver its written request therefor sufficiently in advance of the Effective Time such that it is reasonably practicable for such merger, liquidation or dissolution to be effective prior to the Effective Time, taking into account any filing and/or approval requirements under applicable Law, reasonable preparation and documentation time and such other factors as the Company reasonably determines are relevant.

ARTICLE VII

Conditions

7.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval.  This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the articles of incorporation and by-laws of the Company.

(b) Regulatory Consents.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) Litigation.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

(d) Approvals.  The Parent Approvals referred to in clauses (C), (D) and (E) of Section 5.2(c)(i) shall have been obtained without the imposition of any conditions that, individually or in the aggregate, would be reasonably likely to constitute a Negative Regulatory Action.

7.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that, notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Sections 5.1(b), 5.1(c) and 5.1(j), which must be true and correct in all material respects and other than Section 5.1(f)(ii) hereof, which must be true and correct in all respects) are not so true and correct except to the extent that the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

7.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects (other than with respect to its obligations to make available or cause to be made available the Exchange Fund to the Paying Agent pursuant to the first sentence of Section 4.2(a), which shall be required to be performed in all respects), all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.

ARTICLE VIII

Termination

8.1.  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2.  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

(a) the Merger shall not have been consummated on or before January 23, 2009 (the “Termination Date”); provided, however, that if on such date the condition to Closing set forth in Section 7.1(b) or Section 7.1(d) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the Termination Date shall automatically be extended to April 23, 2009;

(b) the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Shareholders Meeting scheduled for the consideration of this Agreement or at any subsequent Shareholders Meeting held following the adjournment or postponement of such scheduled meeting; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a)); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has willfully or intentionally breached in any material respect its obligations under this Agreement in any manner that has proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3.  Termination by the Company.  This Agreement may be terminated by the Company and the Merger may be abandoned if:

(a) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Termination Date;

(b) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Board of Directors of the Company authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) the Company notifies Parent in writing that it intends to enter into such Alternative Acquisition Agreement, attaching the most current version of such Alternative Acquisition Agreement to such notice, (iii) Parent does not make, within five Business Days of receipt of such written notification (the “Termination Notice Period”) an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the shareholders of the Company as the Superior Proposal, and (iv) the Company, prior to such termination, pays to Parent the Termination Fee and the Parent Expenses in immediately available funds; it being understood that the Company agrees (x) that it will not enter into the Alternative Acquisition Agreement referred to in clause (i) above until at least the sixth Business Day after it has provided the notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the Alternative Acquisition

Agreement changes and (z) during the Termination Notice Period, to, and to cause its financial advisors and outside counsel to, negotiate with Parent in good faith should Parent propose to make such adjustments in the terms and conditions of this Agreement so that such Alternative Acquisition Agreement ceases to constitute (in the good faith judgment of the Board of Directors) a Superior Proposal; it being further understood that any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Termination Notice Period; or

(c) if the Board of Directors of the Company shall have made a Change in the Company Recommendation pursuant to Section 6.2(d) in connection with an Acquisition Proposal and the Company, prior to such termination, pays to Parent the Termination Fee in immediately available funds.

8.4.  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if:

(a) the Board of Directors of the Company shall have made a Change of Recommendation;

(b) the Company shall have failed to hold a Shareholders Meeting for the purpose of voting on the Merger at which a quorum is present and a vote is taken prior to the Termination Date;

(c) the Board of Directors of the Company shall have, if a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed by a Third Party, failed to recommend unequivocally that the Company’s shareholders reject such tender offer or exchange offer prior to the earlier of (i) the date of the Shareholders Meeting (if it is reasonably practicable to make such recommendation prior to the Shareholders Meeting, taking into account the amount of time between the disclosure of such offer and the Shareholders Meeting and the Company’s ability to adjourn the Shareholders Meeting to facilitate such recommendation) and (ii) eleven Business Days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act; or

(d) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Termination Date.

8.5.  Effect of Termination and Abandonment.

(a) Except as provided in paragraph (b) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) If this Agreement is terminated pursuant to any of the following provisions, the Company shall pay to Parent a fee equal to $141,000,000 (the “Termination Fee”):

(i) Section 8.3(b); or

(ii) Section 8.3(c); or

(iii) Section 8.4(a); or

(iv) (Subject to the provisions of the second sentence of Section 8.5(c)), Section 8.4(b); or

(v) Section 8.4(c); or

(vi) (Subject to the provisions of the second sentence of Section 8.5(c)), Section 8.2(a) if (A) after the date of this Agreement, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) publicly makes or publicly announces an intention to make (whether or not conditional) an Acquisition Proposal and such

Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least ten (10) days prior to the Outside Date, (B) this Agreement is terminated thereafter by either Parent or the Company pursuant to Section 8.2(a) and (C) neither Parent nor Merger Sub has willfully or intentionally breached in any material respect its obligations under this Agreement in any manner that has proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger; or

(vii) (Subject to the provisions of the second sentence of Section 8.5(c)), Section 8.2(b) if (A) after the date of this Agreement, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) publicly makes or publicly announces an intention to make (whether or not conditional) an Acquisition Proposal prior to the Company obtaining the Company Shareholder Approval and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least five (5) Business Days prior to the vote of the Company’s shareholders with respect to the Merger, and (B) this Agreement is terminated thereafter by either Parent or the Company pursuant to Section 8.2(b); or

(viii) (Subject to the provisions of the second sentence of Section 8.5(c)), Section 8.4(d) if (A) after the date of this Agreement, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) publicly makes or publicly announces an intention to make (whether or not conditional) an Acquisition Proposal and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least ten (10) days prior to the date when the relevant breach commenced or the relevant representation and warranty shall have become untrue, and (B) this Agreement is terminated thereafter by Parent pursuant to Section 8.4(d).

(c) If the Company is required to pay Parent a Termination Fee, such Termination Fee shall be payable not later than two Business Days after termination of this Agreement (except with respect to Section 8.3(b) or 8.3(c), which shall be paid as set forth in Section 8.3(b) or 8.3(c)), in each case by wire transfer of immediately available funds to an account designated by Parent. Notwithstanding the foregoing, the Termination Fee shall not be payable to Parent pursuant to Sections 8.5(b)(iv), 8.5(b)(vi), 8.5(b)(vii) or 8.5(b)(viii) unless and until within 12 months of such termination the Company or any of its Subsidiaries shall have entered into a binding Alternative Acquisition Agreement pursuant to which the Company or any of its Subsidiaries has agreed to undertake, solicit shareholder approval for or engage in, or shall have consummated, or shall have approved or recommended to the Company’s shareholders or otherwise not opposed, a transaction of the type referred to in the definition of “Acquisition Proposal” (substituting “50%” for “20%” in the definition of “Acquisition Proposal”); provided that for purposes of this Section 8.5, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated, or shall have approved or recommended to the Company’s shareholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates. If this Agreement is terminated under any circumstances in connection with which the Company is required to pay a Termination Fee the Company shall reimburse Parent and Merger Sub for all of their reasonable and documented out-of-pocket Expenses relating to the proposed Merger, up to a maximum amount of $15,000,000 (the “Parent Expenses”), contemporaneously with the payment of the Termination Fee if Parent has theretofore provided written notice requesting payment and, in the event Parent has not theretofore provided such written notice, within three Business Days of receipt of written notice from Parent requesting payment thereof.

(d) The parties each agree that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due under this Section 8.5 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, together with the costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.5, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

9.1.  Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, and Sections 6.10 (Expenses), 6.11 (Director and Officer Liability), together with all other agreements contained in this Agreement or in any document delivered pursuant to this Agreement which by their terms apply or are to be performed in whole or in part after the Effective Time, shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. Neither any other covenants and agreements in this Agreement, nor any representation or warranty contained in this Agreement shall survive the Effective Time or the termination of this Agreement.

9.2.  Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3.  Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4.  Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND WHOLLY TO BE PERFORMED IN THE COMMONWEALTH OF PENNSYLVANIA. EXCEPT AS SET OUT BELOW IN THIS PARAGRAPH, EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE COMMERCE PROGRAM OF THE COURT OF COMMON PLEAS OF PHILADELPHIA COUNTY, PENNSYLVANIA (OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, IN THE U.S. DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA) (THE “PENNSYLVANIA COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE PENNSYLVANIA COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY PENNSYLVANIA COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE ON THE COMPANY BY U.S. REGISTERED MAIL TO THE COMPANY’S ADDRESS SET FORTH IN SECTION 9.6 OR OTHER MEANS PERMITTED BY LAW. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE ON PARENT OR MERGER SUB BY U.S. REGISTERED MAIL TO THE FOLLOWING ADDRESS:

Tokio Marine Americas Corporation
230 Park Avenue
New York, New York 10160
U.S.A.

OR OTHER MEANS PERMITTED BY LAW. SERVICE MADE PURSUANT TO THE IMMEDIATELY PRECEDING SENTENCES SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE COMMONWEALTH OF PENNSYLVANIA. IN THE EVENT ANY PARTY HERETO FAILS TO NOTIFY ANY OTHER PARTY HERETO OF ITS AGENT FOR SERVICE OF PROCESS IN THE COMMONWEALTH OF PENNSYLVANIA, NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY HERETO IN ANY OTHER JURISDICTION TO ENFORCE JUDGMENTS OBTAINED IN ANY ACTION, SUIT OR PROCEEDING BROUGHT PURSUANT TO THIS SECTION 9.5.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Commerce Program of the Court of Common Pleas of Philadelphia County, Pennsylvania (or, if such court does not have subject matter jurisdiction over such matter, in the U.S. District Court for the Eastern District of Pennsylvania), this being in addition to any other remedy to which such party is entitled at law or in equity; provided, however, that after any termination of this Agreement, the provisions of this Section 9.5(c) shall survive only with respect to those provisions of this Agreement which survive the termination of this Agreement pursuant to the provisions of the second sentence of Section 9.1.

9.6.  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing in the English language and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

Tokio Marine Holdings, Inc.
Tokio Kaijo Nichido Building Shinkan
1-2-1 Marunouchi, Chiyoda-Ku
Tokyo 100-0005 Japan

Attention:	Kichiichiro Yamamoto Group Leader, Strategic Planning Group
fax: +81 3 3285 0270

with a copy to

Sullivan & Cromwell LLP
125 Broad Street, New York, NY 10004
Attention: Robert G. DeLaMater
fax: +1 (212) 558-3588

If to the Company:

Philadelphia Consolidated Holding Corp.
One Bala Plaza, Suite 100
Bala Cynwyd, PA 19004
Attention: Chief Executive Officer
fax: +1 (610) 617-7600

with a copy to

WolfBlock LLP
1650 Arch Street, 22nd Floor
Philadelphia, PA 19103-2097
Attention: Michael M. Sherman
fax: +1 (215) 405-3836

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email receipt of such notice, request, instruction or other document is confirmed by telephone); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

9.7.  Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated April 7, 2008, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8.  No Third Party Beneficiaries.  Except for the directors and officers referred to in Section 6.11 with respect to the covenants in their favor referred to therein, the Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. Notwithstanding the foregoing, the Company shall have the right to recover, solely through an action brought by the Company, damages from Parent in the event of a willful or intentional breach of this Agreement by Parent, in which event the damages recoverable by the Company for itself and on behalf of the Company’s shareholders and the holders of the Stock Awards shall be determined by reference to the total amount that would have been recoverable by such shareholders and holders if all such shareholders and holders brought an action against Parent and were recognized as third party beneficiaries hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9.  Obligations of Parent and of the Company.  Whenever this Agreement requires the Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.  Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Person that has the primary legal liability for such Taxes.

9.11.  Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.13.  Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party to this Agreement has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14.  Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary which is a Pennsylvania corporation to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

9.15.  Dates and Dollar Amounts.  All references to dates in this Agreement shall be deemed to be references to dates in the United States, and all references to “$” or “dollars” shall be references to United States dollars.

[Signatures appear on following pages]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PHILADELPHIA CONSOLIDATED
HOLDING CORP.

By:	/s/ James J. Maguire, Jr.
Name:    James J. Maguire, Jr.

Title:	President

TOKIO MARINE HOLDINGS, INC.

By:	/s/ Shuzo Sumi
Name:    Shuzo Sumi

Title:	President

Acceded to as of August 12, 2008

TOKIO MARINE INVESTMENT (PENNSYLVANIA) INC.

By:	/s/ Hayato Isogai
             Name:   Hayato Isogai

Title:	President

[Signature Page to Merger Agreement]

ANNEX A

DEFINED TERMS

Terms	Section

Acquisition Proposal	6.2(b)
Agent	5.1(r)(i)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(i)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
business day	1.2
By-Laws	2.2
Certificate	4.1(a)
Change in Company Recommendation	6.2(c)(i)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Company	Preamble
Company Actuarial Analyses	5.1(r)(ii)
Company Approvals	5.1(d)(i)
Company Disclosure Letter	5.1
Company Insurance Subsidiaries	5.1(a)
Company Labor Agreements	5.1(o)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company SAP Statements	5.1(e)(iv)
Company Subsidiary	5.1(a)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Copyrights	5.1(p)(iv)
Costs	6.11(a)
Current Policy	6.11(b)
D&O Insurance	6.11(b)
Dormant Subsidiary	6.16
Effective Time	1.3
EGTRRA	5.1(h)(ii)
Employees	5.1(h)(i)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
ERISA Plan	5.1(h)(ii)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)

Terms	Section

Excluded Share	4.1(a)
Excluded Shares	4.1(a)
GAAP	5.1(a)(D)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(d)(i)9.7
Indemnified Parties	6.11(a)
Insurance Amount	6.11(b)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)(iv)
Interim SAP Statements	5.1(e)(iv)
IRS	5.1(h)(ii)
JFSA	5.2(c)(i)
Laws	5.1(i)
Leased Real Property	5.1(k)(ii)
Licenses	5.1(i)
Lien	5.1(b)(i)
Material Adverse Effect	5.1(a)
Material Contracts	5.1(j)(i)
Merger	1.1
Merger Consideration	4.1(a)
Merger Sub	6.14
Merrill Lynch	5.1(c)(ii)
Multiemployer Plan	5.1(h)(i)
Negative Regulatory Action	6.5(e)
Notice Period	6.2(d)
Option	4.3(a)
Order	7.1(c)
Other Company Awards	4.3(f)
Owned Intellectual Property	5.1(p)(i)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Expenses	8.5(c)
Paying Agent	4.2(a)
PBCL	Preamble
Pennsylvania Articles of Merger	1.3
Pennsylvania Courts	9.5(a)
Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1(a)
Performance Award	4.3(c)
Person	4.2(d)
PIC	6.15
PIIC	6.15
Proxy Statement	6.3

Terms	Section

Reinsurance Agreements	5.1(s)
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
Requisite Parent Vote	5.2(b)
Restricted Contract	5.1(j)(i)
Restricted Shares	4.3(d)
SAP	5.1(e)(iv)
SAR	4.3(b)
Share	4.1(a)
Shareholders Meeting	6.4
Shares	4.2(a)4.1(a)
Significant Subsidiary	5.1(a)
Specified Borrowings	6.1(a)(v)
Stock Awards	4.1(a)4.2(a)
Stock Purchase Plan Awards	4.3(e)
Subsidiary	5.1(a)
Superior Proposal	6.1(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Taxes	5.1(m)
Termination Date	8.2(a)
Termination Fee	8.5(b)
Termination Notice Period	8.3(b)
Third Party	6.2(b)
Trade Secrets	5.1(p)(iv)
Trademarks	5.1(p)(iv)
Voting Agreements	5.1(l)

Appendix B

July 22, 2008

Board of Directors
Philadelphia Consolidated Holding Corp.
One Bala Plaza, Suite 100
Bala Cynwyd, Pennsylvania 19004

Members of the Board of Directors:

Philadelphia Consolidated Holding Corp. (the “Company”), Tokio Marine Holdings, Inc. (the “Parent”) and a wholly owned subsidiary of the Parent (the “Merger Sub”), to be formed promptly after entering into the Agreement (as defined below), but no later than twenty (20) calendar days thereof, propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub would be merged with and into the Company in a merger (the “Merger”) in which each share of Common Stock, no par value per share, of the Company (the “Company Shares”), other than Company Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Company Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties would be converted into the right to receive $61.50 per share in cash (the “Merger Consideration”).

You have asked us whether, in our opinion, the Merger Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to such holders.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

4 World Financial Center FL 25
New York, NY 10080

(5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

(8) Reviewed a draft dated July 19, 2008 of the Agreement; and

(9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. We are not experts in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses and we have not made an independent evaluation of the adequacy of the reserves of the Company. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the losses and loss adjustment expense reserves of the Company, including any asbestos related reserves and outstanding claim obligations of the Company. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we or our affiliates may actively trade the Company Shares and other securities of the Company, as well as securities of the Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares. In rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the Transaction, or any class of such persons,

2

relative to the Merger Consideration. Our opinion has been authorized for issuance by the U.S. Fairness Opinion (and Valuation Letter) Committee of Merrill Lynch.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith, Inc.

  MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

3

□

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
PHILADELPHIA CONSOLIDATED HOLDING CORP.
The undersigned shareholder hereby appoints James J. Maguire, Jr. and Craig P. Keller, or either one of them, the proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Philadelphia Consolidated Holding Corp. (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of the Company to be held on [▪] at [▪] and at any and all adjournments thereof, with all the powers the undersigned would possess if the undersigned were present.
The undersigned shareholder instructs the proxies to vote as specified on this proxy on the matters described in the Company’s Proxy Statement dated [▪]. Proxies will be voted as instructed.
If no choice is specified, this proxy will be voted for the adoption of the Agreement and Plan of Merger, dated as of July 22, 2008, among the Company, Tokio Marine Holdings, Inc. and Tokio Marine Investment (Pennsylvania) Inc.; and for the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the Agreement and Plan of Merger.
By execution of this proxy, the undersigned shareholder confers upon the above-appointed proxies the discretionary authority to vote upon any other matters which may properly come before the meeting.
The undersigned acknowledges receipt of the Proxy Statement and Notice of said meeting, both dated [▪].
(Continued and to be signed on the reverse side.)

14475

SPECIAL MEETING OF SHAREHOLDERS OF
PHILADELPHIA CONSOLIDATED HOLDING CORP.
[ ▪ ], 2008
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â
■   00030300000000000000   8

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
	1.	Adoption of the Agreement and Plan of Merger, dated as of July 22, 2008, among the Company, Tokio Marine Holdings, Inc. and Tokio Marine Investment (Pennsylvania) Inc.	☐	☐	☐

2.
Approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the Agreement and Plan of Merger.

			☐	☐	☐

THE UNDERSIGNED HEREBY ACKNOWLEDGES THAT THIS PROXY SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE SHAREHOLDER’S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.

INSTRUCTION:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■
■

SPECIAL MEETING OF SHAREHOLDERS OF
PHILADELPHIA CONSOLIDATED HOLDING CORP.
[ ▪ ], 2008

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê
■   00030300000000000000   8

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
	1.	Adoption of the Agreement and Plan of Merger, dated as of July 22, 2008, among the Company, Tokio Marine Holdings, Inc. and Tokio Marine Investment (Pennsylvania) Inc.	☐	☐	☐

2.
Approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes present, in person or by proxy, at the time of the special meeting to adopt the Agreement and Plan of Merger.
			☐	☐	☐

THE UNDERSIGNED HEREBY ACKNOWLEDGES THAT THIS PROXY SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE SHAREHOLDER’S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.

INSTRUCTION:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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